  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996.
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  -----------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  -----------
                      NATIONWIDE FINANCIAL SERVICES, INC.
            (Exact name of Registrant as specified in its charter)


         DELAWARE                               6719                    31-1486870
(State or other jurisdiction of       (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)        Classification Code Number)    Identification No.)

                             ONE NATIONWIDE PLAZA
                             COLUMBUS, OHIO 43215
                                (614) 249-7111
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                                  -----------
                                W. SIDNEY DRUEN
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      NATIONWIDE FINANCIAL SERVICES, INC.
                             ONE NATIONWIDE PLAZA
                             COLUMBUS, OHIO 43215
                                (614) 249-7640
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                  -----------
                                  COPIES TO:
    ALEXANDER M. DYE/MICHAEL GROLL                  JEFF LIEBMANN
LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.            JONATHAN FREEDMAN
         125 WEST 55TH STREET                     DEWEY BALLANTINE
     NEW YORK, NEW YORK 10019-5389           1301 AVENUE OF THE AMERICAS
                                            NEW YORK, NEW YORK 10019-6092
                                  -----------
  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                 PROPOSED
          TITLE OF EACH CLASS OF            MAXIMUM AGGREGATE     AMOUNT OF
        SECURITIES TO BE REGISTERED         OFFERING PRICE (1) REGISTRATION FEE
-------------------------------------------------------------------------------
Senior Notes...............................    $300,000,000       $90,909.09

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(1)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                                  -----------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996

                                  $300,000,000
                      Nationwide Financial Services, Inc.
                            % Senior Notes Due 2027
[LOGO]


Interest Payable            and                             Due           , 2027
                                   --------
The      % Senior Notes  due 2027 (the "Notes") will be  redeemable in whole or in part, at the option  of Nationwide Financial Services, Inc. (the "Company"),
 at any  time  on  or after          ,  2007  and before         ,  2008  at a
 redemption price  equal to       % of the  principal amount thereof  plus any
  accrued and unpaid interest, if any, to the redemption date, and thereafter at the declining redemption prices set forth herein plus, in each case, accrued and unpaid interest, if any, to the redemption date. The Notes will not be subject to any sinking fund. The Indenture (as defined herein) pursuant to which the Notes will be issued does not contain any provisions which will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. Further, the Indenture does not preclude the Company's
      subsidiaries  from  issuing   secured  or  unsecured   indebtedness.
      Therefore, indebtedness issued by the Company's subsidiaries may be paid ahead of the Notes in the event of insolvency of the Company or its subsidiaries. See "Description of Notes."

    The  Notes will be  represented by  one or  more Global Securities  (as defined herein) registered in the  name of the nominee of The
             Depository Trust Company  ("DTC"). Except as provided
                  herein, Notes  in definitive form  will not
                       be  issued.  See "Description  of
                           Notes."

Prior to  the public offering of  the Notes (the "Note  Offering"), the Company expects to consummate the sale of shares of its Class A Common Stock, no par value ("Class A Common Stock"), in concurrent underwritten initial public offerings (the "Equity Offerings"). Concurrently with the Note Offering, Nationwide Financial Services Capital Trust, an affiliate of the Company
   (the "NFS Trust"), expects  to consummate the  public offering of  Capital
   Securities  (the  "Capital  Securities") with  an  aggregate  liquidation amount of $100 million (the "Capital Securities Offering"). The Equity Offerings and the Capital Securities Offering are being made pursuant
     to  separate  prospectuses.  See  "The  Equity  Offerings,  the   Note
     Offering and the Capital Securities Offering."

    Application is being made for listing of the Notes on the New York Stock
                             Exchange (the "NYSE").
                                   --------
  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
     WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" ON PAGE 12 HEREIN.
                                   --------
 THESE SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE  ACCURACY OR  AD-  EQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY IS A CRIMINAL
           OFFENSE.

                                                     Underwriting
                                             Price   Discounts and  Proceeds to
                                           to Public  Commissions  Company(1)(2)
                                           --------- ------------- -------------
Per Note..................................       %           %             %
Total.....................................   $           $             $

(1) Plus accrued interest, if any, from   , 1997.
(2) Before deduction of expenses payable by the Company estimated at $   .
                                   --------
  The Notes are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Notes, in book-entry form, will be made through the facilities of DTC on or
about      , 1997, against payment in immediately available funds.

Credit Suisse First Boston                                  Morgan Stanley & Co.
                                       Incorporated
                              Merrill Lynch & Co.
                  The date of this Prospectus is      , 1997.

  IN CONNECTION WITH THE NOTE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                               ----------------

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, for the registration of the Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Notes offered hereby, reference is made to the Registration Statement, including exhibits thereto and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  As a result of the Equity Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company intends to furnish the holders of the Notes with annual reports containing, among other information, audited consolidated financial statements reported upon by an independent public accounting firm and quarterly reports for each of the first three quarters of each fiscal year containing unaudited condensed consolidated financial information. The Company also intends to furnish such other reports as it may determine or as may be required by law.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this Prospectus. The Company was formed in November 1996 as a holding company for Nationwide Life Insurance Company and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. The information contained in this Prospectus gives effect to the acquisition of Nationwide Life and such other companies by the Company and the other transactions described under "Recent History." Except as otherwise indicated, consolidated financial statements and statistical data presented in this Prospectus for the Company (including all data set forth in the "Actual" column of any table contained herein) consist of the consolidated financial statements of Nationwide Life and such other companies and give effect to the transactions described under "Recent History," other than the Special Cash Dividends (as defined herein). Except as otherwise indicated, all financial data and ratios presented herein have been prepared using generally accepted accounting principles ("GAAP"). See "Glossary of Selected Insurance Terms" for the definitions of certain insurance terms used herein.

  As used in this Prospectus, the "Company" means Nationwide Financial Services, Inc. and, unless the context otherwise requires, its subsidiaries; "Nationwide Life" means Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company; "Nationwide Corp." means Nationwide Corporation; "Nationwide Mutual" means Nationwide Mutual Insurance Company; and "Nationwide Insurance Enterprise" means Nationwide Mutual and its subsidiaries and affiliates. Nationwide(R) is a registered service mark of Nationwide Mutual, and The Best of America(R) is a registered service mark of Nationwide Life.

                                  THE COMPANY

OVERVIEW

  The Company is a leading provider of long-term savings and retirement products to retail and institutional customers throughout the United States. The Company offers variable annuities, fixed annuities and life insurance as well as mutual funds and pension products and administrative services. By developing and offering a wide variety of products, the Company believes that it has positioned itself to compete effectively in various stock market and interest rate environments. The Company markets its products through a broad spectrum of wholesale and retail distribution channels, including financial planners, pension plan administrators, securities firms, banks and Nationwide Insurance Enterprise insurance agents.

  The Company is one of the leaders in the development and sale of variable annuities. For the first nine months of 1996, the Company was the third largest U.S. writer of individual variable annuity contracts based on sales, according to The Variable Annuity Research & Data Service ("VARDS"). Its principal variable annuity series, The Best of America, allows the customer to choose from 36 investment options, including mutual funds managed by such well-known firms as Dreyfus, Fidelity, Janus, Neuberger & Berman, Oppenheimer, T. Rowe Price, Templeton, Twentieth Century, Vanguard and Warburg Pincus, as well as mutual funds managed by the Company.

  The Company is a member of the Nationwide Insurance Enterprise, which is known nationally as a writer of automobile and homeowners' insurance throughout the United States. The property/casualty insurers within the Nationwide Insurance Enterprise are the fifth largest property/casualty insurance group in the United States based on 1995 net premiums written, according to A.M. Best Company, Inc. ("A.M. Best").

  In the mid-1970s, to capitalize on anticipated opportunities in the growing market for long-term savings and retirement products, the Company embarked on a specific strategy of broadening its distribution channels and product offerings beyond selling traditional life insurance to the automobile and homeowner customers of the Nationwide Insurance Enterprise. Over a 20-year period, the Company added financial planners, pension plan administrators, securities firms and banks as new distribution channels. Such distribution channels in the aggregate accounted for approximately 93.4% of the Company's sales in 1995. Currently, the Company administers approximately 15,000 pension plans and has distribution arrangements with 125 banks and other financial institutions, over 1,000 broker/dealers and over 30,000 registered representatives. The Company has payroll deduction variable annuity enrollee customers in approximately 6,000 state and local government entities and 1,800 school districts, which have been obtained principally through sponsorship relationships with the National Association of Counties and The United States Conference of Mayors and an exclusive contractual arrangement with The National Education Association of the United States.

  The Company's long-term investment in developing the distribution channels necessary to reach its target customers and the products required to meet their demands has resulted in substantial growth. From 1991 to 1995, the Company's assets grew from $16.8 billion to $37.8 billion, a compound annual growth rate of 22.5%. During the same period, the Company's net operating income grew from $82.0 million to $184.8 million, a compound annual growth rate of 22.5%. The Company's sales of variable annuities grew from $984.0 million in 1991 to $4.40 billion in 1995, a compound annual growth rate of 45.4%. The Company's separate account assets, which are generated by the sale of variable annuities and variable universal life insurance, grew from 27.5% of total assets at December 31, 1991 to 49.3% of total assets at December 31, 1995. During this period of substantial growth, the Company controlled its operating expenses by taking advantage of economies of scale and by increasing productivity through investments in technology. From 1991 to 1995, the Company's total assets increased by 124.9% while operating expenses increased by only 89.5%. As a result, its ratio of operating expenses to total assets fell from 1.00% in 1991 to 0.84% in 1995.

  The Company believes that demographic trends and shifts in attitudes toward retirement savings will continue to support increased consumer demand for its products. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 64 will grow from 55.7 million in 1996 to 71.1 million in 2005, making this "preretirement" age group the fastest growing segment of the U.S. population. The Company believes that Americans increasingly are supplementing traditional sources of retirement income, such as employer-provided defined benefit plans and Social Security, with self-directed investments. Reflecting this shift, industry sales of individual variable annuity products grew from $17.3 billion in 1991 to $51.5 billion in 1995, a compound annual growth rate of 31.4%, according to VARDS. During the same period, industry individual variable annuity assets grew from $176 billion to $401 billion, a compound annual growth rate of 22.9%, according to VARDS.

  The Company has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. The Variable Annuities segment, which accounted for $67.8 million (or 27.3%) of the Company's operating income before income taxes for the first nine months of 1996, consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company, with investment returns accumulating on a tax-deferred basis. The Fixed Annuities segment, which accounted for $103.8 million (or 41.7%) of the Company's operating income before income taxes for the first nine months of 1996, consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. The Fixed Annuities segment also includes the fixed option under the Company's variable annuity contracts, which accounted for 69.0% of the Company's fixed annuity policy reserves as of December 31, 1995. The Life Insurance segment, which accounted for $46.2 million (or 18.6%) of the Company's operating income before income taxes for the first nine months of 1996, consists of insurance products, including variable life insurance, that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.

BUSINESS STRATEGIES

  The Company's objective is to continue its record of profitable growth by following the strategies set forth below:

  Enhance the Company's Leading Position in the Market for Variable
Annuities. The Company believes that the variable annuity business is attractive because it generates fee income and requires significantly less capital support than fixed annuities and life insurance. The Company also believes variable annuities will continue to experience high rates of industry sales growth and that the Company possesses distinct competitive advantages that will allow it to continue to benefit from this anticipated growth. Some of the Company's most important advantages include its innovative product offerings and strong relationships with independent, well-known fund managers. For example, the Company's The Best of America IV and The Best of America-- America's Vision individual variable annuity contracts allow the customer to choose from 36 investment options, including mutual funds managed by a variety of well-known fund managers and the Company. In the aggregate, the Company's group variable annuity products offer over 100 underlying investment options. The Company works closely with its investment managers and product distributors to adapt the Company's products and services to changes in the retail and institutional marketplace.

  Capture a Growing Share of Sales in all Distribution Channels. The Company's broad distribution system permits it to offer its products across a wide range of markets and customers. The Company continually seeks to gain a larger share of each of its distributor's sales by offering products that are attractive to its distributors from both a financial perspective and in helping the distributor build relationships with its customers. In addition to providing new products to its distributors, the Company seeks to increase sales in each of its existing distribution channels by cross-selling those products not currently offered through such channel. The Company also seeks to add new distributors to its existing channels and regularly evaluates possible new distribution channels.

  Maintain a Diverse Product Portfolio. The Company offers a diverse mix of annuity, mutual fund and life insurance products which it believes enables it to grow profitably in a variety of stock market and interest rate environments to a greater extent than a company that relies more heavily on a single product segment. The Company emphasizes the sale and development of variable annuities, which tend to experience higher sales growth when interest rates are falling, and fixed annuities, which tend to experience higher sales growth when interest rates are rising. The Company also sells traditional life insurance products which it believes provide it with a stable source of revenues throughout changing market conditions.

  Emphasize Payroll Deduction and Tax-Qualified and Group Annuities. To further enable it to grow profitably in a variety of stock market and interest rate environments, the Company concentrates on the sale of annuities through payroll deductions and the sale of tax-qualified and group annuities. Annuities sold through payroll deductions are somewhat insulated from charges in market conditions because of the recurring nature of their deposits. In 1995, 48.5% of the Company's total annuity statutory premiums and deposits were attributable to payroll deductions. Group annuities and tax-qualified annuities are also somewhat insulated from changes in market conditions because they usually are provided through employers as a voluntary retirement benefit with a limited number of competing investment options. In addition, tax-qualified annuities subject the customer to a tax penalty for early withdrawal. Tax-qualified annuities accounted for 71.9% and group annuities accounted for 44.1% of the Company's total annuity statutory premiums and deposits in 1995.

  Build on the Company's Brand Strength. The Company believes that the brand names it uses in connection with its products, such as Nationwide and The Best of America, are well-known and have a strong reputation in the financial services market. The Company intends to extend its brand names across markets, applying The Best of America name across many of its wholesale and retail distribution channels. The Company believes that, as the numbers of products and competitors in its markets grow, consumers, distributors, retirement plan sponsors and other decision makers in the market for long-term savings products will continue to emphasize nationally known brand names.

  Continue Commitment to Technological Excellence. The Company has made and is committed to continue making significant investments in information systems to enable it to offer innovative products, to more effectively cross-sell products across distribution channels and to offer high quality service. The information systems that the Company has developed for its variable products are costly to replicate. The Company believes that these systems provide it with a significant competitive advantage and impose a barrier to entry for new competitors.

PRINCIPAL STOCKHOLDER

  Following the Equity Offerings, Nationwide Corp. will be the controlling stockholder of the Company. Upon completion of the Equity Offerings, Nationwide Corp. will own all of the outstanding shares of the Class B Common Stock, no par value, of the Company ("Class B Common Stock" and, together with Class A
Common Stock, the "Common Stock"), representing   % of the combined voting
power of the capital stock of the Company ( % if the Underwriters' over-allotment option is exercised in full). Nationwide Corp. is a member of the Nationwide Insurance Enterprise, a diversified insurance and financial services organization with over 100 insurance and non-insurance subsidiaries and affiliates, offering a wide range of insurance and investment products and services. Member insurance companies of the Nationwide Insurance Enterprise include Nationwide Mutual, the controlling company of the Nationwide Insurance Enterprise, and Nationwide Mutual Fire Insurance Company ("Nationwide Mutual Fire"). The Nationwide Insurance Enterprise had $64.7 billion in total statutory assets as of September 30, 1996. See "Risk Factors--Control by and Relationship with the Nationwide Insurance Enterprise; Conflicts of Interest" and "Certain Relationships and Related Transactions."

THE EQUITY OFFERINGS, THE NOTE OFFERING AND THE CAPITAL SECURITIES OFFERING

  Prior to the Note Offering, the Company expects to consummate the Equity Offerings, and, concurrently with the Note Offering, the NFS Trust expects to consummate the Capital Securities Offering. The consummation of the Note Offering is not conditioned on the completion of the Capital Securities Offering. There can be no assurance that the Capital Securities Offering will be consummated. See "Use of Proceeds" and "The Equity Offerings, the Note Offering and the Capital Securities Offering." The Equity Offerings and the Capital Securities Offering are being made pursuant to separate prospectuses.

                                ----------------

  The Company's executive offices are located at One Nationwide Plaza, Columbus, Ohio 43215, and its telephone number is (614) 249-7111.

                               THE NOTE OFFERING

  Issue................................. $300 million aggregate principal
                                         amount of   % Senior Notes due 2027.
  Maturity Date.........................          , 2027.
  Interest Payment Dates................ Interest on the Notes will be payable
                                         in cash semi-annually on          and
                                                   of each year commencing
                                                , 1997.
  Optional Redemption................... The Notes will not be redeemable at the option of the Company at any time
                                         prior to        , 2007. Thereafter,
                                         the Notes may be redeemed in whole or
                                         in part, at the option of the
                                         Company, at the declining redemption
                                         prices set forth herein plus, in each
                                         case, accrued and unpaid interest, if
                                         any, to the redemption date. See
                                         "Description of Notes--Optional
                                         Redemption."
  Sinking Fund.......................... The Notes will not be subject to any sinking fund.
  Ranking............................... The Notes will be senior unsecured obligations of the Company ranking
                                         pari passu with all other unsecured
                                         and unsubordinated obligations of the
                                         Company. The Notes will be senior to
                                         all future unsecured subordinated
                                         obligations of the Company, if any.
                                         The Indenture does not preclude the
                                         Company or the Company's subsidiaries
                                         from issuing secured or unsecured
                                         indebtedness. Therefore, indebtedness
                                         issued by the Company's subsidiaries
                                         may be paid ahead of the Notes in the
                                         event of insolvency of the Company or
                                         its subsidiaries.
  Listing............................... Application is being made for listing the Notes on the NYSE.
  Use of Proceeds....................... The Company will contribute the $
                                         million estimated net proceeds from
                                         the Note Offerings to the capital of
                                         Nationwide Life. Of the $    million
                                         estimated net proceeds from the
                                         Equity Offerings, the Company will
                                         contribute $    million to the
                                         capital of National Life and retain
                                         the balance for general corporate
                                         purposes. All of the net proceeds
                                         from the Capital Securities Offering
                                         will be contributed by the Company to
                                         the capital of Nationwide Life. See
                                         "Use of Proceeds" and "The Equity
                                         Offerings, the Note Offering and the
                                         Capital Securities Offering."


                                  RISK FACTORS

  Potential purchasers of the Notes offered hereby should carefully consider the risk factors set forth herein under "Risk Factors" commencing on page 12, as well as other information contained in this Prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following table sets forth certain summary consolidated financial data for the Company. The consolidated income statement data set forth below for the years ended December 31, 1992 through 1995 and the consolidated balance sheet data as of December 31, 1992 through 1995 are derived from the consolidated financial statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated income statement data for the nine months ended September 30, 1996 and 1995, and for the year ended December 31, 1991, and the consolidated balance sheet data as of September 30, 1996 and 1995, and as of December 31, 1991, are derived from the unaudited consolidated financial statements of the Company. The Company believes that such unaudited financial data fairly reflect the consolidated results of operations and the consolidated financial condition of the Company for such periods. Segment and Other Data appearing below are unaudited. The summary consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of the Company and notes thereto and the other financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.

                           AS OF OR FOR THE
                           NINE MONTHS ENDED
                             SEPTEMBER 30,          AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                          --------------------  -----------------------------------------------------
                            1996       1995       1995       1994       1993       1992       1991
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
Total revenues..........  $ 1,500.9  $ 1,364.3  $ 1,837.0  $ 1,634.1  $ 1,639.3  $ 1,405.6  $ 1,238.5
Total benefits and
 expenses...............    1,248.0    1,142.2    1,555.9    1,393.7    1,363.5    1,289.2    1,130.4
Income before income
 taxes and cumulative
 effect of accounting
 changes................      252.9      222.1      281.2      240.4      275.8      116.4      108.1
Provision for income
 taxes..................       88.7       77.1       96.3       82.5       96.7       32.1       38.2
Cumulative effect of
 accounting changes.....        --         --         --         --        (0.1)       --         --
Net income..............      164.2      145.0      184.9      157.9      179.0       84.3       69.9
CONSOLIDATED BALANCE
 SHEET DATA:
General account assets..  $19,689.2  $18,439.3  $19,163.1  $16,567.8  $15,286.9  $14,320.1  $12,173.3
Separate account
 assets.................   24,673.5   17,039.4   18,591.1   12,087.1    9,006.4    6,081.4    4,615.0
Total assets............   44,362.7   35,478.7   37,754.2   28,654.9   24,293.3   20,401.5   16,788.3
Long-term debt..........        --         --         --         --         --         --         --
Total liabilities.......   42,288.1   33,590.5   35,644.1   27,161.2   22,884.2   19,179.7   15,650.9
Shareholders'
 equity(1)..............    2,074.6    1,888.2    2,110.1    1,493.7    1,409.1    1,221.8    1,137.4
Book value per
 share(2)...............
Adjusted book value per
 share(2)(3)............
SEGMENT AND OTHER DATA:
Operating income (loss)
 before income taxes by
 segment(4):
 Variable Annuities.....  $    67.8  $    40.2  $    50.8  $    24.6  $    10.4  $    13.1  $     9.9
 Fixed Annuities........      103.8      105.6      137.0      139.0      105.9       95.3       72.9
 Life Insurance.........       46.2       50.9       67.6       53.0       49.7       46.1       49.0
 Corporate and
  Other(1)(5)...........       30.8       18.9       27.5       40.3        3.6      (18.7)      (5.3)
Policy reserves by
 segment:
 Variable Annuities(6)..   22,265.1   15,382.6   16,761.8   10,751.1    7,854.8    5,028.2    3,585.1
 Fixed Annuities(6).....   13,220.8   12,425.5   12,784.0   11,247.0   10,154.1    9,659.8    7,952.1
 Life Insurance.........    2,842.0    2,604.2    2,660.5    2,425.2    2,255.0    2,084.8    1,914.0
 Corporate and
  Other(5)..............    3,107.7    2,497.1    2,644.3    2,252.7    2,103.9    1,823.0    1,702.5
Statutory premiums,
 deposits and other
 considerations by
 product segment(7):
 Variable Annuities(8)..    4,959.7    3,011.2    4,399.3    3,821.1    2,414.2    1,561.8      984.0
 Fixed Annuities(8).....    1,134.9    1,385.7    1,864.2    1,308.6    1,300.9    1,637.8    1,922.4
 Life Insurance.........      296.2      253.2      352.4      320.8      279.4      264.7      264.5
 Corporate and
  Other(5)..............      388.2       90.2      182.1      148.5      205.3       91.7       87.0
Net operating
 income(4)..............      160.3      139.6      184.8      168.2      109.7       97.0       82.0
Net operating income per
 share(2)(4)............
Return on average
 shareholder's
 equity(3)(4)...........       11.4%      11.1%      10.9%      11.2%       8.7%       8.9%       9.0%
Ratio of earnings to
 fixed charges(9).......        N/A        N/A        N/A        N/A        N/A        N/A        N/A

--------
(1) The Company has received capital contributions and paid dividends over the periods presented as follows:

                                                                   FOR THE YEAR ENDED
                             FOR THE NINE MONTHS ENDED                DECEMBER 31,
                                   SEPTEMBER 30,         -------------------------------------------
                                 1996          1995       1995     1994     1993     1992     1991
                             ------------  ------------  -------  -------  -------  -------  -------
                                                   (DOLLARS IN MILLIONS)
    Capital contributions...       $  --         $  --    $  --   $ 200.0  $ 100.0  $  13.5  $ 206.0
    Dividends...............         (2.0)         (8.5)    (8.5)    (1.0)   (10.6)    (4.6)    (6.8)
                             ------------  ------------  -------  -------  -------  -------  -------
    Net contributions.......      $  (2.0)      $  (8.5) $  (8.5) $ 199.0  $  89.4  $   8.9  $ 199.2
                             ============  ============  =======  =======  =======  =======  =======

  The capital contributions and dividends and the related increases and decreases to net investment income are recorded in the Corporate and Other segment. In addition, on December 31, 1994, the Company transferred $155.0 million of invested assets from the Corporate and Other segment for the purchase of Employers Life Insurance Company of Wausau ("Employers Life"). The transfer of the $155.0 million is recorded as a direct charge to shareholder's equity as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The capital contributions, dividends and transfer of invested assets had a direct impact on the Company's shareholder's equity and the operating income (loss) before income taxes of the Corporate and Other segment.
(2) Based on        million shares outstanding.
(3) Adjusted to exclude net unrealized gains and losses recorded in shareholders' equity, including, where applicable, the effect of Statement of Financial Accounting Standards No. 115 ("SFAS 115").
(4) Excludes realized gains/(losses) and cumulative effect of accounting changes.
(5) The Corporate and Other segment includes net investment income on investments not allocated to the three product segments; all realized investment gains and losses; investment management fees, other revenues and operating expenses of Nationwide mutual funds other than the portion allocated to the Variable Annuities and Life Insurance segments; commissions and other income earned by the marketing and distribution subsidiaries of the Company; and revenues, benefits and expenses associated with group annuity contracts issued to Nationwide Insurance Enterprise employee and agent benefit plans.
(6) Policy reserves related to the fixed option under the Company's variable annuity contracts are included in Fixed Annuities. As of September 30, 1996 and 1995 and as of December 31, 1995, 1994 and 1993, such amounts were $9.33 billion, $8.45 billion, $8.83 billion, $7.27 billion and $6.19 billion, respectively.
(7) Statutory data have been derived from the Annual and Quarterly Statements of Nationwide Life, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
(8) Statutory premiums, deposits and other considerations related to the fixed option under the Company's variable annuity contracts are included in Fixed Annuities. For the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993, such amounts were $894.0 million, $1.14 billion, $1.57 billion, $1.05 billion and $993.8 million, respectively.
(9) For purposes of this computation, earnings consist of income before income taxes and cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest, excluding interest credited to policyholder account balances.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

  The summary pro forma consolidated financial data for the Company set forth below give effect to the Equity Offerings, the Special Cash Dividends, the Note Offering and the Capital Securities Offering as if they had been consummated at the beginning of the period indicated. The summary pro forma consolidated balance sheet data for the Company set forth below is presented (i) on an actual basis as of the date indicated, (ii) on a pro forma basis as if the Equity Offerings and the Special Cash Dividends had been consummated as of the date indicated, (iii) on a pro forma basis as if the Equity Offerings, the Special Cash Dividends and the Note Offering had been consummated as of the date indicated, (iv) on a pro forma basis as if the Equity Offerings, the Special Cash Dividends and the Capital Securities Offering had been consummated as of the date indicated and (v) on a pro forma basis as if the Equity Offerings, the Special Cash Dividends, the Note Offering and the Capital Securities Offering had been consummated as of the date indicated. See "Recent History." The summary pro forma financial data do not purport to reflect what the Company's financial position or results of operations would actually have been if the Equity Offerings, the Special Cash Dividends, the Note Offering and the Capital Securities Offering had in fact occurred on such dates nor should they be taken as indicative of the future results of operations of the Company. The pro forma consolidated financial data should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and the other financial information pertaining to the Company included elsewhere herein. See "Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              FOR THE YEAR
                          FOR THE NINE MONTHS ENDED               ENDED
                             SEPTEMBER 30, 1996             DECEMBER 31, 1995
                          ------------------------------  ----------------------
                                                                    PRO FORMA
                                           PRO FORMA              FOR THE EQUITY
                                         FOR THE EQUITY           OFFERINGS, THE
                                         OFFERINGS, THE            SPECIAL CASH
                                          SPECIAL CASH            DIVIDENDS, THE
                                         DIVIDENDS, THE           NOTE OFFERING
                                         NOTE OFFERING               AND THE
                                        AND THE CAPITAL              CAPITAL
                                           SECURITIES               SECURITIES
                           ACTUAL           OFFERING      ACTUAL     OFFERING
                          ------------  ----------------  ------  --------------
                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED OPERATING
 DATA:
Net income..............  $      164.2      $      145.5  $184.9      $160.0
Net operating in-
 come(1)(2).............         160.3             141.6   184.8       159.9
Net operating income per
 share(1)(2)(3).........
Return on average share-
 holders' equity(2)(4)..          11.4%             13.6%   10.9%       13.2%
Ratio of earnings to
 fixed charges(5).......           N/A              10.7x    N/A         8.9x

                                        AS OF SEPTEMBER 30, 1996
                          ------------------------------------------------------
                                                                      PRO FORMA
                                                                       FOR THE
                                                          PRO FORMA     EQUITY
                                              PRO FORMA    FOR THE    OFFERINGS,
                                               FOR THE      EQUITY       THE
                                                EQUITY    OFFERINGS,   SPECIAL
                                    PRO FORMA OFFERINGS,     THE         CASH
                                     FOR THE     THE       SPECIAL    DIVIDENDS,
                                     EQUITY    SPECIAL       CASH      THE NOTE
                                    OFFERINGS    CASH     DIVIDENDS    OFFERING
                                     AND THE  DIVIDENDS    AND THE     AND THE
                                     SPECIAL   AND THE     CAPITAL     CAPITAL
                                      CASH       NOTE     SECURITIES  SECURITIES
                           ACTUAL   DIVIDENDS  OFFERING   OFFERINGS    OFFERING
                          --------- --------- ----------  ----------  ----------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE
 SHEET DATA:
General account assets..  $19,689.2 $19,201.2 $19,501.2   $19,301.2   $19,601.2
Separate account as-
 sets...................   24,673.5  24,673.5  24,673.5    24,673.5    24,673.5
Total assets............   44,362.7  43,874.7  44,174.7    43,974.7    44,274.7
Long-term debt..........        --        --      300.0         --        300.0
Capital Securities(6)...        --        --        --        100.0       100.0
Shareholders' equity....    2,074.6   1,586.6   1,586.6     1,586.6     1,586.6
Debt/capital ratio(4)...        N/A       N/A      16.9%        N/A        16.0%
Debt and Capital
 Securities/capital ra-
 tio(4).................        N/A       N/A       N/A         6.4%       21.4%
Book value per
 share(3)...............
Adjusted book value per
 share(3)(4)............

--------
(1) The $300 million aggregate principal amount of the Notes is assumed to bear
    interest at a rate of   % per annum for the periods indicated. The $100
    million aggregate liquidation amount of the Capital Securities is assumed
    to pay cash distributions at a rate of   % per annum for the periods
    indicated. There can be no assurance that these will be the actual rates
    borne by such instruments. An increase of   % per annum in the assumed
    interest rate on the Notes and in the assumed distribution rate on the
    Capital Securities would result in increases of $    million and $
    million to interest expense for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.
(2) Excludes realized gains/(losses).
(3) Based on    million shares outstanding.
(4) Adjusted to exclude net unrealized gains and losses recorded in shareholder's equity in accordance with SFAS 115.
(5) For purposes of this computation, earnings consist of income before income taxes and cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest, excluding interest credited to policyholder account balances.
(6) The Capital Securities will be reflected in the Company's consolidated financial statements as "Company-obligated mandatorily redeemable capital securities of the NFS Trust, holding solely junior subordinated debentures of the Company" with a footnote indicating that all of the Common Securities of the NFS Trust are owned by the Company, the principal asset of which is the junior subordinated debentures (indicating the principal amount, interest rate and maturity date thereof), and that the NFS Trust's obligations with respect to the Capital Securities are effectively fully and unconditionally guaranteed by the Company.

                                 RISK FACTORS

  Prospective purchasers of the Notes offered hereby should consider carefully the risk factors set forth below, as well as the other information set forth in this Prospectus.

CONTROL BY AND RELATIONSHIP WITH THE NATIONWIDE INSURANCE ENTERPRISE; CONFLICTS OF INTEREST

  The Company has two classes of common stock with different voting rights that enable Nationwide Corp. (the holder of all of the outstanding Class B Common Stock) to control the Company. On all matters submitted to a stockholder vote, each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share. Both classes vote together as a single class on all matters, subject to certain exceptions described under "Description of Capital Stock." Upon any transfer of shares of Class B Common Stock to a person other than an affiliate of Nationwide Mutual, such shares will convert automatically into shares of Class A Common Stock. See "Description of Capital Stock."

  Upon completion of the Equity Offerings, Nationwide Corp. will own all of
the outstanding shares of Class B Common Stock representing approximately   %
of the combined voting power of the outstanding shares of Common Stock ( % if the Underwriters' over-allotment option is exercised in full). For so long as Nationwide Corp. and its affiliates (excluding the Company and its subsidiaries) continue beneficially to own shares of Common Stock representing more than 50% of the combined voting power of the outstanding capital stock of the Company, Nationwide Corp. will control the Company, will be able to elect all of the Company's directors and will be able to determine the outcome of corporate actions requiring stockholder approval, including, among other things, the adoption of amendments of the Certificate of Incorporation of the Company (the "Certificate"), the approval of mergers and sales of all or substantially all of the Company's assets, the incurrence of indebtedness in excess of specified amounts, the issuance of additional Common Stock or other equity securities and, with certain specified exceptions, the payment of dividends with respect to the Common Stock. Pursuant to an intercompany agreement (the "Intercompany Agreement") among Nationwide Mutual, Nationwide Corp. and the Company, until such time as Nationwide Corp. and its affiliates no longer own at least 50% of the combined voting power of the outstanding capital stock of the Company, the prior written consent of Nationwide Mutual is required in connection with these and other corporate actions. See "Certain Relationships and Related Transactions--New Agreements with the Nationwide Insurance Enterprise--Intercompany Agreement."

  While other members of the Nationwide Insurance Enterprise sell life insurance, primarily accident and health and group life insurance, the Company is the principal member that offers variable annuity, fixed annuity and individual universal, variable and traditional life insurance products. Nationwide Mutual has informed the Company that it currently intends that the Company will be its principal affiliate in the U.S. offering such products. Further, in the Intercompany Agreement, Nationwide Mutual has agreed that the Company has the exclusive right, subject to certain limited exceptions, to distribute such products through Nationwide Insurance Enterprise insurance agents for at least five years following the Equity Offerings. Thereafter, the Intercompany Agreement provides that Nationwide Mutual will only have the option to terminate such right on one year's notice if Nationwide Corp. and its affiliates no longer own at least 50% of the combined voting power of the outstanding capital stock of the Company. The termination of such right could have an adverse effect on the Company's ability to distribute certain of its life insurance products. In 1995, 6.6% of the Company's statutory premiums and deposits were attributable to products sold by Nationwide Insurance Enterprise insurance agents. See "Certain Relationships and Related Transactions--New Agreements with the Nationwide Insurance Enterprise--Intercompany Agreement-- Nationwide Insurance Enterprise Insurance Agents."

  Nationwide Corp. has advised the Company that it currently intends to maintain a direct or indirect ownership of at least 80% of the combined voting
power of the outstanding shares of capital stock of the Company.   Nationwide
Corp., however, does not have any agreement with the Company not to sell the Common Stock it holds. The Company has agreed that it will, upon the request of Nationwide Corp., use its best efforts to effect the registration under applicable federal and state securities laws of any shares of Common Stock held by Nationwide Corp. and its affiliates. See "Certain Relationships and Related Transactions--New Agreements with Nationwide Insurance Enterprise-- Intercompany Agreement--Registration Rights." Notwithstanding the foregoing, Nationwide Corp. and the Company have agreed that, without the prior written consent of Credit

Suisse First Boston Corporation, they will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Class A Common Stock, or securities convertible into or exchangeable or exercisable for shares of Class A Common Stock, for a period of 180 days after the date of this Prospectus. See "Underwriting" and "Shares Eligible for Future Sale."

  Beneficial ownership of at least 80% of the combined voting power and value of the outstanding capital stock of the Company is required in order for Nationwide Mutual to continue to include the Company in its consolidated group for federal income tax purposes. Either a sale by Nationwide Corp. of some of its shares of Class B Common Stock to persons other than its affiliates or the Company's issuance of additional shares of voting stock to persons other than Nationwide Corp. or its affiliates (except the Company and its subsidiaries) could cause Nationwide Corp.'s ownership of the combined voting power and value of the outstanding capital stock of the Company to fall below 80%, resulting in the loss of the ability of the Company and its domestic subsidiaries to join with Nationwide Mutual and its domestic subsidiaries in the filing of a consolidated federal income tax return. Under applicable law, each member of Nationwide Mutual's consolidated tax group, which includes the Company and its subsidiaries, is jointly and severally liable for the federal income tax liability of each other member of the group and is also jointly and severally liable for pension and benefit funding and termination liabilities of other group members, and certain benefit plan taxes. If the Company were no longer included in Nationwide Mutual's consolidated tax group for federal tax purposes, there is no assurance that the Company's tax position would be as favorable as it is at present. Additionally, deconsolidation would result in the payment by the Company of approximately $54.0 million of deferred income taxes. The Company has recorded this amount as a deferred tax liability and therefore the payment would have no impact on net income or shareholders' equity. However, the payment would result in a $54.0 million decrease in Nationwide Life's statutory surplus. See "Certain Relationships and Related Transactions--New Agreements with the Nationwide Insurance Enterprise--Tax Sharing Agreement."

  By virtue of its control of the Company and the terms of a tax sharing agreement (the "Tax Sharing Agreement") between the Company and Nationwide Mutual, Nationwide Mutual effectively will control all of the Company's tax decisions. Under the Tax Sharing Agreement, Nationwide Mutual will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company and to determine the amount of the Company's liability to (or entitlement to payment from) Nationwide Corp. under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and Nationwide Mutual. For example, under the Tax Sharing Agreement, Nationwide Mutual may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant tax authority in a manner that may be beneficial to Nationwide Mutual and detrimental to the Company. Under the Tax Sharing Agreement, however, Nationwide Mutual is obligated to act in good faith with regard to all persons included in the applicable returns. See "Certain Relationships and Related Transactions--New Agreements with the Nationwide Insurance Enterprise--Tax Sharing Agreement."

  Pursuant to the Intercompany Agreement, among other things, Nationwide Mutual has granted to the Company and certain of its subsidiaries a non-exclusive, non-assignable, revocable license to use the "Nationwide" name and certain other service marks solely in connection with the Company's annuity, pension and life insurance businesses and activities related to such businesses. The Intercompany Agreement provides that, subject to Nationwide Mutual's right to revoke such license under certain circumstances, such license will remain in effect for at least five years following the Equity Offerings. Thereafter, the Intercompany Agreement provides that, subject to certain exceptions, Nationwide Mutual will only have the option to revoke such license on one year's notice if Nationwide Corp. and its affiliates no longer own at least 50% of the combined voting power of the outstanding capital stock of the Company. Upon the revocation of such license, the Company and any of its subsidiaries shall change their names to exclude the word "Nationwide" and shall discontinue the use of the other licensed service marks. The revocation of such license could have a material adverse effect on the Company's ability to conduct its business. See "Certain Relationships and Related Transactions-- New Agreements with the Nationwide Insurance Enterprise--Intercompany Agreement--License to Use Nationwide Name and Service Marks." Nationwide Life owns "The Best of America" service mark and does not license such mark from Nationwide Mutual.

  The Company's Board of Directors currently consists of eleven members, seven of whom serve concurrently on the boards of directors of other companies within the Nationwide Insurance Enterprise. In addition, a significant number of officers of the Company also serve as officers of Nationwide Mutual or other companies within the Nationwide Insurance Enterprise. Service as a director or officer of both the Company and another company (other than a subsidiary of the Company) within the Nationwide Insurance Enterprise could create or appear to create potential conflicts of interest when the director or officer is faced with decisions that could have different implications for the Company and such other company. A conflict of interest could also exist with respect to allocation of the time and attention of persons who are officers of both the Company and one or more other companies within the Nationwide Insurance Enterprise. Under Delaware law, directors and officers have a fiduciary duty to act in good faith and in what they believe to be in the best interests of the corporation and its stockholders. Such duties include the duty to refrain from impermissible self-dealing and to deal fairly with respect to transactions in which such directors or officers, or other companies with which they are affiliated, have an interest.

  The Company has engaged in various transactions, and is party to various arrangements, with members of the Nationwide Insurance Enterprise, certain of which will continue after the consummation of the Note Offering. In the future, the Company may enter into agreements with members of the Nationwide Insurance Enterprise that will not be the result of arm's-length negotiations between independent parties. Conflicts of interest could arise with respect to transactions involving members of the Nationwide Insurance Enterprise, on the one hand, and the Company, on the other hand. Any such transactions that are material to the Company will be subject to approval by a vote of disinterested members of the Company's Board of Directors. In addition, under Ohio insurance holding company laws, future arrangements and agreements between the Company's insurance subsidiaries and other members of the Nationwide Insurance Enterprise must be fair and equitable and may be subject to the approval of the Superintendent of Insurance of the State of Ohio. Finally, the Company's credit facility requires that any transaction between the Company and any of its affiliates be on an arm's-length basis on terms at least as favorable to the Company as could have been obtained from a third party which is not an affiliate. See "Business--Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity," and "Certain Relationships and Related Transactions."

  Nationwide Mutual has informed the Company that it currently intends that the Company will be its principal affiliate in the U.S. offering variable annuity, fixed annuity and individual universal, variable and traditional life insurance products. However, conflicts may exist between the Company and other members of the Nationwide Insurance Enterprise with respect to the allocation of corporate opportunities among the Company and such other members. The Certificate provides that members of the Nationwide Insurance Enterprise have no duty to refrain from engaging in the same or similar lines of business as the Company. The Certificate further provides that in the event a member of the Nationwide Insurance Enterprise or a director or officer of the Company who is also a director or officer of another member of the Nationwide Insurance Enterprise acquires knowledge of a potential transaction or other matter that may constitute a corporate opportunity of either or both the Company and another member of the Nationwide Insurance Enterprise, such member of the Nationwide Insurance Enterprise, officer or director may allocate such opportunity among the Company and the other members of the Nationwide Insurance Enterprise as such member, officer or director deems appropriate under the circumstances. The Certificate specifies that none of the foregoing members, officers or directors will be liable to the Company or any Stockholders of the Company for breach of any fiduciary duty by reason of such action. These provisions may limit the liability of such persons under Delaware law. See "Description of Capital Stock--Certain Provisions Relating to Corporate Opportunities."

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON DIVIDENDS

  As an insurance holding company, the Company's ability to meet debt service obligations, including payment of principal and interest on the Notes, and pay operating expenses and dividends depends primarily on the receipt of sufficient funds from its principal operating subsidiary, Nationwide Life. The inability of Nationwide Life to pay dividends to the Company in an amount sufficient to meet debt service obligations and pay operating expenses and dividends would have a material adverse effect on the Company. The payment of dividends by Nationwide Life is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (i) 10% of policyholders' surplus as of the prior December 31 or
(ii) the net income of the insurer for the 12-month period ending as of the prior December 31. The Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. The payment of dividends by Nationwide Life may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on Nationwide Life's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its stockholders. The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends and to meet its debt service obligations. The Company can give no assurance, however, that any dividends will be declared or paid by Nationwide Life. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Notes should look only to the assets of the Company for payments on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Regulation--Regulation of Dividends and Other Payments from Insurance Subsidiaries."

REGULATION

  The Company's insurance subsidiaries are subject to extensive regulation and supervision in the jurisdictions in which they do business. Such regulations, in addition to limiting the amount of dividends and other payments that can be paid by the Company's insurance subsidiaries without prior approval, impose restrictions on the amount and type of investments the Company's insurance subsidiaries may hold. These regulations also affect many other aspects of the Company's insurance subsidiaries' businesses, including risk-based capital requirements, the type and amount of required asset valuation reserve accounts and policy forms. These regulations are primarily intended to protect policyholders rather than stockholders and other investors. The Company cannot predict the effect that any proposed or future legislation may have on the financial condition or results of operations of the Company and its insurance subsidiaries. See "Business--Regulation."

RATINGS

  Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in the Company and its ability to market its annuity and life insurance products. Rating organizations continually review the financial performance and condition of insurers, including the Company. Any lowering of the Company's ratings could have a material adverse effect on the Company's ability to market its products and could increase the surrender of the Company's annuity products. Both of these consequences could, depending upon the extent thereof, have a material adverse effect on the Company's liquidity and, under certain circumstances, net income. Nationwide Life is rated "A+" (Superior) by A.M. Best. Based on its financial strength and claims paying ability, respectively, Nationwide Life is rated "Aa2" (Excellent) by Moody's Investors Services, Inc. ("Moody's") and "AA+" (Excellent) by Standard & Poor's Corporation ("S&P"). The foregoing ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell any security. See "Business--Ratings."

COMPETITION

  The Company competes with a large number of other insurers as well as non-insurance financial services companies, such as banks, broker/dealers and mutual funds, some of which have greater financial resources, offer alternative products and, with respect to other insurers, have higher ratings than the Company. The Company believes that competition in the Company's lines of business is based on price, product features, commission structure, perceived financial strength, claims-paying ratings, service and name recognition. National banks, with their preexisting customer bases for financial services products, may pose increasing competition in the future to insurers who sell annuities, including the Company, as a result of the U.S. Supreme Court's 1994 decision in NationsBank of North Carolina v. Variable Annuity Life Insurance Company, which permits national banks to sell annuity products of life insurance companies in certain circumstances.

  Several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended, and the Bank Holding Company Act of 1956, as amended, have been made by members of Congress and the Clinton Administration. Currently, the Bank Holding Company Act restricts banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted, or, if enacted, their potential effect on the Company. See "Business--Competition."

SENSITIVITY TO INTEREST RATES

  The Company is exposed to risk of disintermediation and reduction in interest spread or profit margins when interest rates fluctuate. Bond calls, mortgage prepayments, contract surrenders and withdrawals of annuities and life insurance policies are influenced by the interest rate environment. Because the Company's general account investment portfolio consists primarily of fixed income assets, the investment portfolio market value and the yields on newly invested and reinvested assets vary depending on interest rates. Management attempts to mitigate the negative impact of interest rate changes through asset/liability management, product design, management of crediting rates, relatively high surrender charges and management of mortality charges and dividend scales with respect to its in-force life insurance policies, but there can be no assurance that such attempts will be completely successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation" and "Business--Investments."

SALES PRACTICE LITIGATION

  In recent years, life insurance companies, including the Company, have been named as defendants in lawsuits relating to life insurance pricing and sales practices. There can be no assurance that any future litigation relating to pricing and sales practices will not have a material adverse effect on the Company.

FEDERAL INCOME TAX LEGISLATION

  Current federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable on the accumulated tax-deferred earnings when such earnings are actually paid. Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. The 1994 United States Supreme Court ruling in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act may cause Congress to consider legislation that would eliminate such tax deferral at least for certain annuities. Other possible legislation, including a simplified "flat tax" income tax structure with an exemption from taxation for investment income, could also adversely affect purchases of annuities and life insurance if such legislation were to be enacted. There can be no assurance as to whether legislation will be enacted which would contain provisions with possible adverse effects on the Company's annuity and life insurance products. See "Business--Regulation--Potential Tax Legislation."

                                USE OF PROCEEDS

  The net proceeds to the Company from the Note Offering (after deduction of underwriting discounts and commissions and estimated offering expenses payable
by the Company in connection therewith) are estimated to be $   million. The
net proceeds to the Company from the Equity Offerings (after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company in connection therewith) are estimated to be $ million. The net proceeds to the Company from the sale of the Capital Securities are
estimated to be $   . All of the net proceeds from the Note Offering will be
contributed by the Company to Nationwide Life. Of the $   million estimated
net proceeds to the Company from the Equity Offerings, the Company will
contribute approximately $   million to the capital of Nationwide Life and
retain the balance for general corporate purposes. The Company expects to contribute all of the net proceeds from the Capital Securities Offering to the capital of Nationwide Life.

                                RECENT HISTORY

  The Company was formed in November 1996 as a holding company for Nationwide Life and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. Prior to the Equity Offerings, Nationwide Corp. will acquire all of the Class B Common Stock of the Company in exchange for all of the outstanding capital stock of Nationwide Life and such other companies. Prior to such exchange, Nationwide Life (i) will pay on December 31, 1996 a cash dividend of $50.0 million to Nationwide Corp. (the "1996 Cash Dividend") and (ii) will dividend on January 1, 1997 to Nationwide Corp. the stock of certain of its subsidiaries that do not operate in the long-term savings and retirement market. Prior to the consummation of the Equity Offerings, Nationwide Life will pay an additional
cash dividend of $   million to the Company, and the Company will pay an equal
cash dividend to Nationwide Corp. (together with the 1996 Cash Dividend, the "Special Cash Dividends"). In addition, effective January 1, 1996, Nationwide Life reinsured all of its accident and health and group life insurance business to other members of the Nationwide Insurance Enterprise. See "Certain Relationships and Related Transactions--Existing Arrangements with the Nationwide Insurance Enterprise--Organization of the Company" and "--Modified Coinsurance Agreements."

                                CAPITALIZATION

  The following table sets forth, as of September 30, 1996, (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the Equity Offerings and the Special Cash Dividends, (iii) the pro forma capitalization of the Company after giving effect to the Equity Offerings, the Special Cash Dividends and the Note Offering, (iv) the pro forma capitalization of the Company after giving effect to the Equity Offerings, the Special Cash Dividends and the Capital Securities Offering and (v) the pro forma capitalization of the Company after giving effect to the Equity Offerings, the Special Cash Dividends, the Note Offering and the Capital Securities Offering. This table should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                         AS OF SEPTEMBER 30, 1996
                         ---------------------------------------------------------
                                                                        PRO FORMA
                                                                         FOR THE
                                                            PRO FORMA    EQUITY
                                                PRO FORMA    FOR THE   OFFERINGS,
                                                 FOR THE     EQUITY    THE SPECIAL
                                                 EQUITY    OFFERINGS,     CASH
                                   PRO FORMA   OFFERINGS,  THE SPECIAL DIVIDENDS,
                                    FOR THE    THE SPECIAL    CASH      THE NOTE
                                     EQUITY        CASH     DIVIDENDS   OFFERING
                                   OFFERINGS    DIVIDENDS    AND THE     AND THE
                                    AND THE      AND THE     CAPITAL     CAPITAL
                                  SPECIAL CASH    NOTE     SECURITIES  SECURITIES
                          ACTUAL   DIVIDENDS    OFFERING    OFFERING    OFFERING
                         -------- ------------ ----------- ----------- -----------
                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Senior Notes............ $    --    $    --     $  300.0    $    --     $  300.0
Company-obligated
 mandatorily redeemable
 capital securities of
 the NFS Trust, holding
 solely junior
 subordinated debentures
 of the Company(1)......      --         --          --        100.0       100.0
Shareholders' equity:
  Preferred stock, no
   par value;     shares
   authorized;
   no shares issued and
   outstanding..........      --         --          --          --          --
  Class A Common Stock,
   no par value;
   shares authorized; no
   shares issued and
   outstanding (    as
   adjusted and as
   further adjusted)....      --                     --          --
  Class B Common Stock,
   no par value;
   shares authorized;
       shares issued and
   outstanding (    as
   adjusted and as
   further adjusted)....      --                     --          --
  Additional paid-in
   capital..............    602.5    1,014.5     1,014.5     1,014.5     1,014.5
  Unrealized gains on
   securities available-
   for-sale, net........    114.5      114.5       114.5       114.5       114.5
  Retained earnings.....  1,357.6      457.6       457.6       457.6       457.6
                         --------   --------    --------    --------    --------
  Total shareholders'
   equity...............  2,074.6    1,586.6     1,586.6     1,586.6     1,586.6
                         --------   --------    --------    --------    --------
  Total capitalization.. $2,074.6   $1,586.6    $1,886.6    $1,686.6    $1,986.6
                         ========   ========    ========    ========    ========
Debt/capital ratio(2)...      N/A        N/A        16.9%        N/A        16.0%
Debt and Capital
 Securities/capital
 ratio(2)...............      N/A        N/A         N/A         6.4%       21.4%
Book value per share.... $                      $           $           $
Adjusted book value per
 share(2)............... $                      $           $           $

--------
(1) The Capital Securities will be reflected in the Company's consolidated financial statements as "Company-obligated mandatorily redeemable capital securities of the NFS Trust, holding solely junior subordinated debentures of the Company" with a footnote indicating that all of the Common Securities of the NFS Trust are owned by the Company, the principal asset of which is the junior subordinated debentures (indicating the principal amount, interest rate and maturity date thereof), and that the NFS Trust's obligations with respect to the Capital Securities are effectively fully and unconditionally guaranteed by the Company.
(2) Adjusted to exclude the effect of SFAS 115.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth certain selected consolidated financial data for the Company. The consolidated income statement data set forth below for the years ended December 31, 1992 through 1995 and the consolidated balance sheet data as of December 31, 1992 through 1995 are derived from the consolidated financial statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated income statement data for the nine months ended September 30, 1996 and 1995, and for the year ended December 31, 1991, and the consolidated balance sheet data as of September 30, 1996 and 1995, and as of December 31, 1991, are derived from the unaudited consolidated financial statements of the Company. The Company believes that such unaudited financial data fairly reflect the consolidated results of operations and the consolidated financial condition of the Company for such periods. Segment and Other Data appearing below are unaudited. The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and the other financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.

                           AS OF OR FOR THE
                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,        AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                          ------------------- -----------------------------------------------------
                            1996      1995      1995       1994       1993       1992       1991
                          --------- --------- ---------  ---------  ---------  ---------  ---------
                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
Revenues:
 Policy charges.........  $   283.3 $   208.1 $   286.6  $   217.2  $   165.5  $   131.3  $   104.2
 Life insurance
  premiums..............      151.0     151.4     199.1      176.7      188.4      200.2      220.4
 Net investment income..    1,009.6     954.5   1,294.0    1,210.8    1,131.2    1,049.4      901.7
 Realized gains/(losses)
  on investments........        4.3       6.5      (1.7)     (16.5)     106.2      (19.4)     (18.4)
 Other income...........       52.7      43.8      59.0       45.9       48.1       44.1       30.6
                          --------- --------- ---------  ---------  ---------  ---------  ---------
 Total revenues.........    1,500.9   1,364.3   1,837.0    1,634.1    1,639.3    1,405.6    1,238.5
                          --------- --------- ---------  ---------  ---------  ---------  ---------
Benefits and expenses:
 Benefits and claims....      867.6     828.0   1,115.5      992.7      982.2      966.3      880.8
 Policyholder
  dividends.............       31.4      29.4      39.9       38.8       43.0       45.7       47.8
 Amortization of
  deferred policy
  acquisition costs.....       96.8      63.0      82.7       85.6       70.2       49.2       34.1
 Operating expenses.....      252.2     221.8     317.8      276.6      268.2      228.0      167.7
                          --------- --------- ---------  ---------  ---------  ---------  ---------
 Total benefits and ex-
  penses................    1,248.0   1,142.2   1,555.9    1,393.7    1,363.5    1,289.2    1,130.4
                          --------- --------- ---------  ---------  ---------  ---------  ---------
Income before income
 taxes and cumulative
 effect of accounting
 changes................      252.9     222.1     281.2      240.4      275.8      116.4      108.1
Provision for income
 taxes..................       88.7      77.1      96.3       82.5       96.7       32.1       38.2
Cumulative effect of
 accounting changes.....        --        --        --         --        (0.1)       --         --
                          --------- --------- ---------  ---------  ---------  ---------  ---------
 Net income.............  $   164.2 $   145.0 $   184.9  $   157.9  $   179.0  $    84.3  $    69.9
                          ========= ========= =========  =========  =========  =========  =========
CONSOLIDATED BALANCE
 SHEET DATA:
General account assets..  $19,689.2 $18,439.3 $19,163.1  $16,567.8  $15,286.9  $14,320.1  $12,173.3
Separate account
 assets.................   24,673.5  17,039.4  18,591.1   12,087.1    9,006.4    6,081.4    4,615.0
Total assets............   44,362.7  35,478.7  37,754.2   28,654.9   24,293.3   20,401.5   16,788.3
Long-term debt..........        --        --        --         --         --         --         --
Total liabilities.......   42,288.1  33,590.5  35,644.1   27,161.2   22,884.2   19,179.7   15,650.9
Shareholder's
 equity(1)..............    2,074.6   1,888.2   2,110.1    1,493.7    1,409.1    1,221.8    1,137.4
Book value per
 share(2)...............
Adjusted book value per
 share(2)(3)............
SEGMENT AND OTHER DATA:
Operating income (loss)
 before income taxes by
 segment(4):
 Variable Annuities.....  $    67.8 $    40.2 $    50.8  $    24.6  $    10.4  $    13.1  $     9.9
 Fixed Annuities........      103.8     105.6     137.0      139.0      105.9       95.3       72.9
 Life Insurance.........       46.2      50.9      67.6       53.0       49.7       46.1       49.0
 Corporate and
  Other(1)(5)...........       30.8      18.9      27.5       40.3        3.6      (18.7)      (5.3)

                           AS OF OR FOR THE
                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,         AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                          --------------------  ---------------------------------------------------
                            1996       1995       1995       1994       1993       1992      1991
                          ---------  ---------  ---------  ---------  ---------  --------  --------
                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Policy reserves by seg-
 ment:
 Variable Annuities(6)..  $22,265.1  $15,382.6  $16,761.8  $10,751.1  $ 7,854.8  $5,028.2  $3,585.1
 Fixed Annuities(6).....   13,220.8   12,425.5   12,784.0   11,247.0   10,154.1   9,659.8   7,952.1
 Life Insurance.........    2,842.0    2,604.2    2,660.5    2,425.2    2,255.0   2,084.8   1,914.0
 Corporate and
  Other(5)..............    3,107.7    2,497.1    2,644.3    2,252.7    2,103.9   1,823.0   1,702.5
Statutory premiums,
 deposits and other
 considerations by
 product segment(7):
 Variable Annuities(8)..    4,959.7    3,011.2    4,399.3    3,821.1    2,414.2   1,561.8     984.0
 Fixed Annuities(8).....    1,134.9    1,385.7    1,864.2    1,308.6    1,300.9   1,637.8   1,922.4
 Life Insurance.........      296.2      253.2      352.4      320.8      279.4     264.7     264.5
 Corporate and
  Other(5)..............      388.2       90.2      182.1      148.5      205.3      91.7      87.0
Net operating in-
 come(4)................      160.3      139.6      184.8      168.2      109.7      97.0      82.0
Net operating income per
 share (2)(4)...........
Return on average share-
 holder's equity(3)(4)..       11.4%      11.1%      10.9%      11.2%       8.7%      8.9%      9.0%
Ratio of earnings to
 fixed charges(9).......        N/A        N/A        N/A        N/A        N/A       N/A       N/A

--------
(1) The Company has received capital contributions and paid dividends over the periods presented as follows:

                                                                   FOR THE YEAR ENDED
                             FOR THE NINE MONTHS ENDED                DECEMBER 31,
                                   SEPTEMBER 30,         -------------------------------------------
                                 1996          1995       1995     1994     1993     1992     1991
                             ------------  ------------  -------  -------  -------  -------  -------
                                                   (DOLLARS IN MILLIONS)
    Capital contributions...       $  --         $  --    $  --   $ 200.0  $ 100.0  $  13.5  $ 206.0
    Dividends...............         (2.0)         (8.5)    (8.5)    (1.0)   (10.6)    (4.6)    (6.8)
                             ------------  ------------  -------  -------  -------  -------  -------
    Net contributions.......      $  (2.0)      $  (8.5) $  (8.5) $ 199.0  $  89.4  $   8.9  $ 199.2
                             ============  ============  =======  =======  =======  =======  =======

  The capital contributions and dividends and the related increases and decreases to net investment income are recorded in the Corporate and Other segment. In addition, on December 31, 1994, the Company transferred $155.0 million of invested assets from the Corporate and Other segment for the purchase of Employers Life. The transfer of the $155.0 million is recorded as a direct charge to shareholder's equity as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The capital contributions, dividends and transfer of invested assets had a direct impact on the Company's shareholder's equity and the operating income
  (loss) before income taxes of the Corporate and Other segment.
(2) Based on     million shares outstanding.
(3) Adjusted to exclude net unrealized gains and losses recorded in shareholders' equity, including, where applicable, the effect of SFAS 115.
(4) Excludes realized gains/(losses) and cumulative effect of accounting changes.
(5) The Corporate and Other segment includes net investment income on investments not allocated to the three product segments; all realized investment gains and losses; investment management fees, other revenues and operating expenses of Nationwide mutual funds other than the portion allocated to the Variable Annuities and Life Insurance segments; commissions and other income earned by the marketing and distribution subsidiaries of the Company; and revenues, benefits and expenses associated with growth annuity contracts issued to Nationwide Insurance Enterprise employee and agent benefit plans.
(6) Policy reserves related to the fixed option under the Company's variable annuity contracts are included in Fixed Annuities. As of September 30, 1996 and 1995 and as of December 31, 1995, 1994 and 1993, such amounts were $9.33 billion, $8.45 billion, $8.83 billion, $7.27 billion and $6.19 billion, respectively.
(7) Statutory data have been derived from the Annual and Quarterly Statements of Nationwide Life, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
(8) Statutory premiums, deposits and other considerations related to the fixed option under the Company's variable annuity contracts are included in Fixed Annuities. For the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993, such amounts were $894.0 million, $1.14 billion, $1.57 billion, $1.05 billion and $993.8 million, respectively.
(9) For purposes of this computation, earnings consist of income before income taxes and cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest, excluding interest credited to policyholder account balances.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

  The pro forma consolidated income statement data for the Company set forth below give effect to the Equity Offerings, the Special Cash Dividends, the Note Offering and the Capital Securities Offering as if they had been consummated at the beginning of the period indicated. The summary pro forma consolidated balance sheet data for the Company set forth below is presented
(i) on an actual basis as of the date indicated, (ii) on a pro forma basis as if the Equity Offerings and the Special Cash Dividends had been consummated as of the date indicated, (iii) on a pro forma basis as if the Equity Offerings, the Special Cash Dividends and the Note Offering had been consummated as of the date indicated, (iv) on a pro forma basis as if the Equity Offerings, the Special Cash Dividends and the Capital Securities Offering had been consummated as of the date indicated and (v) on a pro forma basis as if the Equity Offerings, the Special Cash Dividends, the Note Offering and the Capital Securities Offering had been consummated as of the date indicated. The pro forma financial data do not purport to reflect what the Company's financial position or results of operations would actually have been if the Equity Offerings, the Special Cash Dividends, the Note Offering and the Capital Securities Offering had in fact occurred on such dates nor should they be taken as indicative of the future results of operations of the Company. The pro forma consolidated financial information should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and the other financial information pertaining to the Company included elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 FOR THE NINE MONTHS
                                        ENDED             FOR THE YEAR ENDED
                                 SEPTEMBER 30, 1996        DECEMBER 31, 1995
                               ------------------------ ------------------------
                                           PRO FORMA                PRO FORMA
                                         FOR THE EQUITY           FOR THE EQUITY
                                         OFFERINGS, THE           OFFERINGS, THE
                                          SPECIAL CASH             SPECIAL CASH
                                         DIVIDENDS, THE           DIVIDENDS, THE
                                         NOTE OFFERING            NOTE OFFERING
                                            AND THE                  AND THE
                                            CAPITAL                  CAPITAL
                                           SECURITIES               SECURITIES
                                ACTUAL      OFFERING     ACTUAL      OFFERING
                               --------  -------------- --------  --------------
                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT
 DATA:
Revenues:
 Policy charges..............  $  283.3     $  283.3    $  286.6     $  286.6
 Life insurance premiums.....     151.0        151.0       199.1        199.1
 Net investment income.......   1,009.6      1,003.9     1,294.0      1,286.3
 Realized gains/(losses) on
  investments................       4.3          4.3        (1.7)        (1.7)
 Other income................      52.7         52.7        59.0         59.1
                               --------     --------    --------     --------
  Total revenues.............   1,500.9      1,495.2     1,837.0      1,829.4
                               --------     --------    --------     --------
Benefits and Expenses:
 Benefits and claims.........     867.6        867.6     1,115.5      1,115.5
 Policyholder dividends......      31.4         31.4        39.9         39.9
 Amortization of deferred
  policy acquisition costs...      96.8         96.8        82.7         82.7
 Operating expenses..........     252.2        252.2       317.8        317.8
 Interest expense(1).........       --          23.0         --          30.6
                               --------     --------    --------     --------
  Total benefits and ex-
   penses....................   1,248.0      1,271.0     1,555.9      1,586.5
                               --------     --------    --------     --------
Income before income taxes...     252.9        224.2       281.2        242.9
Provision for income taxes...      88.7         78.7        96.3         82.9
                               --------     --------    --------     --------
Net income...................  $  164.2     $  145.5    $  184.9     $  160.0
                               ========     ========    ========     ========
OTHER DATA:
Net operating income(1)(2)...  $  160.3     $  141.6    $  184.8     $  159.9
Net operating income per
 share(1)(2)(3)..............
Return on average sharehold-
 ers' equity(2)(4)...........      11.4%        13.6%       10.9%        13.2%
Ratio of earnings to fixed
 charges(5)..................       N/A         10.7x        N/A          8.9x

                                        AS OF SEPTEMBER 30, 1996
                          ------------------------------------------------------
                                                                      PRO FORMA
                                                                       FOR THE
                                                          PRO FORMA     EQUITY
                                              PRO FORMA    FOR THE    OFFERINGS,
                                               FOR THE      EQUITY       THE
                                                EQUITY    OFFERINGS,   SPECIAL
                                    PRO FORMA OFFERINGS,     THE         CASH
                                     FOR THE     THE       SPECIAL    DIVIDENDS,
                                     EQUITY    SPECIAL       CASH      THE NOTE
                                    OFFERINGS    CASH     DIVIDENDS    OFFERING
                                     AND THE  DIVIDENDS    AND THE     AND THE
                                     SPECIAL   AND THE     CAPITAL     CAPITAL
                                      CASH       NOTE     SECURITIES  SECURITIES
                           ACTUAL   DIVIDENDS  OFFERING    OFFERING    OFFERING
                          --------- --------- ----------  ----------  ----------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE
 SHEET DATA:
General account assets..  $19,689.2 $19,201.2 $19,501.2   $19,301.2   $19,601.2
Separate account as-
 sets...................   24,673.5  24,673.5  24,673.5    24,673.5    24,673.5
Total assets............   44,362.7  43,874.7  44,174.7    43,974.7    44,274.7
Long-term debt..........        --        --      300.0         --        300.0
Capital Securities(6)...        --        --        --        100.0       100.0
Shareholders' equity....    2,074.6   1,586.6   1,586.6     1,586.6     1,586.6
Debt/capital ratio(4)...        N/A       N/A      16.9%        N/A        16.0%
Debt and Capital
 Securities/capital ra-
 tio(4).................        N/A       N/A       N/A         6.4%       21.4%
Book value per
 share(3)...............
Adjusted book value per
 share(3)(4)............

--------
(1) The $300 million aggregate principal amount of the Notes is assumed to
    bear interest at a rate of   % per annum for the periods indicated. The
    $100 million aggregate liquidation amount of the Capital Securities is assumed to pay cash distributions at a rate of % per annum for the periods indicated. There can be no assurance that these will be the actual
    rates borne by such instruments. An increase of   % per annum in the
    assumed interest rate on the Notes and on the assumed distribution rate on
    the Capital Securities would result in increases of $   million and $
    million to interest expense for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.
(2) Excludes realized gains/(losses).
(3) Based on     million shares outstanding.
(4) Adjusted to exclude net unrealized gains and losses recorded in shareholders' equity in accordance with SFAS 115.
(5) For purposes of this computation, earnings consist of income before income taxes and cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest, excluding interest credited to policyholder account balances.
(6) The Capital Securities will be reflected in the Company's consolidated financial statements as "Company-obligated mandatorily redeemable capital securities of the NFS Trust, holding solely junior subordinated debentures of the Company" with a footnote indicating that all of the Common Securities of the NFS Trust are owned by the Company, the principal asset of which is the junior subordinated debentures (including the principal amount, interest rate and maturity date thereof), and that the NFS Trust's obligations with respect to the Capital Securities are effectively fully and unconditionally guaranteed by the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The following analysis of consolidated results of operations and financial condition of the Company should be read in conjunction with "Selected Consolidated Financial Data," "Pro Forma Consolidated Financial Data" and the Consolidated Financial Statements and related footnotes included elsewhere in this Prospectus.

  The Company was formed in November 1996 as a holding company for Nationwide Life and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. The consolidated financial information discussed below: (i) includes the results of operations of Nationwide Life and the related marketing and distribution companies as though they had been consolidated with the Company for all periods presented; (ii) excludes, for all periods presented, the results of operations for those subsidiaries of Nationwide Life that Nationwide Life will dividend to Nationwide Corp. prior to the Equity Offerings; and (iii) reflects the impact of reinsurance agreements between Nationwide Life and other members of the Nationwide Insurance Enterprise relating to Nationwide Life's accident and health and group life insurance business as if they were in place for all periods presented. See "Recent History," "Certain Relationships and Related Transactions--Existing Arrangements with the Nationwide Insurance Enterprise-- Organization of the Company" and "--Modified Coinsurance Agreements."

RESULTS OF OPERATIONS

  Policy Charges. Policy charges include asset fees, which are primarily earned from separate account assets generated from sales of variable annuities; administration fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products; surrender fees, which are charged as a percentage of assets withdrawn during a specified period (usually the first seven years) of annuity and certain life insurance contracts; and cost-of-insurance ("COI") charges earned on universal life insurance products. For the nine months ended September 30, 1996, policy charges were $283.3 million, a 36.1% increase from $208.1 million during the same period in 1995. Policy charges increased 31.9% in 1995 to $286.6 million, from $217.2 million in 1994. Policy charges in 1994 increased 31.2% from $165.5 million in 1993. Increases in policy charges have resulted primarily from increases in separate account assets and the resulting higher levels of asset fees, as well as a moderate increase in all of the fees discussed above due to the growth in customer accounts.

  Life Insurance Premiums. Life insurance premiums are earned primarily from traditional life insurance in the Life Insurance segment, but are also earned from the sale of life-contingent immediate annuities in the Fixed Annuities segment. Life insurance premiums were $151.0 million for the first nine months of 1996, a 0.3% decrease from $151.4 million for the first nine months of 1995. The slight decrease in 1996 was due to a $6.4 million decrease in sales of life-contingent immediate annuities offset by a $6.0 million increase in traditional life insurance premiums. Life insurance premiums increased 12.7% in 1995 to $199.1 million from $176.7 million in 1994, which was a 6.2% decrease from $188.4 million in 1993. The 1995 increase in life insurance premiums resulted from an increase in traditional life insurance in-force in the Life Insurance segment and growth in the Fixed Annuities segment. The decrease in 1994 from 1993 was due primarily to a decrease in sales of life-contingent immediate annuities.

  Net Investment Income. Net investment income includes the gross investment income earned on investments supporting fixed annuities and certain life insurance products as well as the yield on the Company's general account invested assets which are not allocated to product segments. Net investment income was $1.01 billion for the first nine months of 1996 and $954.5 million for the first nine months of 1995. Net investment income was $1.29 billion in 1995, $1.21 billion in 1994 and $1.13 billion in 1993. Net investment income has increased as a result of growth in the Company's general account invested assets. General account invested assets were $17.92 billion and $17.05 billion as of September 30, 1996 and 1995, respectively. General account invested assets were $17.83 billion, $15.23 billion and $14.24 billion as of December 31, 1995, 1994 and 1993, respectively.

  Realized Gains/(Losses) on Investments. Realized gains on investments are not considered by the Company to be a recurring source of earnings. The Company makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. All realized gains and losses are reported in the Corporate and Other segment. Net realized gains on investments were $4.3 million and $6.5 million for the nine months ended September 30, 1996 and 1995, respectively. Net realized losses on investments were $1.7 million in 1995 and $16.5 million in 1994. In 1993, the Company had $106.2 million of net realized gains on investments, primarily as a result of the sale of substantially all of its equity securities portfolio.

  Other Income. Other income consists of investment management fees earned by a subsidiary of the Company from the management of Nationwide mutual funds, as well as commission and other income earned by the Company's marketing and distribution subsidiaries. Net investment management fees earned on Nationwide mutual fund assets selected as investment options for variable annuity products and variable life insurance products are reported in the Variable Annuities segment and Life Insurance segment, respectively. The Company also sells its mutual fund products separately, and investment management fees from these assets are included in the Corporate and Other segment. Other income was $52.7 million for the first nine months of 1996, a 20.3% increase from $43.8 million for the first nine months of 1995. Other income increased 28.8% to $59.0 million in 1995 from $45.9 million in 1994, which represented a 4.6% decrease from $48.1 million in 1993. The increase in other income in 1996 and 1995 resulted primarily from an increase in commission income while the decrease from 1993 to 1994 resulted from a decrease in commission income.

  Benefits and Claims. Benefits and claims consist primarily of interest credited on fixed annuity products and life insurance benefits in the Life Insurance segment. Benefits and claims increased 4.8% to $867.6 million for the nine months ended September 30, 1996 from $828.0 million for the nine months ended September 30, 1995. The 1996 results include a $13.2 million pre-tax charge resulting from a reevaluation of reserves on an existing block of immediate annuities. Benefits and claims increased 12.4% to $1.12 billion in 1995 from $992.7 million in 1994, which was a 1.1% increase from $982.2 million in 1993. The changes in benefits and claims from year to year are primarily attributable to the changes in interest credited which are discussed in the Fixed Annuities segment results below. Life insurance benefits have remained consistent over the periods.

  Policyholder Dividends. Policyholder dividends are paid on certain participating policies, primarily in the Life Insurance segment. Policyholder dividends were $31.4 million for the first nine months of 1996, a 6.8% increase over $29.4 million for the first nine months of 1995. Policyholder dividends increased 2.8% to $39.9 million in 1995 from $38.8 million in 1994, which was a 9.8% decrease from $43.0 million in 1993. The decrease from 1993 to 1994 was due to a revision in the dividend scale.

  Amortization of DAC. Amortization of deferred acquisition costs ("DAC") results from the capitalization of commissions and other costs of acquiring new contracts and the amortization of these costs over the estimated life of the contract. Amortization of DAC was $96.8 million for the first nine months of 1996, a 53.7% increase from $63.0 million for the first nine months of 1995. Amortization of DAC decreased 3.4% to $82.7 million in 1995 from $85.6 million in 1994, which was a 21.9% increase from $70.2 million in 1993. The increases in 1996 and 1994 were primarily attributable to growth in all product segments while the decrease in 1995 resulted from a decrease in the amortization rate for variable and fixed individual annuities due to lower than anticipated lapse rates.

  Operating Expenses. Operating expenses were $252.2 million for the first nine months of 1996, a 13.7% increase from $221.8 million for the first nine months of 1995. Operating expenses increased 14.9% to $317.8 million in 1995 from $276.6 million in 1994, which was a 3.1% increase from $268.2 million in 1993. These increases were primarily due to the increasing number of individual and group annuity contracts in-force and the related increase in administrative processing costs. The Company has controlled its operating expenses by taking advantage of economies of scale and by increasing productivity through investments in technology. As a result, the ratio of operating expenses to total assets declined to 0.84% in 1995 from 0.97% in 1994 and 1.10% in 1993.

  Federal Income Tax Expenses. Federal income tax expense was $88.7 million and $77.1 million, representing effective tax rates of 35.1% and 34.7%, for the nine months ended September 30, 1996 and 1995, respectively. The increase in the 1996 effective tax rate over the same period in 1995 is the result of a higher benefit in 1995 from charitable donations of appreciated property. Federal income tax expense was $96.3 million, $82.5 million and $96.7 million, representing effective tax rates of 34.3%, 34.3% and 35.1%, for 1995, 1994 and 1993, respectively. The higher effective tax rate for 1993 compared to the other periods resulted from a change in the federal income tax rate.

  Net Operating Income. Net operating income is net income, excluding realized gains and losses and the cumulative effect of accounting changes. Net operating income for the first nine months of 1996 was $160.3 million, a 14.8% increase from $139.6 million for the first nine months of 1995. Excluding the $13.2 million pre-tax charge in 1996 resulting from a reevaluation of reserves on an existing block of immediate annuities, net operating income would have been $168.9 million for the first nine months of 1996, a 21.0% increase over the first nine months of 1995. The Company's net operating income increased 9.9% to $184.8 million in 1995 from $168.2 million in 1994, which was a 53.3% increase from $109.7 million in 1993.

RESULTS OF OPERATIONS BY PRODUCT SEGMENT

  The Company has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. In addition, the Company reports corporate income and expenses and investments and related investment income supporting capital not specifically allocated to its product segments in a Corporate and Other segment. All information set forth below relating to the Company's Variable Annuities segment excludes the fixed option under the Company's variable annuity contracts. Such information is included in the Company's Fixed Annuities segment.

  The table below presents summary financial data for the Company by segment.

                             AS OF OR FOR THE         AS OF OR FOR THE
                             NINE MONTHS ENDED           YEAR ENDED
                               SEPTEMBER 30,            DECEMBER 31,
                            ------------------- -------------------------------
                              1996      1995      1995       1994       1993
                            --------- --------- ---------  ---------  ---------
                                          (DOLLARS IN MILLIONS)
REVENUES:
Variable Annuities......... $   198.9 $   138.7 $   189.0  $   132.7  $    94.8
Fixed Annuities............     817.6     781.5   1,052.0      939.9      922.8
Life Insurance.............     322.9     303.7     409.1      383.1      371.1
Corporate and Other........     157.2     133.9     188.6      194.9      144.4
                            --------- --------- ---------  ---------  ---------
  Total operating reve-
   nues....................   1,496.6   1,357.8   1,838.7    1,650.6    1,533.1
Realized gains (losses) on
 investments...............       4.3       6.5      (1.7)     (16.5)     106.2
                            --------- --------- ---------  ---------  ---------
  Total revenues........... $ 1,500.9 $ 1,364.3 $ 1,837.0  $ 1,634.1  $ 1,639.3
                            ========= ========= =========  =========  =========
INCOME BEFORE INCOME TAXES
 AND ACCOUNTING CHANGES:
Variable Annuities......... $    67.8 $    40.2 $    50.8  $    24.6  $    10.4
Fixed Annuities............     103.8     105.6     137.0      139.0      105.9
Life Insurance.............      46.2      50.9      67.6       53.0       49.7
Corporate and Other........      30.8      18.9      27.5       40.3        3.6
                            --------- --------- ---------  ---------  ---------
  Total operating income...     248.6     215.6     282.9      256.9      169.6
Realized gains (losses)....       4.3       6.5      (1.7)     (16.5)     106.2
                            --------- --------- ---------  ---------  ---------
  Total income before
   income taxes and
   accounting changes...... $   252.9 $   222.1 $   281.2  $   240.4  $   275.8
                            ========= ========= =========  =========  =========
POLICY RESERVES:
Variable Annuities(1)...... $22,265.1 $15,382.6 $16,761.8  $10,751.1  $ 7,854.8
Fixed Annuities(1).........  13,220.8  12,425.5  12,784.0   11,247.0   10,154.1
Life Insurance.............   2,842.0   2,604.2   2,660.5    2,425.2    2,255.0
Corporate and Other........   3,107.7   2,497.1   2,644.3    2,252.7    2,103.9
                            --------- --------- ---------  ---------  ---------
  Total policy re-
   serves(2)............... $41,435.6 $32,909.4 $34,850.6  $26,676.0  $22,367.8
                            ========= ========= =========  =========  =========

--------
(1) Policy reserves related to the fixed option under the Company's variable annuity contracts are included in Fixed Annuities. As of September 30, 1996 and 1995 and December 31, 1995, 1994, and 1993, such policy reserves represented $9.33 billion, $8.45 billion, $8.83 billion, $7.27 billion and $6.19 billion, respectively.
(2) Total policy reserves as presented here differ from the amounts set forth in the Company's financial statements because the presented amounts exclude accident and health and group life insurance business ceded to other members of the Nationwide Insurance Enterprise. See "Certain Relationships and Related Transactions--Existing Arrangements with the Nationwide Insurance Enterprise--Modified Coinsurance Agreements."

Variable Annuities

  Revenues. Revenues in the Variable Annuities segment consist of policy charges and other income. Policy charges consist of asset fees, which are generally a percentage of separate account assets deposited for the purchase of variable annuities; administration fees, which are generally a specific dollar amount per contract; and surrender fees, which are charged against assets withdrawn during a specified period (generally the first seven years) of variable annuity contracts. The separate account assets generated by the Variable Annuities segment do not contribute to net investment income of the Company because the customer receives the investment benefit and bears the investment risk of these assets. Other income includes net investment management fees earned on separate account assets held in mutual funds managed by a subsidiary of the Company.

  Revenues were $198.9 million for the first nine months of 1996, a 43.4% increase from $138.7 million for the first nine months of 1995. Revenues increased 42.4% to $189.0 million in 1995 from $132.7 million in 1994, which was a 40.0% increase from $94.8 million in 1993. Revenues have increased primarily as a result of growth in separate account assets related to this segment and the corresponding growth in asset fees, which were $183.2 million and $123.9 million during the nine months ended September 30, 1996 and 1995, respectively, and $172.8 million, $120.4 million and $83.4 million in 1995, 1994 and 1993, respectively. Asset fees as a percentage of variable annuity separate account assets have remained relatively stable during the periods presented, reflecting minimal changes in the levels of asset fees charged on most variable annuity products.

  Income Before Income Taxes and Accounting Changes. Income before income taxes and accounting changes was $67.8 million for the first nine months of 1996, a 68.7% increase from $40.2 million for the first nine months of 1995. Income before income taxes and accounting changes increased 106.5% to $50.8 million in 1995 from $24.6 million in 1994, which was a 136.5% increase from $10.4 million in 1993. Increases have primarily resulted from growth in variable annuity separate account assets and the corresponding increases in asset fees combined with expense levels which have decreased as a percentage of revenues. Total expenses were $127.6 million and $96.8 million, or 64.2% and 69.8% of total revenues for the nine months ended September 30, 1996 and 1995, respectively. Total expenses were $135.4 million, $105.8 million and $83.1 million, or 71.6%, 79.7% and 87.7% of total revenues, for 1995, 1994 and 1993, respectively. During the period, the Company has controlled its operating expenses by taking advantage of economies of scale and by increasing productivity through investments in technology.

  Policy Reserves. Variable annuity policy reserves increased 32.8% from $16.76 billion as of December 31, 1995 to $22.27 billion as of September 30, 1996. Of this increase, $1.72 billion was due to market appreciation of separate account assets, while $4.96 billion of statutory premiums and deposits offset by $1.17 billion of withdrawals and policy charges resulted in the remainder of the increase. Variable annuity policy reserves increased 55.9% to $16.76 billion as of December 31, 1995 from $10.75 billion as of December 31, 1994, which was a 36.8% increase from $7.86 billion as of December 31, 1993. Variable annuity policy reserves increased $6.01 billion, $2.90 billion and $2.83 billion in 1995, 1994 and 1993, respectively. Market appreciation accounted for $2.93 billion and $800.0 million of the increases in 1995 and 1993, respectively. Market depreciation accounted for $84.0 million of the decrease in 1994. Statutory premiums and deposits were $4.40 billion, $3.82 billion, and $2.41 billion, while withdrawals and policy charges were $1.32 billion, $840.0 million, and $385.0 million, in 1995, 1994, and 1993, respectively.

Fixed Annuities

  Revenues. Revenues in the Fixed Annuities segment consist mainly of net investment income, which is earned on invested assets allocated to support fixed annuity policy reserves and shareholders' equity allocated to such segment. Total revenues were $817.6 million and $781.5 million for the nine months ended September 30, 1996 and 1995, respectively. Total revenues were $1.05 billion, $939.9 million and $922.8 million in 1995, 1994 and 1993, respectively. Net investment income was $783.8 million and $741.9 million, reflecting average pre-tax yields on the assets supporting this segment of 8.23% and 8.51%, for the nine months ended September 30, 1996 and 1995, respectively. Net investment income was $1.00 billion, $903.7 million and $871.7 million, representing average pre-tax yields on the assets supporting this segment of 8.50%, 8.59% and 8.93%, in 1995, 1994, and 1993, respectively. The increase in net investment income for each period presented is the result of the increases in policy reserves discussed below and the corresponding increase in invested assets.

  Interest Credited. Interest credited on account balances was $595.7 million and $576.8 million, representing average crediting rates of 6.25% and 6.62%, for the nine months ended September 30, 1996 and 1995, respectively. Interest credited on account balances was $775.7 million, $680.9 million and $673.3 million, representing crediting rates of 6.58%, 6.47% and 6.90%, for 1995, 1994 and 1993, respectively. The differential between net investment income and interest credited on account balances resulted in spreads of $188.1 million and $165.0 million, or 1.98% and 1.89% annualized, for the nine months ended September 30, 1996 and 1995, respectively. Spreads were $224.3 million, $222.7 million and $198.3 million, or 1.92%, 2.12% and 2.03%, in 1995, 1994, and 1993, respectively. Spreads vary depending on crediting rates offered by competitors, performance of the investment portfolio and other factors. The higher spread in 1994 is primarily the result of declining interest rates in late 1993 and early 1994 which resulted in lower crediting rates.

  Income Before Income Taxes and Accounting Changes. Income before income taxes and accounting changes was $103.8 million during the first nine months of 1996, a 1.7% decrease from $105.6 million for the first nine months of 1995. Income before income taxes and accounting changes decreased 1.4% to $137.0 million in 1995 from $139.0 million in 1994, which was a 31.3% increase from $105.9 million in 1993. The 1996 results include a $13.2 million pre-tax charge resulting from a reevaluation of reserves on an existing block of immediate annuities. Excluding this charge, income before income tax and accounting changes for the nine months ended September 30, 1996 would have reflected a 10.8% increase over the comparable period in 1995. The increase in 1994 resulted from widening spreads and growth in assets. Narrowing spreads, offset by asset growth, caused 1995 earnings to decline from 1994.

  Policy Reserves. Fixed annuity policy reserves increased 3.4% to $13.22 billion as of September 30, 1996, from $12.78 billion as of December 31, 1995. Statutory premiums and deposits of $1.14 billion and interest credited of $595.0 million were offset by $1.29 billion of withdrawals and policy charges. Policy reserves increased 10.5% to $12.43 billion as of September 30, 1995, from $11.25 billion as of December 31, 1994. Statutory premiums and deposits of $1.39 billion and interest credited of $576.8 million were offset by $784.0 million of withdrawals and policy charges. Policy reserves increased 13.6% to $12.78 billion as of December 31, 1995 from $11.25 billion as of December 31, 1994, which was an 10.8% increase from $10.15 billion as of December 31, 1993. Statutory premiums and deposits were $1.86 billion, $1.31 billion, and $1.30 billion, while interest credited was $775.7 million, $680.9 million, and $673.3 million in 1995, 1994, and 1993, respectively. Withdrawals and policy charges were $1.10 billion, $895.0 million, and $1.48 billion in 1995, 1994 and 1993, respectively. The higher level of withdrawals in 1993 is due to the termination of one group annuity contract with policy reserves of $675.0 million.

Life Insurance

  Revenues. Revenues in the Life Insurance segment consist of the life insurance premiums and policy charges, as well as net investment income. Total revenues were $322.9 million and $303.7 million for the nine months ended September 30, 1996 and 1995, respectively. Total revenues were $409.1 million, $383.1 million and $371.1 million for 1995, 1994 and 1993, respectively. The increases are attributed to increases in life insurance in-force.

  Income Before Income Taxes and Accounting Changes. Income before income taxes and accounting changes was $46.2 million during the first nine months of 1996, a 9.2% decrease from $50.9 million for the first nine months of 1995. The decrease is attributable to the increased amount of amortization of deferred policy acquisition costs due to increased volume and higher general expenses due to increased sales. Income before income taxes and accounting changes increased 27.5% to $67.6 million in 1995 from $53.0 million in 1994, which was a 6.6% increase from $49.7 million in 1993. Growth in income before income taxes and accounting changes has primarily resulted from growth in insurance in-force, particularly variable universal life, combined with only minimal increases in expenses.

  Life Insurance In-Force. Life insurance in-force was $35.87 billion and $31.96 billion as of September 30, 1996 and 1995, respectively. Life insurance in-force was $33.41 billion, $30.13 billion and $26.81 billion as of December 31, 1995, 1994 and 1993, respectively. Nearly two-thirds of the growth of life insurance in-force is in variable universal life and term insurance policies.

Corporate and Other

  Revenues. Revenues in the Corporate and Other segment consist of net investment income on invested assets not allocated to the three product segments, all realized investment gains and losses, investment management fees and other revenues earned from Nationwide mutual funds other than the portion allocated to the Variable Annuities and Life Insurance segments, commissions and other income earned by the marketing and distribution subsidiaries of the Company and net investment income and policy charges from group annuity contracts issued to Nationwide Insurance Enterprise employee and agent benefit plans. Total revenues excluding realized gains and losses were $157.2 million and $133.9 million for the nine months ended September 30, 1996 and 1995, respectively. The increase in 1996 is the result of an increase in the investment management fees and commissions earned. Total revenues excluding realized gains and losses were $188.6 million, $194.9 million and $144.4 million in 1995, 1994 and 1993, respectively. The decrease in revenues in 1995 is a result of the transfer of $155.0 million of invested assets discussed below. The increase in revenues in 1994 is due in part to investment income on a $200.0 million capital contribution received from Nationwide Corp. in February 1994. Effective December 31, 1994, the Company transferred $155.0 million of invested assets from the Corporate and Other segment for the purchase of Employers Life. Because Nationwide Life will dividend the common stock of Employers Life to Nationwide Corp. prior to the consummation of the Equity Offerings, the transfer of the $155.0 million of invested assets is recorded as a direct charge to shareholders' equity and the Corporate and Other segment has $155.0 million less in invested assets as a result of the transfer. Realized gains were $4.3 million and $6.5 million for the nine months ended September 30, 1996 and 1995, respectively. For 1995 and 1994 realized losses were $1.7 million and $16.5 million, compared to realized gains of $106.2 million in 1993. The higher level of gains in 1993 was due to realized gains on the sale of substantially the entire equity securities portfolio of the Company.

  Income Before Income Taxes and Accounting Changes. Income before income taxes and accounting changes excluding realized gains was $30.8 million and $18.9 million for the nine months ended September 30, 1996 and 1995. Income before income taxes and accounting changes excluding realized gains and losses was $27.5 million, $40.3 million and $3.6 million in 1995, 1994 and 1993, respectively. The changes between years are primarily attributed to the changes in revenues discussed above. Interest expense related to the Note Offering and the Capital Securities Offering will be recorded in the Corporate and Other segment which will reduce income before taxes for the Corporate and Other segment in periods after the completion of such offerings.

LIQUIDITY AND CAPITAL RESOURCES

  The Company is an insurance holding company whose principal asset is the common stock of Nationwide Life. The principal sources of funds for the Company to pay principal, interest, dividends and operating expenses are dividends from Nationwide Life and other subsidiaries and payments from Nationwide Life under the Tax Sharing Agreement.

  State insurance laws generally restrict the ability of insurance companies to pay cash dividends in excess of certain prescribed limitations without prior approval. The ability of Nationwide Life to pay dividends is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (i) 10% of policyholders' surplus as of the prior December 31 or
(ii) the net income of the insurer for the 12-month period ending as of the prior December 31. The Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. The payment of dividends by Nationwide Life may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on Nationwide Life's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends in the future. However, the Company can give no assurance that dividends will be declared or paid by the Company. As of September 30, 1996, the maximum amount of dividends that Nationwide Life was permitted to pay to the Company without prior regulatory approval was $95.9 million. See "Dividend Policy."

  Nationwide Life's principal sources of funds are premiums and other considerations paid, contract charges earned, net investment income received and proceeds from investments called, redeemed or sold. The principal uses of these funds are the payment of benefits on annuity contracts and life insurance policies, operating expenses and the purchase of investments. Net cash provided by operating activities (reflecting principally (i) premiums and contract charges collected, less (ii) benefits paid on life insurance products, plus (iii) income collected on invested assets, less (iv) commissions and other general expenses paid) was $325.3 million and $133.1 million for the nine months ended September 30, 1996 and 1995, respectively, and $183.4 million, $76.6 million and $61.8 million for the years ended December 31, 1995, 1994 and 1993, respectively. Net cash used by investing activities (principally reflecting investments purchased less investments called, redeemed or sold) was $450.9 million and $1.38 billion in the nine months ended September 30, 1996 and 1995, respectively, and $1.82 billion, $1.17 billion and $877.5 million in the years ended December 31, 1995, 1994 and 1993, respectively.

  A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. The Company closely evaluates and manages this risk. The following table summarizes the Company's annuity policy reserves as of December 31, 1995 and 1994 by the contractholder's ability to withdraw funds.

                                                 AS OF              AS OF
                                           DECEMBER 31, 1995  DECEMBER 31, 1994
                                           ------------------ ------------------
                                             POLICY             POLICY
                                            RESERVES     %     RESERVES     %
                                           ------------------ ------------------
                                                   (DOLLARS IN MILLIONS)
Not subject to discretionary withdrawal..     1,087.2    3.4%    1,007.4    4.2%
Subject to discretionary withdrawal with
 adjustment:
  With market value adjustment...........   $27,312.1  84.8    $20,263.6  83.5
  At contract value, less surrender
   charge of 5% or more..................       992.1   3.1        554.0   2.3
                                           ---------- ------- ---------- -------
                                             29,391.4  91.3     21,825.0  90.0
Subject to discretionary withdrawal at
 contract value with no surrender charge
 or surrender charge less than 5%........     2,798.7   8.7      2,425.8  10.0
                                           ---------- ------- ---------- -------
    Total annuity policy reserves........   $32,190.1  100.0%  $24,250.8  100.0%
                                           ========== ======= ========== =======

  Life insurance policies are also subject to withdrawal. However, they are less susceptible to withdrawal than are annuity contracts because policyholders must generally undergo a new underwriting process and incur new policy acquisition costs in order to obtain new life insurance policies.

  Nationwide Life's principal sources of liquidity to meet unexpected cash outflows are its portfolio of liquid assets and its net operating cash flow. See "Business--Investments."

  On August 12, 1996, Nationwide Life and Nationwide Mutual entered into a Revolving Credit Facility (the "Credit Facility") which provides for a $600.0 million loan over a five-year term on a fully revolving basis with a group of banks led by Morgan Guaranty Trust Company of New York. The Credit Facility provides for several and not joint liability with respect to any amount drawn by either Nationwide Life or Nationwide Mutual. To date, neither Nationwide Life nor Nationwide Mutual has drawn down any amount under the Credit Facility. The Credit Facility provides for several borrowing options including interest at a spread over LIBOR, money market auction, CD or base rate. The Credit Facility also provides covenants, including, but not limited to, restrictions on mergers and sale of assets and transactions with affiliates as well as a negative pledge. In addition, the Credit Facility provides for customary representations, warranties and events of default. Pursuant to the terms of the Credit Facility, Nationwide Life may not declare or pay a dividend if it is, or if the payment thereof would cause it to be, in default under such facility. Events of default under the Credit Facility include, among others, the failure of Nationwide Mutual and its affiliates to maintain beneficial ownership of more than 50% of the combined voting power of Nationwide Life's outstanding voting stock and the failure of Nationwide Life to maintain statutory surplus in excess of $875.0 million. Amounts borrowed under the Credit Facility may be used for, among other things, general corporate purposes, including the service of the Company's debt obligations.

  Given the Company's historic cash flow and current financial results, management of the Company believes that the cash flow from the operating activities of the Company over the next year will provide sufficient liquidity for the operations of the Company, as well as provide sufficient funds to enable the Company to make dividend payments, as described in "Dividend Policy," satisfy debt service obligations and pay other operating expenses. Although the Company currently anticipates that it will be able to make dividend payments and pay other operating and capital expenses for the foreseeable future, the Company can give no assurances as to whether the net cash provided primarily by dividends from Nationwide Life and its other subsidiaries will provide sufficient funds for the Company to do so.

INFLATION

  Many of the Company's assets and liabilities are monetary in nature and sensitive to the interest rate environment which can be affected by inflation. The Company is exposed to risk of disintermediation and reduction in interest spread or profit margins when interest rates fluctuate. Bond calls, mortgage prepayments, contract surrenders and withdrawals of annuities and life insurance policies are influenced by the interest rate environment. Because the Company's general account investment portfolio consists primarily of fixed income assets, the investment portfolio market value and the yields on newly invested and reinvested assets vary depending on interest rates. Management attempts to mitigate the negative impact of interest rate changes through asset/liability management, product design, management of crediting rates, relatively high surrender charges and management of mortality charges and dividend scales with respect to its in-force life insurance policies, but there can be no assurance that such attempts will be completely successful. Extreme changes in the interest rate environment could cause net interest margins to fluctuate from historical levels.

                                   BUSINESS

OVERVIEW

  The Company is a leading provider of long-term savings and retirement products to retail and institutional customers throughout the United States. The Company offers variable annuities, fixed annuities and life insurance as well as mutual funds and pension products and administrative services. By developing and offering a wide variety of products, the Company believes that it has positioned itself to compete effectively in various stock market and interest rate environments. The Company markets its products through a broad spectrum of wholesale and retail distribution channels, including financial planners, pension plan administrators, securities firms, banks and Nationwide Insurance Enterprise insurance agents.

  The Company is one of the leaders in the development and sale of variable annuities. For the first nine months of 1996, the Company was the third largest U.S. writer of individual variable annuity contracts based on sales, according to VARDS. Its principal variable annuity series, The Best of America, allows the customer to choose from 36 investment options, including mutual funds managed by such well-known firms as Dreyfus, Fidelity, Janus, Neuberger & Berman, Oppenheimer, T. Rowe Price, Templeton, Twentieth Century, Vanguard and Warburg Pincus, as well as mutual funds managed by the Company.

  The Company's long-term investment in developing the distribution channels necessary to reach its target customers and the products required to meet their demands has resulted in substantial growth. From 1991 to 1995, the Company's assets grew from $16.8 billion to $37.8 billion, a compound annual growth rate of 22.5%. During the same period, the Company's net operating income grew from $82.0 million to $184.8 million, a compound annual growth rate of 22.5%. The Company's sales of variable annuities grew from $984.0 million in 1991 to $4.40 billion in 1995, a compound annual growth rate of 45.4%. The Company's separate account assets, which are generated by the sale of variable annuities and variable universal life insurance, grew from 27.5% of total assets at December 31, 1991 to 49.3% of total assets at December 31, 1995. During this period of substantial growth, the Company controlled its operating expenses by taking advantage of economies of scale and by increasing productivity through investments in technology. From 1991 to 1995, the Company's total assets increased by 124.9% while operating expenses increased by only 89.5%. As a result, its ratio of operating expenses to total assets fell from 1.00% in 1991 to 0.84% in 1995.

  The Company believes that demographic trends and shifts in attitudes toward retirement savings will continue to support increased consumer demand for its products. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 64 will grow from 55.7 million in 1996 to 71.1 million in 2005, making this "preretirement" age group the fastest growing segment of the U.S. population. The Company believes that Americans increasingly are supplementing traditional sources of retirement income, such as employer-provided defined benefit plans and Social Security, with self-directed investments. Reflecting this shift, industry sales of individual variable annuity products grew from $17.3 billion in 1991 to $51.5 billion in 1995, a compound annual growth rate of 31.4%, according to VARDS. During the same period, industry individual variable annuity assets grew from $176 billion to $401 billion, a compound annual growth rate of 22.9%, according to VARDS.

PRODUCT SEGMENTS

  The Company has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. The Variable Annuities segment, which accounted for $67.8 million (or 27.3%) of the Company's operating income before income taxes for the first nine months of 1996, consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company, with investment returns accumulating on a tax-deferred basis. The Fixed Annuities segment, which accounted for $103.8 million (or 41.7%) of the Company's operating income before income taxes for the first nine months of 1996, consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. The Fixed Annuities segment also includes the fixed option under the Company's variable annuity products, which accounted for 69.0% of the Company's fixed annuity policy reserves as of December 31, 1995. The Life Insurance segment, which accounted for $46.2 million (or 18.6%) of the Company's operating income before income taxes for the first nine months of 1996, consists of insurance products, including variable life insurance products, that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis. In addition, the Company reports corporate income and expenses not specifically allocated to its product segments in a Corporate and Other segment, which accounted for $30.8 million (or 12.4%) of the Company's operating income before income taxes for the first nine months of 1996. After giving pro forma effect to the Equity Offerings, the Special Cash Dividends, the Note Offering and the Capital Securities Offering as if each had been consummated at January 1, 1996, the Variable Annuities, Fixed Annuities, Life Insurance and Corporate and Other segments would have represented 30.9%, 47.3%, 21.1% and 0.7%, respectively, of the Company's operating income before income taxes for the first nine months of 1996. See "Pro Forma Consolidated Financial Data."

Variable Annuities

  The Company is one of the leaders in the development and sale of individual and group variable annuity products. For the first nine months of 1996, the Company was the third largest U.S. writer of individual variable annuity contracts based on sales, according to VARDS. The Company believes that demographic trends and shifts in attitudes toward retirement savings will continue to support consumer demand for its variable annuity products.

  The Company believes that it possesses distinct competitive advantages in the market for variable annuities. Some of the Company's most important advantages include its innovative product offerings and strong relationships with independent, well-known fund managers. For example, the Company's The Best of America IV and The Best of America--America's Vision individual variable annuity contracts allow the customer to choose from 36 investment options, including mutual funds managed by a variety of well-known fund managers and the Company. In the aggregate, the Company's group variable annuity products offer over 100 underlying investment options.

  The Company distributes its variable annuity products through a broad range of channels, including broker/dealers, financial planners, banks and Nationwide Insurance Enterprise insurance agents. See "--Marketing and Distribution." The Company seeks to capture a growing share of variable annuity sales in these channels by working closely with its investment managers and product distributors to adapt the Company's products and services to changes in the retail and institutional marketplace in order to enhance its leading position in the market for variable annuities. The Company is following a strategy of extending The Best of America brand name to more of its products and distribution channels in an effort to build upon its brand name recognition.

  The wide array of investment options available under the Company's variable annuity contracts include mutual funds managed by the nationally recognized money managers set forth below:

  AIM Advisors, Inc.                       Oppenheimer Management Corporation
  Banc One Investment Advisers             Phoenix Investment Counsel, Inc.
   Corporation                             Putnam Investment Management, Inc.
  Capital Research and Management          SEI Financial Management
   Company                                  Corporation
  Davis Selected Advisors, L.P.            Smith Barney Mutual Funds
  Delaware Management Company,              Management, Inc.
   Inc.                                    Smith Barney Advisers, Inc.
  Evergreen Asset Management Corp.         Strong Capital Management, Inc.
  Fidelity Management & Research           T. Rowe Price-Flemington
   Company                                  International, Inc.
  INVESCO Funds Group, Inc.                Templeton Global Advisors Limited
  Federated Advisers                       Templeton Investment Counsel, Inc.
  J&W Seligman & Co. Incorporated          Tiffany Capital Advisors, Inc. (The
  Janus Capital Corporation                 Dreyfus Socially Responsible
  Lexington Management Corporation          Growth Fund, Inc.)
  Massachusetts Financial Service          Twentieth Century Investors
   Company (MFS(R) Variable                 Research Corporation
   Insurance Trust)                        The Vanguard Group, Inc.
  Miller Anderson & Sherrerd               Van Eck Associates Corporation
  Mellon Equity Associates                 Van Kampen American Capital Asset
   (Dreyfus Stock Index Fund,               Management, Inc.
   Inc.)                                   Warburg Pincus Counsellors, Inc.
  Neuberger & Berman Management            Weiss, Peck & Greer, L.L.C.
   Incorporated

  The Company believes that the variable annuity business is attractive because it generates fee income. In addition, because the investment risk on variable annuities is borne principally by the customer and not the Company, the variable annuity business requires significantly less capital support than fixed annuity and traditional life insurance businesses. The Company receives income from variable annuity contracts primarily in the form of asset and administration fees. In addition, most of the Company's variable annuity products provide for a contingent deferred sales charge, also known as a "surrender charge" or "back-end load," that is assessed against customer withdrawals in excess of specified amounts made during a specified period, usually the first seven years of the contract. Surrender charges are intended to protect the Company from withdrawals early in the contract period, before the Company has had the opportunity to recover its sales expenses. Generally, surrender charges on variable annuity products are 7% of assets withdrawn during the first year, scaling ratably to 0% for the eighth year and each year thereafter.

  The Company's variable annuity products consist almost entirely of flexible premium deferred variable annuity ("FPVA") contracts. FPVA contracts are distributed through broker/dealers, financial planners, banks and Nationwide Insurance Enterprise insurance agents. Such contracts are savings vehicles in which the customer makes a single deposit or a series of deposits. The customer has the flexibility to invest in mutual funds managed by independent investment managers and the Company. Deposits may be made at regular or irregular intervals and in regular or irregular amounts. The value of the annuity fluctuates in accordance with the investment experience of the mutual funds chosen by the customer. The customer is permitted to withdraw all or part of the accumulated value of the annuity, less a surrender charge for withdrawals during an initial penalty period of generally seven years. As specified in the FPVA contract, the customer generally can elect from a number of payment options that provide either fixed or variable benefit payments.

  The following table summarizes certain selected unaudited financial data for the Company's Variable Annuities segment for the periods indicated.

                 VARIABLE ANNUITIES SELECTED FINANCIAL DATA(1)

                              AS OF OR FOR THE
                                 NINE MONTHS
                                    ENDED              AS OF OR FOR THE
                                SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                              ------------------  ----------------------------
                                1996      1995      1995      1994      1993
                              --------  --------  --------  --------  --------
                                         (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Policy charges..............  $  206.0  $  142.7  $  196.8  $  137.9  $   96.2
Net investment income and
 other income(2)............      (7.1)     (4.0)     (7.8)     (5.2)     (1.4)
                              --------  --------  --------  --------  --------
  Total revenues............     198.9     138.7     189.0     132.7      94.8
                              --------  --------  --------  --------  --------
Benefits and claims.........       3.6       1.7       2.9       2.3       1.4
Amortization of deferred
 policy acquisition costs...      38.9      22.0      26.3      22.1      15.0
Operating expenses..........      88.6      74.8     109.0      83.7      68.0
                              --------  --------  --------  --------  --------
  Total benefits and
   expenses.................     131.1      98.6     138.2     108.1      84.4
                              --------  --------  --------  --------  --------
    Operating income before
     income taxes...........  $   67.8  $   40.2  $   50.8  $   24.6  $   10.4
                              ========  ========  ========  ========  ========
OTHER DATA:
Statutory premiums, deposits
 and other
 considerations(3)..........  $4,959.7  $3,011.2  $4,399.3  $3,821.1  $2,414.2
Withdrawals.................   1,222.3     835.1   1,071.6     684.8     401.8
Policy reserves at period
 end........................  22,265.1  15,382.6  16,761.8  10,751.1   7,854.8
Ratio of policy
 charges/average policy
 reserves(4)................      1.40%     1.48%     1.44%     1.48%     1.51%

--------
(1) Excludes the fixed option under the Company's variable annuity contracts which is reported in the Company's Fixed Annuities segment.
(2) The Company's method of allocating net investment income results in a charge (negative net investment income) to this segment which is recognized as net investment income in the Corporate and Other segment. The charge relates to non-invested assets which support this segment on a statutory basis.
(3) Statutory data have been derived from the Annual and Quarterly Statements of Nationwide Life, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
(4) Results for interim periods are annualized.

  The Company offers individual variable annuities under The Best of America brand name. In addition to The Best of America individual variable annuities, the Company markets employer-sponsored variable annuities to both public sector employees and teachers for use in connection with plans described under Sections 457 and 403(b) of the Internal Revenue Code (the "IRC"), and to private sector employees for use in connection with IRC Section 401(k) plans. These employer-sponsored variable annuities are marketed under several brand names, including Group Best of America. The Company also markets variable annuities as "private label" products. Such products are offered through banks and are also offered to members of The National Education Association of the United States (the "NEA") under The NEA Valuebuilder brand name.

  The Best of America. The Company's principal FPVA contracts are sold under the brand names The Best of America--America's Vision and The Best of America
IV. These two brand name variable annuities accounted for $2.20 billion (or 50.1%) of the Company's variable annuity sales in 1995, and $9.68 billion (or 57.7%) of the Company's variable annuity policy reserves as of December 31, 1995. The Company's The Best of America--America's Vision product is intended to appeal to distributors in the market for large initial deposits.

The contract requires a minimum initial deposit of $15,000. The Company's The Best of America IV product is intended primarily for the tax-qualified, payroll deduction market, where initial deposits are often smaller. The Best of America IV generally pays a lower up-front commission to distributors but requires only $1,500 as an initial deposit. Both products generate an annual asset fee and annual administration fees for the Company.

  Group Best of America. These group variable annuity products accounted for $1.22 billion (or 27.8%) of the Company's variable annuity sales in 1995, and $2.93 billion (or 17.5%) of the Company's variable annuity policy reserves as of December 31, 1995. Group Best of America products are typically offered only on a tax-qualified basis. These products may be structured with a variety of features which may be arranged in over 600 combinations of front-end loads, back-end loads and asset-based fees.

  Section 457 Contracts. These products accounted for $559.5 million (or 12.7%) of the Company's variable annuity sales in 1995, and $2.98 billion (or 17.8%) of the Company's variable annuity policy reserves as of December 31, 1995. The Company offers a variety of group variable annuity contracts that are designed primarily for use in conjunction with plans described under IRC
Section 457. Section 457 permits employees of state and local governments to defer a certain portion of their yearly income and invest such income on a tax-deferred basis. These contracts typically generate an annual asset fee and may also generate annual administration fees for the Company.

  Private Label Variable Annuities. These products accounted for $368.2 million (or 8.4%) of the Company's variable annuity sales in 1995, and $1.08 billion (or 6.4%) of the Company's variable annuity policy reserves as of December 31, 1995. The Company has developed several private label variable annuity products in conjunction with other financial intermediaries, including Bank One, Fidelity Asset Management Corporation and First Union Bank. These products allow financial intermediaries to market products with substantially the same features as The Best of America IV to their own customer bases under their own brand names. The Company believes these private label products strengthen the Company's ties to certain significant distributors of the Company's products. These contracts generate an annual asset fee and may also generate annual administration fees for the Company.

  The NEA Valuebuilder. This product accounted for $44.4 million (or 1.0%) of the Company's variable annuity sales in 1995, and $93.0 million (or 0.6%) of the Company's variable annuity account balances as of December 31, 1995. The Company offers individual variable annuity contracts to the Teacher Market under Section 403(b) of the IRC. Section 403(b) permits teachers and other employees of educational organizations to defer a certain portion of their yearly income and invest such income on a tax-deferred basis. These contracts generate an annual asset fee and may also generate annual administration fees for the Company.

Fixed Annuities

  The Company has sought to maintain its ability to grow profitably in a variety of market environments. The Company believes that periods of rising interest rates, that tend to cause lower sales growth in its Variable Annuities segment, make its fixed annuity products more attractive to consumers. In addition to providing balance to the Company's variable annuity business, its fixed annuity business allows the Company to offer a comprehensive portfolio of savings alternatives to its customers and distributors as the Company seeks to capture a growing share of sales in all distribution channels. The Fixed Annuities segment includes the fixed option under the Company's variable annuity products. Customers who purchase variable annuities are able to designate some or all of their deposits to fixed options which, like the Company's fixed annuity contracts, offer a guarantee of principal and a guaranteed interest rate for a specified period of time. The Company includes such business in its Fixed Annuities segment because of its similar characteristics. The fixed option under the Company's variable annuity products accounted for $1.57 billion (or 84.2%) of the Company's fixed annuity sales in 1995, and $8.83 billion (or 69.0%) of the Company's fixed annuity policy reserves of December 31, 1995.

  Fixed annuity products are marketed to individuals who choose to allocate long-term savings to products that provide a guarantee of principal, a stable net asset value and a guarantee of the interest rate to be credited to the principal amount for some period of time. The Company's fixed annuity products are offered both to individuals and as group products to employers for use in employee benefit programs. The Company's individual fixed annuity products are distributed through its wholesale and retail channels and include single premium deferred annuity contracts, flexible premium deferred annuity contracts and single premium immediate annuity contracts. The Company's group fixed annuity contracts are also distributed through its wholesale and retail channels. The Company invests fixed annuity customer deposits in its general account investment portfolio. See "-- Investments." Unlike variable annuity assets that are held in the Company's separate account, the Company bears the investment risk on assets held in its general account. The Company attempts to earn a spread by investing a customer's deposits for higher yields than the interest rate it credits to the customer's fixed annuity contract.

  The following table summarizes certain selected unaudited financial data for the Company's Fixed Annuities segment for the periods indicated.

                  FIXED ANNUITIES SELECTED FINANCIAL DATA(1)

                              AS OF OR FOR THE
                                 NINE MONTHS
                                    ENDED              AS OF OR FOR THE
                                SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                             ------------------- ------------------------------
                               1996      1995      1995      1994       1993
                             --------- --------- --------- ---------  ---------
                                           (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Policy charges.............  $    12.4 $    11.9 $    16.4 $    16.1  $    15.8
Life insurance premiums....       21.3      27.7      32.8      20.1       35.3
Net investment income......      783.9     741.9   1,002.8     903.7      871.7
                             --------- --------- --------- ---------  ---------
  Total revenues...........      817.6     781.5   1,052.0     939.9      922.8
                             --------- --------- --------- ---------  ---------
Benefits and claims........      627.2     600.0     805.0     702.1      712.3
Policyholder dividends.....        0.2       0.2       0.2      (1.0)       0.3
Amortization of deferred
 policy acquisition costs..       25.7      19.6      29.5      29.9       28.3
Operating expenses.........       60.7      56.1      80.3      69.9       76.0
                             --------- --------- --------- ---------  ---------
  Total benefits and
   expenses................      713.8     675.9     915.0     800.9      816.9
                             --------- --------- --------- ---------  ---------
    Operating income before
     income taxes..........  $   103.8 $   105.6 $   137.0 $   139.0  $   105.9
                             ========= ========= ========= =========  =========
OTHER DATA:
Statutory premiums,
 deposits and other
 considerations(2).........  $ 1,134.9 $ 1,385.7 $ 1,864.2 $ 1,308.6  $ 1,300.9
Interest credited..........      595.7     576.8     775.7     680.9      673.3
Withdrawals and benefits...    1,023.3     833.3   1,151.6     906.8    1,360.3
Policy reserves at period
 end.......................   13,220.8  12,425.5  12,784.0  11,247.0   10,154.1
Net spread earned (basis
 points)(3)................        198       189       192       212        203

--------
(1) Includes the fixed option under the Company's variable annuity contracts.
(2) Statutory data have been derived from the Annual and Quarterly Statements of Nationwide Life, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
(3) Results for interim periods are annualized.

  Fixed Option Under Variable Annuity Contracts. Fixed options under variable annuity contracts accounted for $1.57 billion (or 84.2%) of the Company's fixed annuity sales in 1995, and $8.83 billion (or 69.0%) of the Company's fixed annuity policy reserves as of December 31, 1995. Fixed options are available to customers who purchase certain of the Company's variable annuities by designation of some or all of their deposits to such options. A fixed option offers the customer a guarantee of principal and a guaranteed interest rate for a specified period of time. The Company reports its fixed option business in its Fixed Annuities segment because the characteristics of such business are similar to those of its fixed annuity business. Although the customer may elect, subject to limitations for certain products, to transfer balances from the fixed option to other investment options, it is the Company's experience that historically few have made such election. As part of a variable annuity, the Company receives asset and administrative fees for the fixed option in addition to earning a spread on the assets supporting the option.

  Single Premium Deferred Annuity ("SPDA") Contracts. SPDA contracts accounted for $61.7 million (or 3.3%) of the Company's fixed annuity sales in 1995, and $1.42 billion (or 11.1%) of the Company's fixed annuity policy reserves as of December 31, 1995. SPDA contracts are distributed through broker/dealers, financial planners, banks and Nationwide Insurance Enterprise insurance agents. An SPDA contract is a savings vehicle in which the customer makes a single deposit with the Company. The Company guarantees the customer's principal and credits the customer's account with earnings at an interest rate that is stated and fixed for an initial period, typically at least one year. Thereafter, the Company resets, typically annually, the interest rate credited to the contract based upon market and other conditions. After a specified number of years, the customer may elect to take the proceeds of the annuity as a single payment or as a specified income for life or for a fixed number of years. No front-end sales charges are imposed for the Company's SPDA contracts. All such contracts, however, provide for the imposition of certain surrender charges, which are assessed against withdrawals in excess of specified amounts and which occur during the surrender charge period. The surrender charges are typically set within the range of 7% and 0% and typically decline from year to year, disappearing after seven contract years.

  Flexible Premium Deferred Annuity ("FPDA") Contracts. FPDA contracts accounted for $160.9 million (or 8.6%) of the Company's fixed annuity sales for 1995, and $1.54 billion (or 12.1%) of the Company's fixed annuity policy reserves as of December 31, 1995. FPDA contracts are distributed through broker/dealers, financial planners, banks and Nationwide Insurance Enterprise insurance agents. FPDA contracts are typically marketed to teachers and employees of tax-exempt organizations as tax-qualified retirement programs. Under these contracts, the Company accepts a single deposit or a series of deposits. Deposits may be paid at intervals which are either regular or irregular. FPDA contracts contain substantially the same guarantee of principal and interest rate terms included in the Company's SPDA contracts. Surrender charges are typically set within the range of 7% and 0% and typically decline from year to year, disappearing after seven contract years.

  Single Premium Immediate Annuity ("SPIA") Contracts. SPIA contracts accounted for $72.6 million (or 3.9%) of the Company's fixed annuity sales for 1995, and $995.9 million (or 7.8%) of the Company's fixed annuity policy reserves as of December 31, 1995. The Company's SPIA contracts are offered through its retail and wholesale distribution channels and are offered as either direct purchases or as fixed annuity options under the Company's various individual and group annuity contracts. An SPIA is an annuity that requires a one-time deposit in exchange for periodic annuity benefit payments. SPIA contracts are often purchased by persons at or near retirement age who desire a steady stream of future income.

Life Insurance

  The Company's Life Insurance segment is composed of a wide range of whole life, universal life, term life and variable universal life products. In recent years, the Company has placed particular emphasis within this segment on the sale of variable life insurance products that offer multiple investment options. From 1991 to 1995, first year premiums related to the Company's variable universal life products grew from $15.6 million to $96.6 million, a compound annual growth rate of 57.7%. The Company distributes its variable universal life insurance products through its wholesale distribution channels as well as through Nationwide Insurance Enterprise insurance agents. The Company's target markets for its life insurance products include the holders of personal automobile and homeowners' insurance policies issued by the Nationwide Insurance Enterprise and select customers to whom the accumulation of cash values is of paramount importance. As of September 30, 1996, approximately 10% of the Nationwide Insurance Enterprise's 7.7 million property/casualty policyholders also owned at least one of the Company's life insurance products. The Company distributes its traditional and universal life insurance products through Nationwide Insurance Enterprise insurance agents. See "Certain Relationships and Related Transactions--New Agreements with the Nationwide Insurance Enterprise--Intercompany Agreement--Nationwide Insurance Enterprise Insurance Agents." During 1995, approximately 57.7% of first year premiums were provided by Nationwide Insurance Enterprise insurance agents and approximately 42.3% were provided by the Company's wholesale distribution channels.

  The following table summarizes certain selected unaudited financial data for the Company's Life Insurance segment for the periods indicated.

                    LIFE INSURANCE SELECTED FINANCIAL DATA

                                AS OF OR FOR THE
                                  NINE MONTHS
                                     ENDED               AS OF OR FOR THE
                                 SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                              ------------------- -----------------------------
                                1996      1995      1995      1994      1993
                              --------- --------- --------- --------- ---------
                                            (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Policy charges..............  $    62.8 $    52.0 $    71.3 $    60.3 $    52.3
Life insurance premiums.....      129.7     123.7     166.3     156.5     153.0
Net investment income.......      130.1     127.8     171.3     166.3     165.8
Other income................        0.3       0.2       0.2       --        --
                              --------- --------- --------- --------- ---------
  Total revenues............      322.9     303.7     409.1     383.1     371.1
                              --------- --------- --------- --------- ---------
Benefits and claims.........      158.0     149.1     202.0     191.0     184.0
Policyholder dividends......       31.2      29.2      39.7      39.7      42.7
Amortization of deferred
 policy acquisition costs...       32.2      25.5      31.0      29.5      26.9
Operating expenses..........       55.3      49.0      68.8      69.9      67.8
                              --------- --------- --------- --------- ---------
  Total benefits and
   expenses.................      276.7     252.8     341.5     330.1     321.4
                              --------- --------- --------- --------- ---------
    Operating income before
     income taxes...........  $    46.2 $    50.9 $    67.6 $    53.0 $    49.7
                              ========= ========= ========= ========= =========
OTHER DATA:
First year premiums (sales):
 Traditional life...........  $    24.0 $    22.6 $    31.9 $    32.1 $    33.2
 Universal life/variable
  universal life............       87.0      67.3      95.4      87.2      60.6
Life insurance in force:
 Traditional life...........   18,339.9  16,885.7  17,657.9  16,381.6  15,024.3
 Universal life/variable
  universal life............   17,534.0  15,070.3  15,748.5  13,745.9  11,780.8

  Traditional Life Insurance Products. The Company offers whole life and term life insurance. Whole life insurance combines a death benefit with a savings plan that increases gradually in amount over a period of years. The customer pays a level premium over the customer's expected lifetime. The customer may borrow against the savings and also has the option of surrendering the policy and receiving the accumulated cash value rather than the death benefit. Term life insurance provides only a death benefit without any savings component. These traditional life insurance products are distributed on a retail basis by Nationwide Insurance Enterprise insurance agents.

  Universal Life and Variable Universal Life Insurance Products. The Company offers universal life and variable universal life insurance products including both flexible premium and single premium designs. These products provide life insurance under which the benefits payable upon death or surrender depend upon the policyholder's account value. Universal life insurance provides whole life insurance with flexible premiums and adjustable death benefits. For universal life, the policyholder's account value is credited based on an adjustable rate of return set by the Company relating to current interest rates. For variable universal life, the policyholder's account value is credited with the investment experience of the mutual funds chosen by the customer. The variable universal life products also typically include a general account guaranteed interest investment option. All of the Company's variable universal life insurance products are marketed under the Company's The Best of America--Life Planning Series brand name and have the same wide range of investment options as the Company's variable annuity products. These products are distributed on a retail basis by Nationwide Insurance Enterprise insurance agents as well as through wholesale distribution channels by broker/dealers, financial planners and banks.

MARKETING AND DISTRIBUTION

  The Company defines wholesale channels of distribution as channels in which an unaffiliated company, such as a securities broker/dealer, pension plan administrator, bank or other financial institution, sells the Company's products to its own customer base. The Company defines retail channels as those in which the Company's representatives, such as Nationwide Insurance Enterprise insurance agents, agents of the Company's sales subsidiaries and affiliates or individual financial planners, market products directly to a customer base identified by the Company. The Company provides, through both its retail and wholesale channels, the means for employers sponsoring tax-favored retirement plans (such as those described in IRC Sections 401(k), 403(b) and 457) to allow their employees to make contributions to such plans through payroll deductions. Typically, the Company receives the right from an employer to market products to employees and arrange to deduct periodic deposits from the employees' regular paychecks. The Company believes that the payroll deduction market is characterized by more predictable levels of sales than other markets because these customers are less likely, even in times of market volatility, to stop making annuity deposits than customers in other markets. In addition, the Company believes that payroll deduction access to customers provides significant insulation from competition by providing the customer with a convenient, planned method of periodic saving. In both the Pension Market, where the Company's products are distributed primarily on a wholesale basis, and in the Public Sector and Teacher Markets, where the Company's products are distributed primarily on a retail basis, payroll deduction is the primary method used for collecting premiums and deposits.

  The following table summarizes certain selected unaudited financial data for the Company's distribution channels.

             STATUTORY PREMIUMS, DEPOSITS AND OTHER CONSIDERATIONS
                          BY DISTRIBUTION CHANNEL(1)

                            FOR THE
                          NINE MONTHS
                             ENDED             FOR THE YEAR ENDED DECEMBER 31,
                         SEPTEMBER 30,   ----------------------------------------------
                              1996            1995            1994            1993
                         --------------  --------------  --------------  --------------
                            $       %       $       %       $       %       $       %
                         -------- -----  -------- -----  -------- -----  -------- -----
                                            (DOLLARS IN MILLIONS)
Wholesale channels:
 Investment dealers..... $2,820.1  41.6% $2,835.4  41.7% $2,279.0  40.7% $1,643.5  39.1%
 Pension market.........  1,460.5  21.5   1,573.7  23.1   1,366.5  24.4     726.1  17.3
 Financial
  institutions..........    677.3  10.0     515.4   7.6     324.3   5.8     291.6   7.0
                         -------- -----  -------- -----  -------- -----  -------- -----
  Total wholesale
   channels.............  4,957.9  73.1   4,924.5  72.4   3,969.8  70.9   2,661.2  63.4
                         -------- -----  -------- -----  -------- -----  -------- -----
Retail channels:
 Public sector and
  teacher markets.......  1,047.1  15.5   1,244.9  18.3   1,104.4  19.8     977.9  23.3
 Nationwide Insurance
  Enterprise insurance
  agents................    385.9   5.7     446.5   6.6     376.3   6.7     355.4   8.4
                         -------- -----  -------- -----  -------- -----  -------- -----
  Total retail
   channels.............  1,433.0  21.2   1,691.4  24.9   1,480.7  26.5   1,333.3  31.7
                         -------- -----  -------- -----  -------- -----  -------- -----
Other(2)................    388.2   5.7     182.1   2.7     148.5   2.6     205.3   4.9
                         -------- -----  -------- -----  -------- -----  -------- -----
 Total statutory
  premiums, deposits and
  other considerations.. $6,779.1 100.0% $6,798.0 100.0% $5,599.0 100.0% $4,199.8 100.0%
                         ======== =====  ======== =====  ======== =====  ======== =====

--------
(1) Statutory data have been derived from the Annual and Quarterly Statements of Nationwide Life, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
(2) Statutory premiums, deposits and other considerations from Nationwide Insurance Enterprise employee and agent benefit plans.

Wholesale Channels

  Investment Dealers. The Company sells individual and group variable annuities, fixed annuities and variable life insurance through broker/dealers in all 50 states and the District of Columbia. The Company has access to over 1,000 broker/dealers and over 30,000 registered representatives. Target markets include retirement planning for individuals, retirement planning for institutions of higher education and 501(c)(3) hospitals, participant-directed 401(k) plans covering less than 1,000 lives, small business life insurance (fewer than 500 employees) and IRA rollovers and tax-sheltered annuity transfers. The Company historically has focused on distributing through mid-sized regional broker/dealers and financial planning firms. The Company believes that it has strong broker/dealer relationships based on its diverse product mix, large selection of fund options and administrative technology. In addition to such relationships, the Company believes its financial strength and The Best of America brand name are competitive advantages in this distribution channel. The Company regularly seeks to add new broker/dealers to its distribution network.

  Pension Market. The Company defines the Pension Market as 401(k) plans sponsored by employers as part of employee retirement programs. The Company markets group variable annuities, group fixed annuities and record-keeping services to these plan sponsors primarily through over 200 regional pension plan administrators located in 45 states. The Company targets employers having between 25 and 2,000 employees because it believes that these plan sponsors tend to require more extensive record-keeping services from pension plan administrators and therefore tend to become long-term customers. As of September 30, 1996, 401(k) plans administered by the Company included over 280,000 participants. These participants generally make deposits through payroll deductions. The Company believes, based on industry survey data, that it is the third largest administrator of 401(k) plans based on total number of plans.

  Financial Institutions. The Company markets individual variable annuities (under its brand names and on a private-label basis), individual fixed annuities and variable universal life insurance through financial institutions, consisting primarily of banks and their subsidiaries. The Company seeks to establish marketing relationships with financial institutions having assets of $500.0 million or more. From January 1, 1991 to September 30, 1996, the number of financial institutions through which the Company distributes its products increased from 7 to 125. The Company is actively seeking to increase the number of financial institutions with which it has distribution arrangements. The Company believes that its expertise in training financial institution personnel to sell annuities, its breadth of product offerings, its financial strength and the Nationwide and The Best of America brand names are competitive advantages in this distribution channel. See "Certain Relationships and Related Transactions--New Agreement with the Nationwide Insurance Enterprise--Intercompany Agreement--License to Use Nationwide Name and Service Marks".

Retail Channels

  Public Sector and Teacher Markets. The Company markets various products and services on a retail basis through several subsidiary sales organizations to both the Public Sector and Teacher Markets. With respect to the Public Sector Market, the Company markets group variable annuities and fixed annuities to state and local governments for use in their IRC Section 457 retirement programs. Section 457 permits employees of state and local government entities and certain tax-exempt organizations to defer receipt of up to 33% of their taxable income, not to exceed $7,500 per year, and have such amounts accumulate on a tax-deferred basis until received. The Company currently markets such products to, and administers Section 457 retirement programs for, approximately 6,000 state and local government entities in 49 states. The Company believes that its existing relationships with state and local government entities and the Company's sponsorship by such entities as the National Association of Counties ("NACO") and The United States Conference of Mayors ("USCM") provide it with distinct competitive advantages in this market. NACO sponsorship, which began in 1980 and has been renewed three times, expires on December 31, 2005, and USCM sponsorship, which began in 1979 and has been renewed twice, expires on December 31, 2004.

  With respect to the Teacher Market, the Company has an exclusive contractual arrangement with the NEA to offer and sell certain products to its 2.2 million members. Under The NEA Valuebuilder brand name, the

Company markets both qualified and non-qualified (under IRC Section 403(b)) individual variable annuity contracts. The Company also offers IRAs in this market. The Teacher Market is primarily serviced by the Company's network of approximately 140 representatives known as Valuebuilder Investment Professionals. As of September 30, 1996, the Company administers plans for over 1,800 school districts in 48 states. Section 403(b) permits teachers and employees of certain tax-exempt organizations to defer receipt of a portion of their taxable income, not to exceed $9,500 per year, and invest the amount deferred in tax-deferred annuity products. The Company's marketing approach to these customers emphasizes educational seminars and other targeted communication channels such as direct mail. The NEA exclusive contractual arrangement, which began in 1990, automatically renewed on July 26, 1995 for an additional 5-year period.

  Nationwide Insurance Enterprise Insurance Agents. The Company sells traditional life, universal life and variable universal life insurance products and individual annuities through approximately 4,500 licensed Nationwide Insurance Enterprise insurance agents who primarily target the holders of personal automobile and homeowners' insurance policies issued by the Nationwide Insurance Enterprise. As of September 30, 1996, approximately 10% of the Nationwide Insurance Enterprises' 7.7 million property/casualty policyholders also owned at least one of the Company's life insurance products. The Nationwide Insurance Enterprise insurance agents sell exclusively Nationwide Insurance Enterprise products and may not offer products which compete with those of the Company. See "Certain Relationships and Related Transactions--New Agreements with Nationwide Insurance Enterprise--Intercompany Agreement--Nationwide Insurance Enterprise Insurance Agents."

Mutual Funds

  Nationwide Mutual Funds. In addition to including Company-managed mutual funds among the investment options for its variable products, the Company markets 10 public, open-end mutual funds through banks and Nationwide Insurance Enterprise insurance agents and directly to Nationwide Insurance Enterprise employees and their families. These products employ the existing investment management, shareholder services, accounting and administrative capabilities developed by the Company to support its variable annuity products. As of September 30, 1996, these mutual funds had $5.5 billion of assets under management, of which $3.4 billion related to variable annuities and variable life insurance and $2.1 billion related to retail mutual fund customers.

CORPORATE AND OTHER SEGMENT

  The Corporate and Other segment includes net investment income on investments not allocated to the three product segments; all realized investment gains and losses; investment management fees, other revenues and operating expenses of Nationwide mutual funds other than the portion allocated to the Variable Annuities and Life Insurance segments; commissions and other income earned by the marketing and distribution subsidiaries of the Company; and revenues, benefits and expenses associated with group annuity contracts issued to Nationwide Insurance Enterprise employee and agent benefit plans.

  The following table summarizes certain selected unaudited financial data for the Company's Corporate and Other segment for the periods indicated.

                  CORPORATE AND OTHER SELECTED FINANCIAL DATA

                                   AS OF OR FOR THE
                                      NINE MONTHS
                                         ENDED            AS OF OR FOR THE
                                     SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                   ----------------- --------------------------
                                     1996     1995     1995     1994     1993
                                   -------- -------- -------- -------- --------
                                              (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Net investment income............. $  111.8 $   96.0 $  137.7 $  154.3 $  101.2
Other income(1)...................     45.4     37.9     50.9     40.6     43.2
                                   -------- -------- -------- -------- --------
  Total revenues..................    157.2    133.9    188.6    194.9    144.4
                                   -------- -------- -------- -------- --------
Interest credited.................     79.0     77.1    105.6     97.3     84.5
Operating expenses................     47.4     37.9     55.5     57.3     56.3
                                   -------- -------- -------- -------- --------
  Total benefits and expenses.....    126.4    115.0    161.1    154.6    140.8
                                   -------- -------- -------- -------- --------
    Operating income before income
     taxes(1)..................... $   30.8 $   18.9 $   27.5 $   40.3 $    3.6
                                   ======== ======== ======== ======== ========
OTHER DATA(2):
Nationwide mutual fund assets..... $2,026.0 $1,813.8 $1,896.7 $1,472.3 $1,608.4

--------
(1) Excludes realized gains (losses) on investments.
(2) Excludes mutual funds selected as investment options under the Company's variable annuity and variable universal life insurance contracts and mutual funds selected as investment options under Nationwide Insurance Enterprise employee and agent benefit plans.

  Interest expense related to the Note Offering and the Capital Securities Offering will be recorded in the Corporate and Other segment which will reduce income before taxes for the Corporate and Other segment in periods after the completion of such offerings.

LIFE INSURANCE UNDERWRITING

  Life insurance policies are individually underwritten based on standardized underwriting guidelines and procedures. After initial processing, each file is reviewed and additional information (such as medical examinations, doctors' statements and special medical tests) is obtained to make an underwriting decision. The Company follows detailed, uniform underwriting procedures designed to assess and quantify insurance risks before issuing life insurance policies to individuals.

LIFE INSURANCE AND ANNUITY RESERVES

  In accordance with applicable insurance regulations, the Company records in its statutory financial statements actuarially determined reserves that are calculated to meet future obligations under outstanding insurance contracts. The reserves are based on statutorily recognized methods using prescribed morbidity and mortality tables and interest rates. Reserves include unearned premiums, premium deposits, claims that have been reported but are not yet paid, claims that have been incurred but have not been reported and claims in the process of settlement. The Company's reserves satisfy applicable statutory requirements.

  The reserves reflected in the consolidated financial statements of the Company are calculated based on GAAP. These reserves are based upon the Company's best estimates of mortality, persistency, expenses and investment income with appropriate provisions for adverse statistical deviation and the use of the net level premium method for all non-interest-sensitive products and the retrospective deposit method for interest-sensitive products. GAAP reserves differ from statutory reserves due to the use of different assumptions regarding mortality and interest rates and the introduction of lapse assumptions into the GAAP reserve calculation.

REINSURANCE

  The Company follows the customary industry practice of reinsuring ("ceding") a portion of its life insurance risks with other companies. The Company cedes insurance principally to reduce net liability on individual risks, to provide protection against large losses and to obtain greater diversification of risks. Although reinsurance does not legally discharge the ceding insurer of its primary liability for the full amount of policies reinsured, it does make the reinsurer liable to the insurer to the extent of the reinsurance ceded. The maximum amount of individual ordinary life insurance retained by the Company on any one life is $500,000. The Company cedes insurance primarily on an automatic basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a facultative basis, under which the reinsurer's prior approval is required for each risk reinsured. The Company also cedes insurance on a case-by-case basis particularly where the Company may be writing new risks or is unwilling to retain the full costs associated with new lines of business. The Company's principal reinsurers of individual life policies (and their corresponding A.M. Best ratings) at December 31, 1995 were: American United Life Insurance Company (A+), Reinsurance Group of America (A+), Lincoln National Life Insurance Company (A+), Franklin Life Insurance Company (A+), Business Men's Assurance Company (A), Indianapolis Life Insurance Company (A+) and Security Life of Denver Insurance Company (A+). See "--Ratings."

  Effective January 1, 1996, Nationwide Life reinsured all of its accident and health and group life insurance business to other members of the Nationwide Insurance Enterprise. See "Certain Relationships and Related Transactions-- Existing Agreements with Nationwide Insurance Enterprise--Coinsurance Agreements."

INVESTMENTS

General

  The Company's assets are divided between separate account and general account assets. As of September 30, 1996, $24.7 billion (or 56%) of the Company's total assets were held in separate accounts and $19.7 billion (or 44%) were held in the Company's general account, including $17.9 billion of general account investments. Separate account assets consist primarily of deposits from the Company's variable annuity business. Most separate account assets are invested in various mutual fund options available within the variable annuity products sold by the Company. The investment risk in the Company's separate account assets is borne by the Company's customers. General account assets consist mainly of investments generated by premiums on life insurance products and deposits in the Company's Fixed Annuities segment. The Company generates profits on these products, in part, based on the spread between the yield on general account invested assets and crediting rates on these products.

  The Company's general account investment policies emphasize high credit quality, diversification across asset classes and individual investment risks, and a buy and hold strategy. As noted in the table below, the Company's general account assets are invested primarily in fixed maturity securities and commercial mortgage loans. The Company has a general policy of diversifying investments within asset categories. Additionally, the Company's investment policy provides that fixed maturity investments are limited to purchases of investment grade securities or unrated securities which, in the opinion of the Company, should qualify for such rating. The Company monitors its exposure to individual borrowers, credit risks, industries or property types and geographic locations. The Company's investments are subject to suitability and diversification requirements under applicable insurance laws. See "Business-- Regulation." The Investment Committee of the Board of Directors of Nationwide Life, which is comprised of the Chairman and five outside directors, meets ten times a year. Such committee approves investment policy and strategy, approves all mortgage loans and large private placements and reviews and ratifies all other investments. In relation to the life insurers reporting to the American Council of Life Insurance ("ACLI"), the Company's general account investment portfolio has achieved (i) higher net investment yields, (ii) lower bond default rates and (iii) lower mortgage delinquency rates, in each case in each of the past five years.

  The following table summarizes the Company's consolidated invested assets by asset category as of September 30, 1996 and December 31, 1995.

                         CONSOLIDATED INVESTED ASSETS

                            AS OF SEPTEMBER 30, 1996   AS OF DECEMBER 31, 1995
                            ------------------------- -------------------------
                                           % OF                      % OF
                            CARRYING  GENERAL ACCOUNT CARRYING  GENERAL ACCOUNT
                              VALUE   INVESTED ASSETS   VALUE   INVESTED ASSETS
                            --------- --------------- --------- ---------------
                                           (DOLLARS IN MILLIONS)
Fixed maturities(1):
 Public.................... $ 8,236.2       46.0%     $ 8,609.8       48.3%
 Private...................   3,732.8       20.9        3,891.8       21.8
Mortgage loans, net:
 Commercial................   5,137.6       28.7        4,624.3       25.9
 Residential...............       2.8        --             3.1        --
Real estate, net...........     235.5        1.3          229.4        1.3
Policy loans...............     364.1        2.0          336.4        1.9
Equity securities(1).......      53.0        0.3           37.5        0.2
Other long-term
 investments...............      59.8        0.3           62.0        0.4
Short-term investments.....      98.1        0.5           42.7        0.2
                            ---------      -----      ---------      -----
  Total general account
   invested assets......... $17,919.9      100.0%     $17,837.0      100.0%
                            =========      =====      =========      =====
  Total separate account
   assets.................. $24,673.5                 $18,591.1
                            =========                 =========

--------
(1) As of September 30, 1996, all fixed maturities and equity securities are classified as available-for-sale and are carried at fair value.

  The Company employs an asset/liability management approach tailored to the specific requirements of each of its product lines. The Company's general account investment assets are primarily managed in a number of pools that are separated by weighted average maturity of the assets in the pools. Each product line has an investment strategy defined in terms of the percentage of new investments the Company wishes to have invested in each pool. The Company's actuaries combine this information with the amount of new investments needed for each line to arrive at the amount of new investments needed for each pool by month. The investments acquired for each pool are shared on a proportional basis by each of the lines requesting investments in the pool based on their actual investment needs.

  The following table summarizes the net investment yield of the Company's general account invested assets relative to that of the life insurers reporting to the ACLI.

                             NET INVESTMENT YIELD

                                                       THE           BASIS POINT
YEAR                                                 COMPANY ACLI(1) DIFFERENCE
----                                                 ------- ------- -----------
1991................................................  9.34%   9.09%       25
1992................................................  8.93    8.58        35
1993................................................  8.57    8.04        53
1994................................................  8.37    7.63        74
1995................................................  8.21    7.90        31

--------
(1) Source: ACLI Statistical Bulletin #96-5 (September 9, 1996) entitled "Rate of Investment Income of U.S. Legal Reserve Life Insurance Companies."

Fixed Maturity Securities

  As of September 30, 1996, general account fixed maturity securities were $11.9 billion (or 67%) of the carrying value of consolidated general account invested assets. As of such date, public and private fixed maturity securities constituted $8.2 billion (or 68.9%) and $3.7 billion (or 31.1%), respectively, of total general account fixed maturity securities. The Company's general account fixed maturity securities portfolio consists primarily of investment grade corporate fixed maturity securities, high-quality mortgage-backed securities and U.S. government and agency obligations.

  The following table summarizes the composition of the Company's general account fixed maturity securities by category as of September 30, 1996.

           GENERAL ACCOUNT FIXED MATURITY SECURITIES -- COMPOSITION

                                                   AS OF SEPTEMBER 30, 1996
                                                   ----------------------------
                                                    CARRYING
                                                      VALUE        % OF TOTAL
                                                   -------------- -------------
                                                    (DOLLARS IN MILLIONS)
U.S. government/agencies.......................... $        184.8          1.5%
State and political subdivisions..................            1.7          --
Mortgage-backed securities:
 U.S. government/agencies.........................        3,590.1         30.0
 Non-government/agencies..........................            --           --
Corporate.........................................        8,192.4         68.5
                                                   --------------   ----------
  Total........................................... $     11,969.0        100.0%
                                                   ==============   ==========

  The following table sets forth scheduled maturities for the Company's general account fixed maturity securities as of September 30, 1996.

     GENERAL ACCOUNT FIXED MATURITY SECURITIES -- SCHEDULED MATURITIES (1)

                                                   AS OF SEPTEMBER 30, 1996
                                                   ----------------------------
                                                    CARRYING
                                                      VALUE        % OF TOTAL
                                                   -------------- -------------
                                                    (DOLLARS IN MILLIONS)
Due in one year or less........................... $        399.4          3.3%
Due after one year through five years.............        3,988.1         33.3
Due after five years through 10 years.............        2,738.3         22.9
Due after 10 years................................        1,253.1         10.5
Mortgage-backed securities........................        3,590.1         30.0
                                                   --------------   ----------
  Total fixed maturity securities................. $     11,969.0        100.0%
                                                   ==============   ==========

--------
(1) General account fixed maturity securities with call dates are classified on their earliest call date.

  The average duration and average maturity of the Company's general account fixed maturity securities as of September 30, 1996 were approximately 3.78 and
8.36 years, respectively. As a result, the market value of the Company's general account investments may fluctuate significantly in response to changes in interest rates. In addition, the Company may also be likely to experience investment losses to the extent its liquidity needs require the disposition of general account fixed maturity securities in unfavorable interest rate environments.

  The Company's portfolio of general account investment grade fixed maturity securities is diversified by number and type of issuer. As of September 30, 1996, general account investment grade fixed maturity securities included the securities of over 554 issuers, with no issuer, other than the U.S. government or its agencies, representing more than 1.0% of the carrying value of general account investment grade fixed maturity securities. As of September 30, 1996, none of these investments was classified by the Company as a problem investment or had been restructured.

  Below investment grade fixed maturity securities in the Company's general account as of September 30, 1996 included the securities of 29 issuers representing approximately 2% of the carrying value of total fixed maturity securities. The Company's investment policy provides that fixed maturity investments are limited to purchases of investment grade securities or unrated securities which, in the opinion of the Company, should qualify for such rating. All of the below grade fixed maturity securities held in the Company's general account as of September 30, 1996 were investment grade securities when purchased by the Company.

  The NAIC assigns securities quality ratings and uniform valuations called "NAIC Designations" which are used by insurers when preparing their annual statements. The NAIC assigns designations to publicly traded as well as privately placed securities. The designations assigned by the NAIC range from class 1 to class 6, with a designation in class 1 being of the highest quality. Of the Company's general account fixed maturity securities, 98.0% by the carrying value were in the highest two NAIC Designations as of September 30, 1996.

  The following tables set forth an analysis of the credit quality, as determined by NAIC Designation, of the Company's general account fixed maturity securities portfolio and general account public fixed maturity securities portfolio as of September 30, 1996 and December 31, 1995.

          GENERAL ACCOUNT FIXED MATURITY SECURITIES -- CREDIT QUALITY

                                            AS OF SEPTEMBER 30, 1996   AS OF DECEMBER 31, 1995
                                            -----------------------------------------------------
      NAIC            RATING AGENCY          CARRYING                   CARRYING
 DESIGNATION(1) EQUIVALENT DESIGNATION(2)      VALUE       % OF TOTAL     VALUE       % OF TOTAL
 -------------- -------------------------   ------------- -------------------------- ------------
                                                          (DOLLARS IN MILLIONS)
 1                      Aaa/Aa/A..          $     8,188.0        68.4% $     8,659.9        69.3%
 2                      Baa.......                3,545.8        29.6        3,562.9        28.5
 3                      Ba........                  156.1         1.3          224.1         1.8
 4                      B.........                   75.5         0.1           44.9         0.4
                           Caa and
 5                      lower.....                    3.6         0.1            2.8        --
                        In or near
 6                      default...                    --         --              7.0        --
 Redeemable preferred stock and other.....            --         --              --         --
                                            -------------   ---------- -------------   ----------
    Total.................................  $    11,969.0       100.0% $    12,501.6       100.0%
                                            =============   ========== =============   ==========

--------
(1) NAIC Designations are assigned no less frequently than annually. Some designations for securities shown as of September 30, 1996 have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.
(2) Comparisons between NAIC and Moody's designations are published by the NAIC. In the event no Moody's rating is available, the Company has assigned internal ratings corresponding to the public rating.

      GENERAL ACCOUNT PUBLIC FIXED MATURITY SECURITIES -- CREDIT QUALITY

                                            AS OF SEPTEMBER 30, 1996    AS OF DECEMBER 31, 1995
                                            --------------------------- -------------------------
      NAIC            RATING AGENCY          CARRYING                    CARRYING
 DESIGNATION(1) EQUIVALENT DESIGNATION(2)      VALUE       % OF TOTAL     VALUE       % OF TOTAL
 -------------- -------------------------   ------------- ------------- ------------ ------------
                                                          (DOLLARS IN MILLIONS)
 1                      Aaa/Aa/A..          $     6,392.2         77.6% $    6,730.2        78.2%
 2                      Baa.......                1,762.2         21.4       1,811.0        21.0
 3                      Ba........                   47.4          0.6          49.0         0.6
 4                      B.........                   34.4          0.4          19.6         0.2
                        Caa and
 5                      lower.....                    --          --             --         --
                        In or near
 6                      default...                    --          --             --         --
 Redeemable preferred stock and other.....            --          --             --         --
                                            -------------   ----------- ------------   ----------
    Total.................................  $     8,236.2        100.0% $    8,609.8       100.0%
                                            =============   =========== ============   ==========

--------
(1) NAIC Designations are assigned no less frequently than annually. Some designations for securities shown as of September 30, 1996 have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.
(2) Comparisons between NAIC and Moody's designations are published by the NAIC. In the event no Moody's rating is available, the Company has assigned internal ratings corresponding to the public rating.

  The Company invests in private fixed maturity securities because of the (i) generally higher nominal yield available compared to comparably rated public fixed maturity securities, (ii) more restrictive financial and business covenants available in private fixed maturity security loan agreements and
(iii) stronger prepayment protection. Although private fixed maturity securities are not registered with the Commission and generally are less liquid than public fixed maturity securities, restrictive financial and business covenants included in private fixed maturity security loan agreements generally are designed to compensate for the impact of increased liquidity risk. Substantially all of the private fixed maturity securities that the Company holds are participations in issues that are also owned by other investors. In addition, some of the private fixed maturity securities are rated by nationally recognized rating agencies and substantially all have been assigned a rating designation by the NAIC.

  The following table sets forth an analysis of the credit quality, as determined by NAIC Designation, of the Company's general account private fixed maturity securities portfolio as of September 30, 1996 and December 31, 1995.

      GENERAL ACCOUNT PRIVATE FIXED MATURITY SECURITIES -- CREDIT QUALITY

                                            AS OF SEPTEMBER 30, 1996     AS OF DECEMBER 31, 1995
                                            ---------------------------  --------------------------
      NAIC            RATING AGENCY          CARRYING                     CARRYING
 DESIGNATION(1) EQUIVALENT DESIGNATION(2)      VALUE       % OF TOTAL      VALUE        % OF TOTAL
 -------------- -------------------------   ------------- -------------  ------------- ------------
                                                          (DOLLARS IN MILLIONS)
 1                      Aaa/Aa/A..          $     1,795.8         48.1%  $     1,929.7         49.6%
 2                      Baa.......                1,783.6         47.7         1,751.9         45.0
 3                      Ba........                  108.7          3.0           175.1          4.5
 4                      B.........                   41.1          1.1            25.3          0.6
                           Caa and
 5                      lower.....                    3.6          0.1             2.8          0.1
                        In or near
 6                      default...                    --           --              7.0          0.2
 Redeemable preferred stock and other.....            --           --              --           --
                                            -------------   ----------   -------------   ----------
    Total.................................  $     3,732.8        100.0%  $     3,891.8        100.0%
                                            =============   ==========   =============   ==========

--------
(1) NAIC Designations are assigned no less frequently than annually. Some designations for securities shown as of September 30, 1996 have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.
(2) Comparisons between NAIC and Moody's designations are published by the NAIC. In the event no Moody's rating is available, the Company has assigned internal ratings corresponding to the public rating.

  The following table sets forth the bond default rates for the Company and the life insurers reporting to the ACLI for the periods indicated.

                           COMPANY AND LIFE INDUSTRY
                              BOND DEFAULT RATES

                                          FOR THE YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                          1995    1994    1993    1992    1991
                                         ------  ------  ------  ------  ------
Company.................................   0.04%   0.03%   0.01%   0.03%   0.13%
ACLI....................................   0.09    0.19    0.28    0.60    0.74

--------
(1) Source: ACLI Statistical Bulletins entitled "Quality Distribution of Bond Holdings of U.S. Legal Reserve Life Insurance Companies:" Bulletin #'s 96-2, 95-7, 94-5, 93-5 and 92-2, dated May 15, 1996, July 24, 1995, July 28,
    1994, August 3, 1993 and July 17, 1992, respectively.

  The Company maintains significant general account investments in mortgage-backed securities ("MBS"). The Company's general account MBS investments include residential MBS and commercial MBS. As of September 30, 1996, MBS were $3.59 billion (or 30.0%) of the carrying value of the general account fixed maturity securities, all of which were guaranteed by the U.S. government or an agency of the U.S. government.

  The Company believes that general account MBS investments add diversification, liquidity, credit quality and additional yield to its general account fixed maturity securities portfolio. The objective of the Company's general account MBS investments is to provide reasonable cash flow stability and increased yield. General account MBS investments include collateralized mortgage obligations ("CMOs") and mortgage-backed pass- through securities. The Company's general account MBS investments do not include interest-only securities or principal-only securities or other MBS which may exhibit extreme market value volatility.

  Prepayment risk is an inherent risk of holding MBS. However, the degree of prepayment risk is particular to the type of MBS held. The Company limits its exposure to prepayments by purchasing less volatile types of MBS. As of September 30, 1996, $2.9 billion (or 81.5%) of the carrying value of the general account MBS portfolio was invested in planned amortization class CMOs ("PACs"). PACs are securities whose cash flows are designed to remain constant over a variety of mortgage prepayment environments. Other classes in the CMO security are structured to accept the volatility of mortgage prepayment changes, thereby insulating the PAC class. Of the remaining general account MBS portfolio, $2.8 million (or 0.1%) was invested in mortgage-backed pass-throughs or sequential CMOs. Pass-throughs are securities in which the monthly cash flows of principal and interest (both scheduled and prepayments) generated by the underlying mortgages are distributed on a pro rata basis to the holders of securities. A sequential MBS is structured to divide the CMO security into sequentially ordered classes. Receipt of principal payments are made currently on all classes. While these securities are more sensitive to prepayment risk than PACs, the Company does not consider them highly volatile securities.

  The following table sets forth the distribution by investment type of the Company's general account MBS portfolio as of September 30, 1996.

       GENERAL ACCOUNT MORTGAGE-BACKED SECURITIES -- INVESTMENT TYPE(1)

                                                    AS OF SEPTEMBER 30, 1996
                                                    ---------------------------
                                                     CARRYING
                                                       VALUE       % OF TOTAL
                                                    ------------- -------------
                                                      (DOLLARS IN MILLIONS)
Accrual............................................ $        40.4          1.1%
PAC................................................       2,926.2         81.5
Sequential.........................................           2.8          0.1
Scheduled..........................................         143.8          4.0
TAC................................................          87.1          2.4
VADM...............................................         389.8         10.9
                                                    -------------   ----------
  Total............................................ $     3,590.1        100.0%
                                                    =============   ==========

--------
(1) All general account mortgage-backed securities are agency-backed.

  Pursuant to the Company's investment policies, the Company does not invest in derivative securities other than MBS.

Mortgage Loans

  As of September 30, 1996, general account mortgage loans were $5.1 billion (or 28.7%) of the carrying value of consolidated general account invested assets. As of such date, commercial mortgage loans constituted substantially all (99.9%) of total general account mortgage loans with the remainder being 79 residual residential loans originated prior to 1981 with a principal balance of $2.8 million. These mortgages, substantially all of which are made on a non-recourse basis, consist primarily of fixed rate mortgages on existing income-producing properties. As of September 30, 1996, there were two second mortgages totaling $2.6 million and no construction loans, participating or convertible mortgages or land development loans. Commitments to fund mortgage loans of $335.4 million extending into 1997 were outstanding as of the date of this Prospectus.

  The following tables set forth the distribution by property type and region of the Company's commercial mortgages as of September 30, 1996 and December 31, 1995.

                      GENERAL ACCOUNT COMMERCIAL MORTGAGE
                        LOAN PORTFOLIO -- PROPERTY TYPE

                      AS OF SEPTEMBER 30, 1996       AS OF DECEMBER 31, 1995
                    ----------------------------- -----------------------------
                                       % OF TOTAL                    % OF TOTAL
                     NUMBER  PRINCIPAL PRINCIPAL   NUMBER  PRINCIPAL PRINCIPAL
                    OF LOANS  BALANCE   BALANCE   OF LOANS  BALANCE   BALANCE
                    -------- --------- ---------- -------- --------- ----------
                                       (DOLLARS IN MILLIONS)
Property Type(1):
 Apartment.........   184    $1,186.2     22.8%     159    $  995.8     21.3%
 Retail............   418     2,311.4     44.5      396     2,237.3     47.8
 Office............   143       870.6     16.8      131       785.8     16.8
 Industrial........   178       825.3     15.9      159       660.9     14.1
 Hotel/motel.......     1         0.5      --         2         1.5      --
 Other.............     2         0.4      --         3         0.9      --
                      ---    --------    -----      ---    --------    -----
   Total...........   926    $5,194.4    100.0%     850    $4,682.2    100.0%
                      ===    ========    =====      ===    ========    =====

--------
(1) As defined by the ACLI.

                      GENERAL ACCOUNT COMMERCIAL MORTGAGE
                           LOAN PORTFOLIO -- REGION

                           AS OF SEPTEMBER 30, 1996       AS OF DECEMBER 31, 1995
                         ----------------------------- -----------------------------
                                            % OF TOTAL                    % OF TOTAL
                          NUMBER  PRINCIPAL PRINCIPAL   NUMBER  PRINCIPAL PRINCIPAL
                         OF LOANS  BALANCE   BALANCE   OF LOANS  BALANCE   BALANCE
                         -------- --------- ---------- -------- --------- ----------
                                            (DOLLARS IN MILLIONS)
Region(1):
 New England............    34    $  232.5      4.5%      30    $  197.5      4.2%
 Middle Atlantic........    60       357.0      6.9       57       350.0      7.5
 East North Central.....   177     1,018.6     19.6      160       930.9     19.9
 West North Central.....    33       244.5      4.7       36       262.4      5.6
 South Atlantic.........   209     1,068.9     20.6      187       901.4     19.3
 East South Central.....    66       324.5      6.2       63       307.1      6.5
 West South Central.....   104       720.9     13.9       91       618.4     13.2
 Mountain...............    46       223.9      4.3       45       203.8      4.4
 Pacific................   197     1,003.6     19.3      181       910.7     19.4
                           ---    --------    -----      ---    --------    -----
   Total................   926    $5,194.4    100.0%     850    $4,682.2    100.0%
                           ===    ========    =====      ===    ========    =====

--------
(1) As defined by the ACLI.

  As of September 30, 1996, the Company's largest mortgage loan exposure to any borrowing group was $88.4 million (or 1.7%) of the Company's general account mortgage portfolio.

  The following table sets forth the composition of the Company's general account commercial mortgage loan portfolio by loan size as of September 30, 1996 and December 31, 1995.

        GENERAL ACCOUNT COMMERCIAL MORTGAGE LOAN PORTFOLIO -- LOAN SIZE

                           AS OF SEPTEMBER 30, 1996       AS OF DECEMBER 31, 1995
                         ----------------------------- -----------------------------
                                            % OF TOTAL                    % OF TOTAL
                          NUMBER  PRINCIPAL PRINCIPAL   NUMBER  PRINCIPAL PRINCIPAL
         SIZE            OF LOANS  BALANCE   BALANCE   OF LOANS  BALANCE   BALANCE
         ----            -------- --------- ---------- -------- --------- ----------
                                            (DOLLARS IN MILLIONS)
Under $5 million........   525    $1,323.9     25.5%     482    $1,195.4     25.5%
$5 million to $9.9
 million................   265     1,861.5     35.8      251     1,771.3     37.9
$10 million to $19.9
 million................   122     1,589.2     30.6      106     1,387.5     29.6
$20 million to $29.9
 million................     9       217.4      4.2        7       168.4      3.6
Over $30 million........     5       202.4      3.9        4       159.6      3.4
                           ---    --------    -----      ---    --------    -----
  Total.................   926    $5,194.4    100.0%     850    $4,682.2    100.0%
                           ===    ========    =====      ===    ========    =====

  The Company's investment policy with regard to the origination of new mortgage loans involves a review of the economics of the property being financed, adherence to guidelines that provide for diversification of the mortgage portfolio by property type and location, a review of industry lending practices prevailing from time to time and diversification of the Company's total general account investment portfolio. Guidelines for new mortgage loans generally require a loan-to-value ratio of not greater than 75% at the time of origination.

  Substantially all of the general account commercial mortgage loans were originated by the Company and not purchased from third parties. The Company originates general account commercial mortgage loans through a national network of mortgage banking correspondent companies which represent the Company in many of the major metropolitan areas of the United States. Typically, a correspondent company is an independent business which has a staff of experienced specialists in property finance who are highly knowledgeable about the real estate market in the company's local or regional area. The correspondent company is an expert in the appraisal, underwriting and servicing of commercial mortgage loans. Typically, the correspondent company is the Company's one representative through which all mortgage investment opportunities in the particular market must originate. The correspondent company presents commercial mortgage loan opportunities to the Company on property types and with respect to borrowers that meet the Company's stringent underwriting requirements. After a mortgage loan is made, the correspondent company services the loans for the Company by, among other things, collecting all mortgage payments as well as amounts escrowed for the payment of any taxes and insurance premiums. For its services, the correspondent company receives from the Company an annual fee generally ranging between .0625% and .125% of the mortgage balance.

  Currently, the Company is represented by 23 correspondent companies that originate commercial mortgage investment opportunities and service the general account mortgage loans. In addition, the Company is represented by another 13 companies that service general account mortgage loans but do not originate mortgage loan investment opportunities.

  The general account commercial mortgage loan portfolio includes both amortizing and balloon loans. The Company defines balloon loans to be mortgages with periodic installments of principal and interest that do not fully amortize the loan. The balance is due at a specified date in the future which represents the end of the loan term.

  The following table sets forth the maturity and principal repayment schedule for the Company's general account mortgage loan portfolio as of September 30, 1996 and December 31, 1995.

        GENERAL ACCOUNT MORTGAGE LOAN PORTFOLIO -- SCHEDULED MATURITIES

                             AS OF SEPTEMBER 30, 1996           AS OF DECEMBER 31, 1995
                         --------------------------------- ---------------------------------
                             AGGREGATE                         AGGREGATE
                         PRINCIPAL BALANCE      % OF       PRINCIPAL BALANCE      % OF
                            OF MORTGAGE    TOTAL PRINCIPAL    OF MORTGAGE    TOTAL PRINCIPAL
                          LOANS MATURING       BALANCE      LOANS MATURING       BALANCE
                         ----------------- --------------- ----------------- ---------------
                                                (DOLLARS IN MILLIONS)
1996....................     $   82.5            1.6%          $  254.9            5.4%
1997....................        165.9            3.2              210.4            4.5
1998....................        215.9            4.2              230.2            4.9
1999....................        361.4            7.0              347.3            7.4
2000....................        532.8           10.2              564.6           12.1
2001....................        355.4            6.8              367.1            7.8
2002....................        429.3            8.3              439.1            9.4
2003....................        443.0            8.5              303.5            6.5
2004....................        363.0            7.0              369.4            7.9
2005....................        687.8           13.2              694.6           14.8
2006....................        427.6            8.2              103.3            2.2
After 2006..............      1,132.6           21.8              800.9           17.1
                             --------          ------          --------          ------
                             $5,197.2          100.0%          $4,685.3          100.0%
                             ========          ======          ========          ======

  The Company monitors all of the mortgage loans in its general account mortgage loan portfolio on an ongoing basis and identifies mortgage loans that, because of certain objective or subjective characteristics, cause management to conclude that such loans require additional investigation. Among criteria that cause a loan to be so identified are (i) borrower bankruptcies,
(ii) bankruptcies of major tenants of mortgaged properties, (iii) requests from borrowers for loan restructuring or relief, (iv) known or suspected cash flow deficiencies, (v) lateness of payments, (vi) noncompliance with covenants, (vii) known or suspected loan to value imbalances, (viii) lease rollovers affecting debt service coverage or property value, (ix) property vacancy rates, (x) maturing loans identified as potential refinancing risks and (xi) other subjective factors relating to the borrower or the mortgaged property.

  The Company and the ACLI define problem mortgage loans as loans which are 60 or more days delinquent and/or are in foreclosure. The following tables set forth the distribution by property type and region of the Company's commercial mortgage loans that were delinquent or in the process of foreclosure, compared to the life insurers reporting to the ACLI, as of December 31, 1995.

                COMMERCIAL MORTGAGE LOANS DELINQUENT OR IN THE
                    PROCESS OF FORECLOSURE BY PROPERTY TYPE

                                         AS OF DECEMBER 31, 1995
                         --------------------------------------------------------
                                         COMPANY                     ACLI(1)
                         --------------------------------------- ----------------
                         NUMBER OF PRINCIPAL   DELINQUENCY AND   DELINQUENCY AND
                           LOANS    BALANCE  FORECLOSURE RATE(2) FORECLOSURE RATE
                         --------- --------- ------------------- ----------------
                                          (DOLLARS IN MILLIONS)
Property Type(3):
 Apartment..............     --      $ --            -- %              0.23%
 Retail.................      5       29.5          0.63               0.43
 Office.................     --        --            --                1.20
 Industrial.............     --        --            --                0.21
 Hotel/motel............     --        --            --                0.14
 Mixed Use..............     --        --            --                0.01
 Other Commercial
  Property..............     --        --            --                0.13
                            ---      -----          ----               ----
  Total.................      5      $29.5          0.63%              2.35%
                            ===      =====          ====               ====

--------
(1) Source: ACLI Investment Bulletin entitled "Quarterly Survey of Mortgage Loan Delinquencies and Foreclosures," Number 1326, dated February 28, 1996.
(2) Reflects, by individual property types, commercial mortgage loans that are delinquent 60 days or more or in the process of foreclosure as a percentage of composite total loans.
(3) Property types are defined by the ACLI.

                COMMERCIAL MORTGAGE LOANS DELINQUENT OR IN THE
                       PROCESS OF FORECLOSURE BY REGION

                                        AS OF DECEMBER 31, 1995
                       --------------------------------------------------------
                                       COMPANY                     ACLI(1)
                       --------------------------------------- ----------------
                       NUMBER OF PRINCIPAL   DELINQUENCY AND   DELINQUENCY AND
                         LOANS    BALANCE  FORECLOSURE RATE(2) FORECLOSURE RATE
                       --------- --------- ------------------- ----------------
                                        (DOLLARS IN MILLIONS)
Region(3):
 New England..........      2      $14.8          0.32%             0.17%
 Middle Atlantic......     --        --           --                0.51
 East North Central...     --        --           --                0.36
 West North Central...     --        --           --                0.04
 South Atlantic.......      2        9.1          0.19              0.34
 East South Central...     --        --           --                0.05
 West South Central...     --        --           --                0.14
 Mountain.............     --        --           --                0.06
 Pacific..............      1        5.6          0.12              0.60
 Other................     --        --           --                0.08
                          ---      -----          -----             -----
  Total...............      5      $29.5          0.63%             2.35%
                          ===      =====          =====             =====

--------
(1) Source: ACLI Investment Bulletin entitled "Quarterly Survey of Mortgage Loan Delinquencies and Foreclosures," Number 1326, dated February 28, 1996.
(2) Reflects, by region, commercial mortgage loans that are delinquent 60 days or more or in the process of foreclosure as a percentage of composite total loans.
(3) Regions are defined by the ACLI.

  In certain situations delinquent mortgages may be restructured or modified. As of September 30, 1996, the amortized cost of restructured mortgages totaled $59.4 million, as compared with $66.0 million and $77.0 million as of December 31, 1995 and 1994, respectively.

  The following table sets forth the delinquency, foreclosure and restructured commercial mortgage loan experience for the Company and for the life insurers reporting to the ACLI for the periods indicated.

                    THE COMPANY AND LIFE INSURANCE INDUSTRY
                            PROBLEM LOAN COMPARISON

                     FOR THE YEAR ENDED  FOR THE YEAR ENDED  FOR THE YEAR ENDED  FOR THE YEAR ENDED  FOR THE YEAR ENDED
                      DECEMBER 31, 1995   DECEMBER 31, 1994   DECEMBER 31, 1993   DECEMBER 31, 1992   DECEMBER 31, 1991
                     ------------------- ------------------- ------------------- ------------------- -------------------
                      COMPANY   ACLI(1)   COMPANY   ACLI(1)   COMPANY   ACLI(1)   COMPANY   ACLI(1)   COMPANY   ACLI(1)
                     --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------
Delinquent(2)......     0.63%      2.35%    0.48%      3.38%    0.80%      4.54%    1.41%      6.62%    0.92%      5.93%
In foreclosure(3)..    0.63       1.45     0.48       1.80     0.80       2.17     1.41       3.16     0.92       2.87
Restructured(4)....    1.48       8.27     1.95       9.58     1.87       9.35     1.25       7.44     2.11       5.09
                     --------  --------- --------  --------- --------  --------- --------  --------- --------  ---------
 Subtotal..........    2.11      10.62     2.43      12.96     2.67      13.89     2.66      14.06     3.03      11.02
Foreclosed--year to
 date..............    0.74       1.75     1.18       2.52     1.48       3.21     3.33       3.31     1.31       2.29
                     --------  --------- --------  --------- --------  --------- --------  --------- --------  ---------
 Total.............     2.85%     12.37%    3.61%     15.48%    4.15%     17.10%    5.99%     17.37%    4.34%     13.31%
                     ========  ========= ========  ========= ========  ========= ========  ========= ========  =========

--------
(1) Source: ACLI Investment Bulletins entitled "Quarterly Survey of Mortgage Loan Delinquencies and Foreclosures," numbers 1326, 1289, 1253, 1213 and 1174, dated February 28, 1996, March 9, 1995, March 1, 1994, March 2, 1993
    and March 3, 1992, respectively.
(2) Commercial mortgage loans are classified by the Company and the ACLI as delinquent when they are 60 days or more past due.
(3) Delinquent includes loans in foreclosure; therefore, subtotal and total lines exclude "In foreclosure" amounts.
(4) Commercial mortgage loans are classified by the Company and the ACLI as restructured when they are in good standing, but the basic terms have been modified as a result of an actual or anticipated delinquency.

  The following table shows credit-related realized and unrealized gains and losses before taxes on the Company's general account commercial mortgage loans for the periods indicated. Realized losses on general account commercial mortgage loans are generally a result of delinquent loans 30 days or more past due. The following table focuses on credit losses and does not reflect gains from prepayment penalties of $3.2 million, $6.4 million, $5.2 million, $1.3 million and $3.8 million in 1995, 1994, 1993, 1992 and 1991, respectively.

                   GENERAL ACCOUNT COMMERCIAL MORTGAGE LOAN
                        CREDIT-RELATED GAINS AND LOSSES

                                      FOR THE YEAR ENDED DECEMBER 31,
                                   ------------------------------------------
                                    1995    1994     1993     1992     1991
                                   ------  -------  -------  -------  -------
Realized gains (losses)........... $ (7.1) $ (20.4) $ (28.2) $ (36.1) $ (18.4)
Unrealized gains (losses).........    --       --       --       --       --
                                   ------  -------  -------  -------  -------
  Total........................... $ (7.1) $ (20.4) $ (28.2) $ (36.1) $ (18.4)
                                   ======  =======  =======  =======  =======
Percentage of beginning of year
 portfolio........................   0.17%    0.53%    0.79%    1.12%    0.51%

Real Estate

  As of September 30, 1996, equity real estate assets were $235.5 million (or 1.3%) of the carrying value of general account invested assets. The equity real estate category consists of retail, office, industrial and other properties. Retail properties constitute the largest component of the category and are primarily grocery store-anchored neighborhood shopping centers.

Policy Loans

  The Company held $364.1 million of general account policy loans as of September 30, 1996. Of such policy loans, 57.6% were on traditional life policies and 42.4% were on universal life policies and annuities. Policy loans are permitted to the extent of a policy's contractual limits and are collateralized fully by policy cash values. Loan rates are fixed in the contracts and range from 5% to 8%. For policies with variable rate provisions, the loan interest rates were tied to external indices. The weighted average policy loan interest rate was 7.75% as of September 30, 1996.

Equity Securities

  As of September 30, 1996, the Company held general account equity securities of $53.0 million (or 0.03%) of general account consolidated invested assets. The Company's general account equity security investments consist of a diversified portfolio primarily of publicly traded common stocks.

Other Long-Term Investments

  As of September 30, 1996, other long-term investments were $59.8 million (or 0.3%) of the carrying value of general account invested assets. Such investments primarily consist of joint ventures and limited partnership interests in real estate.

Short-Term Investments

  As of September 30, 1996, short-term investments were $98.1 million (or 0.5%) of the carrying value of general account invested assets. Such short-term investments comprised cash and cash equivalents. The Company invests in U.S. Treasury bills, commercial paper and certificates of deposit.

RATINGS

  Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in the Company and its ability to market its annuity and life insurance products. Rating organizations continually review the financial performance and condition of insurers, including the Company. Any lowering of the Company's ratings could have a material adverse effect on the Company's ability to market its products and could increase the surrender of the Company's annuity products. Both of these consequences could, depending upon the extent thereof, have a material adverse effect on the Company's liquidity and, under certain circumstances, net income. Nationwide Life is rated "A+" (Superior) by A.M. Best. Based on its financial strength and claims paying ability, respectively, Nationwide Life is rated "Aa2" (Excellent) by Moody's and "AA+" (Excellent) by S&P.

  A.M. Best's ratings for insurance companies currently range from "A++" to "F," and some companies are not rated. A.M. Best publications indicate that "A++" and "A+" ratings are assigned to those companies that in A.M. Best's opinion have achieved superior overall performance when compared to the norms of the life insurance industry and generally have demonstrated a strong ability to meet their policyholder and other contractual obligations.

  Moody's rating for insurance companies currently range from "Aaa" to "Caa." S&P ratings for insurance companies range from "AAA" to "CCCq." In evaluating a company's financial and operating performance, Moody's and S&P review its profitability, leverage and liquidity as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its policy reserves and the experience and competency of its management.

  The foregoing ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell any security.

COMPETITION

  The Company competes with a large number of other insurers and non-insurance financial services companies, such as banks, broker/dealers and mutual funds, some of whom have greater financial resources, offer alternative products and, with respect to other insurers, have higher ratings than the Company. The Company believes that competition in the Company's lines of business is based on price, product features, commission structure, perceived financial strength, claims paying ratings, service and name recognition. National banks, with their pre-existing customer bases for financial services products, may pose increasing competition in the future to insurers who sell annuities, including the Company, as a result of the U.S. Supreme Court's 1994 decision in NationsBank of North Carolina v. Variable Annuity Life Insurance Company, which permits national banks to sell annuity products of life insurance companies in certain circumstances.

  Several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended, and the Bank Holding Company Act of 1956, as amended, have been made by members of Congress and the Clinton administration. Currently, the Bank Holding Company Act restricts banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted, or if enacted, their potential effect on the Company.

REGULATION

General Regulation at State Level

  As an insurance holding company, the Company is subject to regulation by the states in which its insurance subsidiaries are domiciled and/or transact business. Most states have enacted legislation that requires each insurance holding company and each insurance company in an insurance holding company system to register with the insurance regulatory authority of the insurance company's state of domicile and, annually, to furnish financial and other information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within such system. The Company is subject to the insurance holding company laws in Ohio. Under such laws, all transactions within an insurance holding company system affecting insurers must be fair and equitable and each insurer's policyholder surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. The Ohio insurance holding company laws also require prior notice or regulatory approval of the change of control of an insurer or its holding company and of material intercorporate transfers of assets within the holding company structure. Generally, under such laws, a state insurance authority must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in its state.

  In addition, the laws of the various states establish regulatory agencies with broad administrative powers to approve policy forms, grant and revoke licenses to transact business, regulate trade practices, license agents, require statutory financial statements and prescribe the type and amount of investments permitted. In recent years, a number of life and annuity insurers have been the subject of regulatory proceedings and litigation relating to alleged improper life insurance pricing and sales practices. Some of these insurers have incurred or paid substantial amounts in connection with the resolution of such matters. In addition, state insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers' compliance with applicable insurance laws and regulations. None of the Company's insurance subsidiaries is the subject of any such investigation by any regulatory authority or any such market conduct examination in any state at this time. The Company's subsidiaries continuously monitor sales, marketing and advertising practices and related activities of their agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations.

  Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices and compliance with insurance department rules and regulation. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or the restructuring of insurance companies.

  As part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically (generally once every three years) of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. Nationwide Life's last examination occurred during 1993 for the three-year period ended December 31, 1992. Final reports of these examinations have been issued by each of the Ohio, California and Delaware insurance departments, and none of such reports raised any significant issues or adjustments.

Regulation of Dividends and Other Payments from Insurance Subsidiaries

  As an insurance holding company, the Company's ability to meet debt service obligations, including payment of principal and interest on the Notes, and pay operating expenses and dividends depends primarily on the receipt of sufficient funds from its primary subsidiary, Nationwide Life. The inability of Nationwide Life to pay dividends to the Company in an amount sufficient to meet debt service obligations and pay operating expenses and dividends would have a material adverse effect on the Company. The payment of dividends by Nationwide Life is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (i) 10% of policyholders' surplus as of the prior December 31 or (ii) the net income of the insurer for the 12-month period ending as of the prior December 31. The Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the Ohio insurance laws as the amount equal to the Company's unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer's policyholder surplus must be reasonable in relation to the insurer's outstanding liabilities and adequate for its financial needs. The payment of dividends by Nationwide Life may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on Nationwide Life's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its stockholders. The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends and to meet its debt service obligations in the future.

NAIC IRIS Ratios

  In the 1970s, the NAIC developed a set of financial relationships or "tests" known as the Insurance Regulatory Information System ("IRIS") that was designed for early identification of companies which may require special attention by insurance regulatory authorities. There are separate but similar tests for property/casualty companies and life and health companies. Insurance companies submit data annually to the NAIC, which in turn analyzes the data by utilizing, in the case of life insurance companies, 13 ratios, each with defined "usual ranges." An insurance company may fall out of the usual range for one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios, and regulators may then act, if the company has insufficient capital, to constrain the company's underwriting capacity. No ratios for the Company's insurance subsidiaries currently fall outside the usual range for any of the ratios.

Risk-Based Capital Requirements

  In order to enhance the regulation of insurer solvency, the NAIC has adopted a model law to implement risk-based capital ("RBC") requirements for life insurance companies. The requirements are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The model law measures four major areas of risk facing life insurers: (i) the risk of loss from asset defaults and asset value fluctuation; (ii) the risk of loss from adverse mortality and morbidity experience; (iii) the risk of loss from mismatching of asset and liability cash flow due to changing interest rates and (iv) business risks. Insurers having less statutory surplus than required by the RBC model formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy.

  The RBC formula provides a mechanism for the calculation of an insurance company's Authorized Control Level RBC and its total adjusted capital. The model law sets forth the points at which a superintendent of insurance is authorized and expected to take regulatory action. The first level is known as the Company Action Level RBC, which is set at twice the Authorized Control Level RBC. The second level is the Regulatory Action Level RBC, set at 1.5 times the Authorized Control Level RBC. The third is the Authorized Control Level RBC, and the fourth is the Mandatory Control Level RBC, set at 70 percent of the Authorized Control Level RBC.

  If an insurance company's adjusted capital is higher than the Regulatory Action Level but below the Company Action Level, the insurance company must submit to its superintendent of insurance a comprehensive financial plan. If an insurance company's adjusted capital is higher than the Authorized Control Level but lower than the Regulatory Action Level, the superintendent of insurance shall perform such examination or analysis as he or she deems necessary of the insurer's business and operations and issue any appropriate corrective orders to address the insurance company's financial problems. If an insurer's adjusted capital is higher than the Mandatory Control Level but lower than the Authorized Control Level, the superintendent may place the insurer under regulatory control. If the insurance company's adjusted capital falls below the Mandatory Control Level, the superintendent will be required to place the insurer under regulatory control. Based on the formula adopted by the NAIC, Nationwide Life exceeded the Company Action Level by a substantial amount as of December 31, 1995. After giving pro forma effect to the Special Cash Dividends and the contribution to Nationwide Life by the Company of proceeds from the Equity Offerings, the Note Offering and the Capital Securities Offering, Nationwide Life will continue to exceed the Company Action Level by a substantial amount as of December 31, 1996. See "Use of Proceeds," "Recent History" and "The Equity Offerings, the Note Offering and the Capital Securities Offering."

Assessments Against Insurers

  Insurance guaranty association laws exist in all states, the District of Columbia and Puerto Rico. Insurers doing business in any of these jurisdictions can be assessed for policyholder losses incurred by insolvent insurance companies. The amount and timing of any future assessment on the Company's insurance subsidiaries under these laws cannot be reasonably estimated and are beyond the control of the Company and its insurance subsidiaries. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted the various state insurance guaranty associations to begin assessing life insurance companies for the deemed loss. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide for annual limits on such assessments. A large part of the assessments paid by the Company's insurance subsidiaries pursuant to these laws may be used as credits for a portion of the Company's insurance subsidiaries' premium taxes. Based on the best information presently available, the Company believes the total assessments will not be material to its operating results or financial position. For the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993, the Company paid approximately $1.9 million, $7.5 million, $5.3 million and $8.6 million, respectively, in assessments pursuant to state insurance guaranty association laws.

General Regulation at Federal Level

  Although the federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures that may significantly affect the insurance business include limitations on antitrust immunity, minimum solvency requirements and the removal of barriers restricting banks from engaging in the insurance and mutual fund business.

Securities Laws

  Certain of the Company's insurance subsidiaries and certain policies and contracts offered by them are subject to regulation under the federal securities laws administered by the Commission and under certain state securities laws. Certain separate accounts of the Company's insurance subsidiaries are registered as investment companies under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Separate account interests under certain variable annuity contracts and variable insurance policies issued by the Company's insurance subsidiaries are also registered under the Securities Act. Certain other subsidiaries of the Company are registered as broker/dealers under the Exchange Act and are members of, and subject to regulation by, the National Association of Securities Dealers.

  Certain of the Company's subsidiaries are investment advisors registered under the Investment Advisers Act of 1940, as amended. The investment companies managed by such subsidiaries are registered with the Commission under the Investment Company Act and the shares of certain of these entities are qualified for sale in certain states in the United States and the District of Columbia. A subsidiary of the Company is registered with the Commission as a transfer agent. Certain subsidiaries of the Company are also subject to the Commission's net capital rules.

  All aspects of the Company's subsidiaries' investment advisory activities are subject to various federal and state laws and regulations in jurisdictions in which they conduct business. These laws and regulations are primarily intended to benefit investment advisory clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations. In such event, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor's registration as an advisor, censure and fines.

ERISA Considerations

  On December 13, 1993, the United States Supreme Court issued its opinion in John Hancock Mutual Life Insurance Company v. Harris Trust and Savings Bank holding that certain assets in excess of amounts necessary to satisfy guaranteed obligations held by John Hancock in its general account under a participating group annuity contract are "plan assets" and therefore subject to certain fiduciary obligations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which specify that fiduciaries must perform their duties solely in the interest of ERISA plan participants and beneficiaries. The Court limited the imposition of ERISA fiduciary obligations in these instances to assets in an insurer's general account that were not reserved to pay benefits of guaranteed amounts (i.e., benefits whose value would not fluctuate in accordance with the insurer's investment experience). The Secretary of Labor is required to issue proposed regulations not later than June 30, 1997, providing guidance for the purpose of determining, in cases where an insurer issues one or more policies backed by the insurer's general account to or for the benefit of an employee benefit plan, which assets of the insurer constitute plan assets for purposes of ERISA and the IRC. Final regulations, after a notice and comment period, must be issued by December 31, 1997. The regulations will apply only with respect to a policy issued by an insurer on or before December 31, 1998. In the case of such a policy, the regulations will take effect at the end of the 18-month period following the date such regulations become final. Generally, no person will be liable under ERISA or the IRC for conduct occurring prior to the end of such 18-month period, where the basis of a claim is that insurance company general account assets constitute plan assets. New policies issued after December 31, 1998 will be subject to the fiduciary obligations under ERISA. The regulations may provide for the exclusion from treatment as plan assets of any assets of the insurer with respect to its operations, products or services.

  The regulations should indicate the requirements that must be met in order to satisfy ERISA's fiduciary standards. A review of Nationwide Life's procedures with respect to its general account contracts will be required to ensure compliance with the regulations.

Potential Tax Legislation

  Congress has from time to time considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. The 1994 United States Supreme Court ruling in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act may cause Congress to consider legislation that would eliminate such tax deferral at least for certain annuities. Other possible legislation, including a simplified "flat tax" income tax structure with an exemption from taxation for investment income, could also adversely affect purchases of life insurance if such legislation were to be enacted. There can be no assurance as to whether legislation will be enacted which would contain provisions with possible adverse effects on the Company's annuity and life insurance products.

PROPERTIES

  The Company's principal executive offices are located in Columbus, Ohio. The Company leases its home office complex, consisting of approximately 536,000 square feet, from Nationwide Mutual and its subsidiaries at One Nationwide Plaza, Two Nationwide Plaza and Three Nationwide Plaza, Columbus, Ohio. See "Certain Relationships and Related Transactions."

  The Company believes that its present facilities are adequate for the anticipated needs of the Company.

LEGAL PROCEEDINGS

  From time to time the Company is a party to litigation and arbitration proceedings in the ordinary course of its business. The Company is not a party to any material pending legal proceedings.

  In recent years, life insurance companies, including the Company, have been named as defendants in lawsuits relating to life insurance pricing and sales practices. There can be no assurance that any future litigation relating to pricing and sales practices will not have a material adverse effect on the Company.

EMPLOYEES

  As of September 30, 1996, the Company had approximately 3,550 employees. None of the employees of the Company is covered by a collective bargaining agreement, and the Company believes that its employee relations are satisfactory.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table provides information regarding the executive officers and directors of the Company. Of such executive officers, Messrs. Gasper, Brock, Galloway, Karas and Easley work exclusively for the Company. The other executive officers perform duties for the Company and other members of the Nationwide Insurance Enterprise.

 NAME                              AGE        POSITION WITH THE COMPANY
 ----                              ---        -------------------------
 Dimon Richard McFerson(1)........  59 Chairman and Chief Executive Officer--
                                        Nationwide Insurance Enterprise and
                                        Director
                                    53 President and Chief Operating Officer
 Joseph J. Gasper.................     and Director
 Galen R. Barnes..................  49 Executive Vice President
 Richard D. Crabtree..............  55 Executive Vice President
                                    61 Executive Vice President--Law and
 Gordon E. McCutchan..............     Corporate Services and Secretary
                                    50 Executive Vice President--Chief
 Robert A. Oakley.................     Financial Officer
                                    55 Executive Vice President--Chief
 Robert J. Woodward, Jr...........     Investment Officer
                                    49 Senior Vice President--Company
 James E. Brock...................     Operations
                                    54 Senior Vice President and General
 W. Sidney Druen..................     Counsel
                                    62 Senior Vice President--Chief Actuary--
 Harvey S. Galloway, Jr...........     Life and Annuities
                                    54 Senior Vice President--Sales--Financial
 Richard A. Karas.................     Services
 Dennis W. Click..................  58 Vice President and Assistant Secretary
 David A. Diamond.................  41 Vice President--Controller
                                    40 Vice President--Life Marketing and
 Matthew S. Easley................     Administrative Services
 Mark R. Thresher.................  40 Vice President and Treasurer
 Charles L. Fuellgraf, Jr.(1)(2)..  65 Director
 Henry S. Holloway(1)(2)..........  63 Director
 David O. Miller(1)(2)............  58 Director
 James F. Patterson(1)(3).........  54 Director
 Arden L. Shisler(1)(3)...........  54 Director

--------
(1) Member of Executive Committee.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.

  Biographical information for each of the individuals listed in the above table is set forth below.

  DIMON RICHARD MCFERSON has been Chief Executive Officer of the Nationwide Insurance Enterprise since December 1992. He has been Chairman and Chief Executive Officer--Nationwide Insurance Enterprise of the Company since December 1996 and a director of the Company since November 1996. Mr. McFerson has been a director of Nationwide Life and Nationwide Mutual since April 1988 and Chairman and Chief Executive Officer--Nationwide Insurance Enterprise of Nationwide Life and Nationwide Mutual since April 1996. Previously he was elected Chief Executive Officer of Nationwide Life in December 1992, and President and Chief Executive Officer--Nationwide Insurance Enterprise of Nationwide Life in December 1993. He was President and General Manager of Nationwide Mutual from April 1988 to April 1991; President and Chief Operating Officer of Nationwide Mutual from April 1991 to December 1992; and President and Chief Executive Officer of Nationwide Mutual from December 1992 to April 1996. Mr. McFerson has been with the Nationwide Insurance Enterprise for 17 years.

  JOSEPH J. GASPER has been President and Chief Operating Officer of the Company since December 1996 and a director of the Company since November 1996. Mr. Gasper has been President and Chief Operating Officer of Nationwide Life since April 1996. Previously, he was Executive Vice President-- Property/Casualty Operations of Nationwide Mutual from April 1995 to April 1996. He was Senior Vice President--Property/Casualty Operations of Nationwide Mutual from September 1993 to April 1995. Prior to that time, Mr. Gasper held numerous positions within the Nationwide Insurance Enterprise. Mr. Gasper has been with the Nationwide Insurance Enterprise for 30 years.

  GALEN R. BARNES has been Executive Vice President of the Company since December 1996. Mr. Barnes has been President of the Nationwide Insurance Enterprise since April 1996. Previously, he was President and Chief Operating Officer of the Wausau Insurance Companies, members of the Nationwide Insurance Enterprise, from May 1993 to May 1996 and was Senior Vice President of the Nationwide Insurance Enterprise from May 1993 to April 1996. Prior to that time, Mr. Barnes held several positions within the Nationwide Insurance Enterprise. Mr. Barnes has been with the Nationwide Insurance Enterprise for 21 years.

  RICHARD D. CRABTREE has been Executive Vice President of the Company since December 1996. Mr. Crabtree has been director, President and Chief Operating Officer of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Property and Casualty Insurance Company since April 1996. Previously, Mr. Crabtree was Executive Vice President--Property/Casualty Operations of the Nationwide Insurance Enterprise from April 1995 to April 1996. Prior to that time, Mr. Crabtree held various positions within the Nationwide Insurance Enterprise. Mr. Crabtree has been with the Nationwide Insurance Enterprise for 31 years.

  GORDON E. MCCUTCHAN has been Executive Vice President--Law and Corporate Services and Secretary of the Company since December 1996. Mr. McCutchan has been Executive Vice President--Law and Corporate Services and Secretary of the Nationwide Insurance Enterprise since September 1994. Previously, he was Executive Vice President, General Counsel and Secretary of the Nationwide Insurance Enterprise from November 1989 to September 1994. Prior to that time, Mr. McCutchan held several positions within the Nationwide Insurance Enterprise. Mr. McCutchan has been with the Nationwide Insurance Enterprise for 32 years.

  ROBERT A. OAKLEY has been Executive Vice President--Chief Financial Officer of the Company since December 1996. Mr. Oakley has been Executive Vice President--Chief Financial Officer of the Nationwide Insurance Enterprise since April 1995. Previously, he was Senior Vice President--Chief Financial Officer of the Nationwide Insurance Enterprise from October 1993 to April 1995. Prior to that time, Mr. Oakley held several positions within the Nationwide Insurance Enterprise. Mr. Oakley has been with the Nationwide Insurance Enterprise for 20 years.

  ROBERT J. WOODWARD, JR. has been Executive Vice President--Chief Investment Officer of the Company since December 1996. Mr. Woodward has been Executive Vice President--Chief Investment Officer of the Nationwide Insurance Enterprise since August 1995. Previously, he was Senior Vice President--Fixed Income Investments of the Nationwide Insurance Enterprise from March 1991 to August 1995. Prior to that time, Mr. Woodward held several positions within the Nationwide Insurance Enterprise. Mr. Woodward has been with the Nationwide Insurance Enterprise for 32 years.

  JAMES E. BROCK has been Senior Vice President--Company Operations of the Company since December 1996. Mr. Brock has been Senior Vice President--Life Company Operations of Nationwide Life since April 1996. Previously, he was Senior Vice President--Investment Product Operations of Nationwide Life from November 1990 to April 1996. Prior to that time, Mr. Brock held several positions within the Nationwide Insurance Enterprise. Mr. Brock has been with the Nationwide Insurance Enterprise for 27 years.

  W. SIDNEY DRUEN has been Senior Vice President and General Counsel of the Company since December 1996. Mr. Druen has been Senior Vice President and General Counsel and Assistant Secretary of the Nationwide Insurance Enterprise since September 1994. Previously, he was Vice President, Deputy General Counsel and Assistant Secretary of the Nationwide Insurance Enterprise from October 1989 to September 1994. Prior to that time, Mr. Druen held several positions within the Nationwide Insurance Enterprise. Mr. Druen has been with the Nationwide Insurance Enterprise for 26 years.

  HARVEY S. GALLOWAY, JR. has been Senior Vice President--Chief Actuary--Life and Annuities of the Company since December 1996. Mr. Galloway has been Senior Vice President--Chief Actuary--Life, Health and Annuities of the Nationwide Insurance Enterprise since April 1993. Previously, he was Senior Vice President and Chief Actuary of the Nationwide Insurance Enterprise from January 1983 to April 1993. Prior to that time, Mr. Galloway held several positions within the Nationwide Insurance Enterprise. Mr. Galloway has been with the Nationwide Insurance Enterprise for 27 years.

  RICHARD A. KARAS has been Senior Vice President--Sales--Financial Services of the Company since December 1996. Mr. Karas has been Senior Vice President-- Sales--Financial Services of the Nationwide Insurance Enterprise since March 1993. Previously, he was Vice President--Sales--Financial Services of the Nationwide Insurance Enterprise from February 1989 to March 1993. Prior to that time, Mr. Karas held several positions within the Nationwide Insurance Enterprise. Mr. Karas has been with the Nationwide Insurance Enterprise for 32 years.

  DENNIS W. CLICK has been Vice President and Assistant Secretary of the Company since December 1996. Mr. Click has been Vice President and Assistant Secretary of the Nationwide Insurance Enterprise since August 1994. Previously, he was Associate Vice President and Assistant Secretary of the Nationwide Insurance Enterprise from August 1989 to August 1994. Prior to that time, he held several positions within the Nationwide Insurance Enterprise. Mr. Click has been with the Nationwide Insurance Enterprise for 36 years.

  DAVID A. DIAMOND has been Vice President--Controller of the Company since December 1996. Mr. Diamond has been Vice President--Enterprise Controller of the Nationwide Insurance Enterprise since August 1996. Previously, he was Vice President--Controller of Nationwide Life from October 1993 to August 1996. Prior to that time, Mr. Diamond held several positions within the Nationwide Insurance Enterprise. Mr. Diamond has been with the Nationwide Insurance Enterprise for 8 years.

  MATTHEW S. EASLEY has been Vice President--Life Marketing and Administrative Services of the Company since December 1996. Mr. Easley has been Vice President--Life Marketing and Administrative Services of the Nationwide Insurance Enterprise since May 1996. Previously, he was Vice President-- Annuity and Pension Actuarial of the Nationwide Insurance Enterprise from August 1989 to May 1996. Prior to that time, Mr. Easley held several positions within the Nationwide Insurance Enterprise. Mr. Easley has been with the Nationwide Insurance Enterprise for 14 years.

  MARK R. THRESHER has been Vice President and Treasurer of the Company since December 1996. Mr. Thresher has been Vice President--Controller of Nationwide Life since August 1996. Previously, he was Vice President and Treasurer of the Nationwide Insurance Enterprise from June 1996 to August 1996. Prior to joining the Nationwide Insurance Enterprise, Mr. Thresher served as a partner with KPMG Peat Marwick LLP since July 1988.

  CHARLES L. FUELLGRAF, JR. has been a director of the Company since November 1996. Mr. Fuellgraf has been Chief Executive Officer of Fuellgraf Electric Company, an electrical contractor, of Butler, Pennsylvania, and Nashville, Tennessee, since 1986. He is Chairman of the Board of Nationwide Communications Inc. and Nationwide Development Company and serves on the board of directors of several members of the Nationwide Insurance Enterprise.

  HENRY S. HOLLOWAY has been a director of the Company since November 1996. Mr. Holloway has been a farm owner and operator in Darlington, Maryland since 1959. He is Chairman of the Board of Nationwide Life, Nationwide Life and Annuity Insurance Company and Nationwide Corp., and he serves on the board of directors of several members of the Nationwide Insurance Enterprise. He is also a director of the National Cooperative Business Association and the Forest Hill State Bank.

  DAVID O. MILLER has been a director of the Company since November 1996. Mr. Miller has been a farm owner and land developer since 1962. He is the owner of The Berry Barn and is a partner of M&M Enterprises in Licking County, Ohio. He is Chairman of the Board of the Wausau Insurance Companies and he serves on the board of directors of several members of the Nationwide Insurance Enterprise. He is also a director of the National Cooperative Business Association.

  JAMES F. PATTERSON has been a director of the Company since November 1996. Mr. Patterson has been President of Patterson Farms, Inc. and operated the Patterson Fruit Farm in Chesterland, Ohio, since 1964 and has been the President of Patterson Farms, Inc. since December 1991. He is Chairman of the Board of

Nationwide Mutual Fire Insurance Company and serves on the board of directors of several members of the Nationwide Insurance Enterprise. He is also a trustee of The Ohio State University and serves on the board of directors of the University Hospitals Health System in Cleveland, Ohio, and Geauga Hospital, Inc. in Chardon, Ohio.

  ARDEN L. SHISLER has been a director of the Company since November 1996. Mr. Shisler has been President and Chief Executive Officer of K & B Transport, Inc., a trucking firm in Dalton, Ohio, since 1962. He is Chairman of the Board of Nationwide Mutual Insurance Company and serves on the board of directors of several members of the Nationwide Insurance Enterprise. He is also a director of the National Cooperative Business Association.

  The Company anticipates that prior to completion of the Equity Offerings the Company's Board of Directors will consist of eleven directors, divided into three classes. The initial term of the first class will expire at the annual meeting of shareholders to be held in 1998, the initial term of the second class will expire in 1999, and the initial term of the third class will expire in 2000. Officers of the Company are elected annually and serve until their retirement, resignation or removal.

  The Company's Board of Directors will establish prior to completion of the
Equity Offerings an Audit Committee consisting of   directors, none of whom is
an officer or employee of the Company. The Audit Committee recommends to the Board of Directors the selection of independent certified public accountants to audit annually the books and records of the Company, reviews the activities and the reports of the independent certified public accountants and reports the results of such review to the Board of Directors. The Audit Committee also considers the adequacy of the Company's internal controls and internal auditing methods and procedures. The Board of Directors will establish a
Compensation Committee consisting of     directors, none of whom is an officer
or employee of the Company, which, as authorized by the Board of Directors, will make recommendations to the Board of Directors with respect to the administration of the salaries, bonuses and other compensation to be paid to the Company's officers. The Board of Directors will establish an Executive
Committee consisting of    directors, which, to the extent authorized by the
Board of Directors, will exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company.

DIRECTOR COMPENSATION

  Directors of the Company who are not employees of the Company or its affiliates will receive an annual retainer of $50,000. The annual retainer will be paid (i) $25,000 in cash and (ii) in shares of Class A Common Stock having an aggregate market value of $25,000 when issued by the Company. In addition, the Company will reimburse directors for reasonable travel expenses incurred in attending meetings of the Board of Directors and committees thereof.

  In addition, directors of the Company who are not employees of the Company or its affiliates also receive compensation for service on the boards of directors of Nationwide Life and Nationwide Life and Annuity Insurance Company. For the fiscal year ended December 31, 1996, Messrs. Fuellgraf, Holloway, Miller, Patterson and Shisler received $16,758, $23,520, $24,380, $19,693 and $22,629, respectively, for service to such companies.

EXECUTIVE COMPENSATION

  The Company was incorporated in November 1996. Pursuant to the Cost Sharing Agreement, the salaries and benefits of certain of the officers and employees of the Company and its subsidiaries, including the Named Executive Officers (as defined below), will be paid by Nationwide Mutual and reimbursed in accordance with the terms of such agreement. See "Certain Relations and Related Transactions--Existing Arrangements with the Nationwide Insurance Enterprise--Cost Sharing Agreement."

  The following summary compensation table sets forth information regarding the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal year ended December 31, 1996 solely for services rendered to the Company and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                  ANNUAL COMPENSATION         COMPENSATION
                             -------------------------------- ------------
                                                 OTHER ANNUAL     LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION   SALARY   BONUS     COMPENSATION   PAYOUTS     COMPENSATION
---------------------------  -------- -------    ------------ ------------  ------------
Dimon Richard
 McFerson(1).............    $356,901 $80,080(2)    $ -- (3)    $149,842(4)   $17,688(5)
 Chairman and Chief
  Executive
  Officer--Nationwide
  Insurance Enterprise
Joseph J. Gasper(6)......     231,515     -- (2)      -- (3)         -- (4)     7,261(5)
 President and Chief
  Operating Officer
Harvey S. Galloway, Jr...     247,520  69,901(2)      -- (3)      74,100(4)    11,973(5)
 Senior Vice President--
  Chief Actuary--Life and
  Annuities
James E. Brock...........     217,520  59,621(2)      -- (3)      65,100(4)    10,492(5)
 Senior Vice President--
  Company Operations
Richard A. Karas.........     216,905  52,312(2)      -- (3)      57,750(4)    10,059(5)
 Senior Vice President--
  Sales--Financial
  Services

--------
(1) Figures in the table represent compensation received by Mr. McFerson Named Executive Officers solely for his services rendered to the Company and its subsidiaries as allocated pursuant to a cost sharing agreement. See "Certain Relationships and Related Transactions--Existing Arrangements with the Nationwide Insurance Enterprise--Cost Sharing Agreement."
(2) Represents the amount received by the Named Executive Officer under the Management Incentive Plan in 1996 for the 1995 award year. See "-- Incentive Plans--Management Incentive Plan." Payout under such plan for the 1996 award year is not available as of the date of this Prospectus.
(3) Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.
(4) Represents the amount received by the Named Executive Officer under the Executive Incentive Plan in 1996 for the award period 1993 to 1995. See "--Incentive Plans--Executive Incentive Plan." No payouts were made in 1996 under the Sustained Performance Incentive Plan. See "--Incentive Plans--Sustained Performance Incentive Plan."
(5) Represents contributions made or credited by the Company in 1996 under the Nationwide Insurance Enterprise Savings Plan and the DC Supplemental Plan. See "--Retirement Plans--Savings Plans."
(6) Represents compensation received by Mr. Gasper solely for his services rendered to the Company in 1996 as allocated pursuant to a cost sharing agreement. Prior to April 1996, Mr. Gasper was the Executive Vice President--Property/Casualty Operations of Nationwide Mutual and received compensation from Nationwide Mutual and its property/casualty insurance subsidiaries for services rendered to such companies. Such compensation is not reflected in the table.

INCENTIVE PLANS

Sustained Performance Incentive Plan

  Nationwide Mutual and certain of its subsidiaries and affiliates, including the Company, maintain the Sustained Performance Incentive Plan (the "SPIP"). Under the SPIP, payments are made to the Named Executive Officers and other senior officers of the participating companies in each odd numbered calendar year based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise over the preceding four years. Performance measures are based on profitability, growth and strategic objectives for the Nationwide Insurance Enterprise which are established in advance by the boards of directors of the participating companies. Under the SPIP, the participant will be granted a target incentive amount that represents a percentage (10% to 20% depending on the participant's position within the participating company) of the sum of the participant's base salary for the last two years of the performance cycle. The actual amount received by the participant will range from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

  It is the intent of Nationwide Mutual and its participating subsidiaries and affiliates that the SPIP be terminated at the close of calendar 1996. If a payment under the SPIP is made in 1997, covering performance measured for the period from 1993 to 1996, such payment will be made in cash as provided in the plan. To facilitate the termination of the SPIP, the performance measurement period for 1995 to 1998 will be closed at the end of calendar 1996. If a payment under the SPIP is made in 1997, covering the performance measurement period which would have ended in 1998, such payment will be made in restricted stock of the Company, equal in value at the time of the payment to the cash payment it is replacing.

Executive Incentive Plan

  Nationwide Mutual and certain of its subsidiaries and affiliates, including the Company, maintain the Executive Incentive Plan (the "EIP"). Under the EIP, annual payments are made to the Named Executive Officers and certain other officers of the participating companies based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise and the relevant operating company over the preceding three years. Performance measures are based on profitability and growth objectives which are established in advance by the Board of Directors of the participating company. Under the EIP, the participant will be granted a target incentive amount that represents a percentage (from 5% to 25% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant will range from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

Management Incentive Plan

  Nationwide Mutual and certain of its subsidiaries and affiliates, including the Company, maintain the Management Incentive Plan (the "MIP"). Under the MIP, annual payments are made to the Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise, the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures are based on profitability, growth, expense management and key strategic objectives which are established in advance. Under the MIP, the participant will be granted a target incentive amount that represents a percentage (from 5% to 15% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the MIP will range from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

PENSION PLANS

Retirement Plan

  The Nationwide Insurance Enterprise maintains a qualified defined benefit plan, the Nationwide Insurance Enterprise Retirement Plan (the "Retirement Plan"). In general, a participating employee's annual retirement benefit under the Retirement Plan will be equal to the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (to a maximum of 35 years) and (ii) 0.50% of the participant's Final

Average Compensation in excess of Social Security Covered Compensation times years of service (to a maximum of 35 years). Final Average Compensation, for the portion of the participant's benefit which is attributable to service on or after January 1, 1996, is the average of the highest five consecutive covered compensation amounts of the participant in the participant's last 10 years of service. For the portion of a participant's benefit attributable to service prior to January 1, 1996, Final Average Compensation is the average of the highest 3 consecutive covered compensation amounts of the participant in the Participant's last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar year basis and includes compensation from any member of the Nationwide Insurance Enterprise. With respect to Messrs. Gasper, Galloway, Brock and Karas, because each such officer's compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary, Bonus and LTIP Payouts and a portion of the compensation that is included under the heading Other Annual Compensation shown in the Summary Compensation Table. Covered compensation for Mr. McFerson includes the amounts set forth under such headings and additional compensation amounts received for services rendered to other members of the Nationwide Insurance Enterprise. Social Security Covered Compensation means the average of the social security wage bases in effect during the 35 year period ending with the last day of the year the participant attains social security retirement age. For employees of Nationwide Mutual and certain of its subsidiaries and affiliates (including Nationwide Life), the portion of a participant's benefit attributable to years of service credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age 65, whichever is later.

  A participant becomes fully vested after the completion of five years of vesting service. The Retirement Plan generally provides for payments to or on behalf of each vested employee upon such employee's retirement on his or her normal retirement date or later, although provision is made for payment of early retirement benefits on a reduced basis commencing at age 55 for those participants with 15 or more years of vesting service or at age 62 for those with 5 or more years of vesting service. The normal retirement date under the Retirement Plan is the later of the date the participant attains age 65 or completes five years of vesting service. Death benefits are payable to a participant's spouse or, under certain circumstances, the named beneficiary of a participant who dies with a vested benefit under the Retirement Plan or while an employee.

Excess and Supplemental Plans

  The Nationwide Insurance Enterprise also maintains an unfunded, nonqualified ERISA excess benefit plan (the "Excess Plan") and a supplemental benefit plan pursuant to which certain employees may receive a supplemental retirement benefit (the "Supplemental Plan"). Any employee whose benefits are limited under the Retirement Plan by reason of limitations under the IRC on the maximum benefit that may be paid under the Retirement Plan will receive such benefits under the Excess Plan. Officers who earn in excess of $160,000 annually, and whose benefits under the Retirement Plan are limited by reason of other limitations under the IRC, may receive benefits under the Supplemental Plan. Benefits under the Supplemental Plan will be the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (up to a maximum of 40 years) and (ii) 0.75% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (up to a maximum of 40 years) reduced by benefits accrued under the Retirement Plan and the Excess Plan.

  The chart below indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Retirement Plan (including payments made under the Excess and Supplemental Plans as a result of limitations imposed by the IRC and ERISA) computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Retirement Plan (including payments made under the Excess and

Supplemental Plans) would be the total of the benefit determined based on years of service earned under each method.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
FINAL AVERAGE
COMPENSATION                           15       20       25       30       35
--------------                      -------- -------- -------- -------- --------
$125,000........................... $ 30,744 $ 40,992 $ 51,241 $ 61,489 $ 71,737
 150,000...........................   41,898   55,864   69,830   83,795   97,761
 175,000...........................   49,398   65,864   82,330   98,795  115,261
 200,000...........................   56,898   75,864   94,830  113,795  132,761
 225,000...........................   64,398   85,864  107,330  128,795  150,261
 250,000...........................   71,898   95,864  119,830  143,795  167,761
 300,000...........................   86,898  115,864  144,830  173,795  202,761
 400,000...........................  116,898  155,864  194,830  233,795  272,761
 450,000...........................  131,898  175,864  219,830  263,795  307,761
 500,000...........................  146,898  194,864  244,830  293,795  342,761

  All Named Executive Officers have a portion of their benefit calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Retirement Plan for Messrs. McFerson, Gasper, Galloway, Brock and Karas was 23 years, 29.5 years, 26.5 years, 26.5 years and 31.5 years, respectively. Mr. McFerson's credited years of service include, pursuant to an agreement with Nationwide Mutual, 8.17 years in excess of those actually earned through employment by the Nationwide Insurance Enterprise. The benefit attributable to those additional years will be paid by Nationwide Mutual (not the Retirement
Plan) and is reduced by the benefit payable under the retirement plan of Mr. McFerson's previous employer. Each of the Named Executive Officers earned an additional year of service in 1996 and their benefit for such year and all future years will be calculated under the new definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 1996 for Messrs. McFerson, Gasper, Galloway, Brock and Karas was $588,368, $236,458, $392,313, $343,171 and $328,513, respectively.

SAVINGS PLANS

  The Nationwide Insurance Enterprise maintains the Nationwide Insurance Enterprise Savings Plan (the "Savings Plan"), a qualified cash or deferred arrangement plan covering eligible employees of participating companies within the Nationwide Insurance Enterprise. Under the Savings Plan, participants may elect to contribute between 1% and 16% of their compensation to accounts established on their behalf under the Savings Plan in the form of voluntary salary reductions on a pre-tax basis. The participating companies are obligated to make matching employer contributions, for the benefit of their employees, at the rate of 70% of the first 2% of compensation deferred to the Savings Plan by each employee, and 40% of the next 4% of compensation deferred by each employee to the Savings Plan. All amounts contributed to the Savings Plan are invested in one or more funds as designated by the participant. Normally, a participant receives the value of his or her account upon termination of employment, although a participant may withdraw all or a part of the amounts credited to his or her accounts during employment under certain circumstances, or receive a loan of a portion of his or her account balance. Under the Savings Plan, a participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals and earnings on those deferrals. A participant is vested in amounts attributable to matching contributions and earnings on those contributions over a period of five years.

  The Nationwide Insurance Enterprise also maintains an unfunded, nonqualified supplemental benefit plan (the "DC Supplemental Plan"), which provides benefits, equal to employer matching contributions that would have been made under the Savings Plan for the participants, in the absence of the IRC limitations on compensation that can be considered and amounts that can be deferred under the Savings Plan less actual matching contributions to the Savings Plan. Participants are limited to those officers earning in excess of $160,000 annually. All benefits under the DC Supplemental Plan are fully vested.

DEFERRED COMPENSATION PROGRAM

  The Nationwide Insurance Enterprise maintains a deferred compensation program (the "Deferred Compensation Program") pursuant to which officers of participating companies may elect to defer payment of amounts otherwise payable to such person. Under the Deferred Compensation Program, participants receive credit for employer matching contributions which were not made under the Savings Plan or DC Supplemental Plan and any reduction in benefits under the Retirement Plan, Supplemental Plan or Excess Plan as a result of salary or other deferrals under the Deferred Compensation Program. An eligible officer is permitted to enter into a deferral agreement pursuant to which such officer may annually elect to defer a portion of his or her salary or his or her incentive compensation earned during the following year. Any such election is effective prospectively. Amounts deferred under the plan will generally be payable in annual installments beginning in January of the calendar year following the calendar year in which the officer terminated employment. Amounts deferred under the Deferred Compensation Program are credited with interest. The interest rate is based on the fixed rate option in the Savings Plan.

SEVERANCE PAY PLAN

  The Nationwide Insurance Enterprise maintains the Nationwide Salaried Employees Severance Pay Plan, a program which provides benefits to employees whose employment is terminated without an offer of replacement employment within the Nationwide Insurance Enterprise or with a successor employer. The benefit provided is a function of years of service completed and salary, with a maximum benefit of 8 weeks of salary plus an additional week of salary for each full or partial year of service in excess of 11.

DIRECTORS DEFERRED COMPENSATION PROGRAM

  Nationwide Life maintains a deferred compensation program applicable to nonemployee members of its board of directors. Each director who has been re-elected to the board of directors at least once and has served for at least 3 years on the board of directors is entitled to monthly payments, following termination of his or her service on the board of directors, of a monthly amount equal to the monthly director's fees received at the time of his or her retirement from the board of directors. The number of monthly payments will equal the number of months the individual served on the board of directors. Messrs. Fuellgraf, Holloway, Miller, Patterson and Shisler, the non-employee members of the Board of Directors of the Company, are also directors of Nationwide Life.

LONG-TERM EQUITY COMPENSATION PLAN

General

  The Board of Directors of the Company has adopted, and Nationwide Corp., as the sole stockholder of the Company, has approved, the Nationwide Financial Services, Inc. Long-Term Equity Compensation Plan (the "LTEP"). The purpose of the LTEP is to benefit the stockholders of the Company by encouraging high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, attracting and retaining the services of such individuals and aligning the interests of such individuals with those of the stockholders.

  The LTEP grants the Compensation Committee of the Board of Directors of the Company, which will administer the LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant. The LTEP is intended to constitute an unfunded, unsecured plan for incentive and deferred compensation and is not intended to be subject to any requirements of ERISA. The LTEP is not qualified under
Section 401(a) of the IRC. The LTEP is intended to satisfy the requirements of
Section 16b-3 of the Exchange Act, and awards under the LTEP which are performance-based are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the IRC.

Types of Awards

  The LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options, for shares of Class A Common Stock; (ii) stock appreciation rights ("SARs"), either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance awards. Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of Section 422 of the IRC. Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Compensation Committee.

Term

  The LTEP was effective as of    , 1996. No awards may be granted under the
LTEP after    , 2006, and the LTEP may be terminated by the Board of Directors of the Company prior to such date. In the event of expiration or earlier termination of the LTEP, the LTEP will remain in effect until such time as all awards granted thereunder have been satisfied or have expired. No new awards may by made under the LTEP after its expiration or termination.

Administration

  The LTEP will be administered by the Compensation Committee of the Board of Directors of the Company. The Company intends that each member of the Compensation Committee shall be a "nonemployee director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the IRC. Under the LTEP, the Compensation Committee will have authority (i) to select the employees, officers and directors of the Company and its affiliates to receive awards; (ii) to determine the timing, form, amount or value and terms of grants and awards, and the terms and conditions, if any, subject to which grants and awards will be made and become payable under the LTEP, (iii) to construe the LTEP and to prescribe rules and regulations with respect to the administration of the LTEP and (iv) to make such other determinations authorized under the LTEP as the Compensation Committee deems necessary or appropriate.

Eligibility

  All employees, officers and directors of the Nationwide Insurance Enterprise are eligible to participate.

Shares Subject to the LTEP

  The number of shares of Class A Common Stock which may be issued under the LTEP, or as to which SARs or other awards may be granted, may not exceed million.

  In the event of any increases or decreases in the number of issued and outstanding shares of Common Stock pursuant to stock splits, mergers, reorganizations, recapitalizations, stock dividends or other events described under the terms of the LTEP, the Compensation Committee shall make appropriate adjustments to the aggregate number of shares available for issuance under the LTEP and the number of shares subject to outstanding grants or awards, to the exercise price per share of outstanding stock options and to the number or kinds of shares which may be distributed under the LTEP. The terms of stock options, SARs, restricted stock and performance awards may also be subject to adjustments by the Compensation Committee to reflect changes in the Company's capitalization.

Stock Options

  The Compensation Committee may grant awards in the form of options to purchase shares of Class A Common Stock. The Compensation Committee shall, with regard to each stock option, determine the number of shares subject to the option and the manner and time of the option's exercise; provided, however, that the maximum number of shares of Class A Common Stock that may be subject to each of stock options, SARs or restricted stock awards granted under the LTEP to an individual optionee during any calendar year cannot exceed 100,000 shares (subject to appropriate adjustment in the event of stock dividends, stock splits and certain other events). The exercise price of a stock option may not be less than the fair market value of the Class A Common

Stock on the date the option is granted and in the case of an incentive stock option will be at least such price as is necessary for the option to qualify under Section 422 of the IRC. The Committee will designate each option as a non-qualified or an incentive stock option. The option price upon exercise may, at the discretion of the Committee, be paid by a participant in cash, shares of Class A Common Stock, a "cashless exercise" or a combination thereof.

  Prior to the consummation of the Equity Offerings, stock options will be granted under the LTEP to the following officers of the Company in the following amounts:

                                                             NUMBER OF SHARES
             EXECUTIVE OFFICER                               SUBJECT TO OPTION
             -----------------                               -----------------

  The option exercise price will be equal to      .


Stock Appreciation Rights

  The LTEP also authorizes the Compensation Committee to grant SARs either independent of, or in connection with, a stock option. If granted with a stock option, exercise of the SAR will result in the surrender of the right to purchase the shares under the option to which the SAR was exercised. Upon exercising an SAR, the holder receives for each share with respect as to which the SAR is exercised, an amount equal to the difference between the exercise price and the fair market value of Class A Common Stock on the date of exercise. Payment of such amount may be made in shares of Class A Common Stock, cash, or a combination thereof, as determined by the Compensation Committee.

Restricted Stock

  The LTEP provides that shares of Class A Common Stock subject to certain restrictions may be awarded to eligible persons from time to time as determined by the Compensation Committee. The Compensation Committee will determine the nature and extent of the restrictions on such shares, the duration of such restrictions and any circumstance under which restricted shares will be forfeited by the participant. Subject to such restrictions as the Compensation Committee shall determine, participants holding shares of restricted stock may exercise full voting rights with respect to such shares and may receive dividends payable to holders of such shares.

  Prior to the consummation of the Equity Offerings, restricted stock will be granted under the LTEP to the following officers of the Company in the following amounts:

                                                            NUMBER OF SHARES
             EXECUTIVE OFFICER                             OF RESTRICTED STOCK
             -----------------                             -------------------

Performance Awards

  The LTEP permits the Compensation Committee to grant performance units or shares to eligible persons under the LTEP from time to time. A performance award will be contingent upon future performance by the Company or any subsidiary, division or department thereof. The Compensation Committee shall establish at the time of grant the relevant performance criteria. Performance periods may overlap and participants may be awarded performance units and performance shares having different performance criteria. Unless the Compensation Committee otherwise determines, in the event of a participant's termination as an employee or director before the end of any relevant performance period (other than due to death, disability or retirement), the participant will not be entitled to any performance award related to such period. Subject to the discretion of the Compensation Committee, participants who have earned shares of Class A Common Stock in connection with grants of performance awards may exercise full voting rights with respect to such shares and may receive dividends payable to holders of such shares. Payment of a performance award may be made in cash, Class A Common Stock or a combination thereof, as determined by the Committee.

Award Agreements

  Each award under the LTEP will be evidenced by an agreement in such form and containing such provisions consistent with the provisions of the LTEP as the Compensation Committee from time to time approves. In applicable situations, such agreements may include provisions to qualify as an incentive stock option, or providing for the payment of the option price, in whole or in part, by the delivery of a number of shares of Class A Common Stock (plus cash if necessary) having a fair market value equal to any option price. Such agreements may also include provisions relating to (i) vesting, (ii) tax matters (including provisions covering any applicable employee wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of the LTEP that the Compensation Committee in its sole discretion determines. The terms and conditions of award agreements need not to be identical.

Amendment

  The Board of Directors of the Company may at any time terminate or amend the LTEP in any respect; provided, however, that no amendment which requires stockholder approval in order for the LTEP to comply with Rule 16b-3 under the Exchange Act shall be effective unless such amendment is approved by the requisite number of stockholders of the Company entitled to vote thereon. No amendment or termination of the LTEP shall, without the consent of the optionee or participant in the LTEP, alter or impair the rights of such person under any options or other awards theretofore granted under the LTEP.

Change of Control

  Upon the occurrence of a Change in Control (as defined in the LTEP), (i) the exercisability and vesting of stock appreciation rights and, subject to certain limitations, stock options shall be accelerated, (ii) the restrictions and limitations applicable to any restricted stock shall lapse, (iii) the target payout opportunities attainable under all outstanding awards of restricted stock, performance units and performance shares shall be deemed to have been fully earned for the entire performance period, (iv) the vesting of restricted stock and performance awards denominated in shares of Class A Common Stock will be accelerated and (v) within 30 days following the effective date of the Change in Control, a pro rata amount of any outstanding performance awards will be paid in cash to participants, based upon an assumed achievement of all relevant performance goals and upon the portion of the performance period which has elapsed prior to the Change in Control.

                          OWNERSHIP OF CAPITAL STOCK

  Prior to the consummation of the Equity Offerings, all of the outstanding shares of Common Stock of the Company will be owned by Nationwide Corp. After the Equity Offerings, Nationwide Corp. will own all of the outstanding shares of the Class B Common Stock and none of the outstanding shares of the Class A
Common Stock. Such shares of the Class B Common Stock will represent    %
( % if the Underwriters' over-allotment option is exercised in full) of the combined voting power of the outstanding capital stock of the Company following the Equity Offerings.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EXISTING ARRANGEMENTS WITH THE NATIONWIDE INSURANCE ENTERPRISE

Organization of the Company

  The Company was formed in November 1996 as a holding company for Nationwide Life and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. Prior to the Equity Offerings, Nationwide Corp. will acquire all of the Class B Common Stock of the Company in exchange for all of the outstanding capital stock of Nationwide Life and such other companies. Prior to such exchange, Nationwide Life (i) will pay on December 31, 1996 a cash dividend of $50.0 million to Nationwide Corp. and (ii) will dividend on January 1, 1997 to Nationwide Corp. the stock of certain of its subsidiaries that do not operate in the long-term savings and retirement market. Prior to the consummation of the Equity Offerings, Nationwide Life will pay an additional cash dividend of $ million to the Company, and the Company will pay an equal cash dividend to Nationwide Corp.

  In addition, effective as of January 1, 1996, Nationwide Life entered into a 100% modified coinsurance agreement with Employers Life pursuant to which all of Nationwide Life's nonvariable group and wholesale life insurance business and group and franchise health insurance business was reinsured by Employers Life. Nationwide Life also entered into a 100% modified coinsurance agreement with Nationwide Mutual effective as of January 1, 1996, pursuant to which all of Nationwide Life's individual accident and health insurance business was reinsured by Nationwide Mutual. See "--Modified Coinsurance Agreements."

Federal Income Taxes

  Nationwide Mutual and its U.S. subsidiaries, including the Company and its subsidiaries, file a consolidated federal income tax return. The members of the consolidated group currently have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed. For the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company made federal income tax payments under the tax sharing arrangement of $89.7 million and $58.1 million, respectively.

Legal Services

  The attorneys in the Office of General Counsel of Nationwide Mutual also operate as the law firm of Druen, Rath & Dietrich. Pursuant to a partnership agreement, the firm limits its representation to the members of the Nationwide Insurance Enterprise. The partnership was formed to assure compliance with Ohio law that prohibits corporations from practicing law. Through a retainer arrangement, an annual retainer fee is paid by each member of the Nationwide Insurance Enterprise based upon an estimate of time spent by each attorney working on legal matters related to the respective member during the previous year. W. Sidney Druen, Senior Vice President and General Counsel of the Company, is the senior partner in such firm, and all attorneys and other employees of the firm are salaried employees of Nationwide Mutual. The firm applies all of its retainer fees toward office overhead under a rental and office expense agreement with Nationwide Mutual. For the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company paid the firm $1.5 million and $1.7 million, respectively, for legal services rendered to the Company which amounts were immediately remitted to Nationwide Mutual.

Lease

  Pursuant to an arrangement between Nationwide Mutual and its subsidiaries, the Company leases approximately 536,000 square feet of office space at One Nationwide Plaza, Two Nationwide Plaza and Three Nationwide Plaza, Columbus, Ohio, at a current market rate of $19.53 per square foot. Under the arrangement, the Company determines the amount of office space necessary to conduct its operations and leases such space from Nationwide Mutual, subject to availability. For the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company made payments to Nationwide Mutual and its subsidiaries totaling $7.8 million and $9.8 million, respectively, under such arrangement.

Modified Coinsurance Agreements

  Effective as of January 1, 1996, Nationwide Life entered into a 100% modified coinsurance agreement with Employers Life. Under the agreement, Nationwide Life cedes to Employers Life, and Employers Life assumes, Nationwide Life's nonvariable group and wholesale life insurance business and group and franchise health insurance business and any ceded or assumed reinsurance applicable to such group business. For the nine months ended September 30, 1996, Nationwide Life ceded $169.3 million of premium to Employers Life. Under modified coinsurance, the assets related to the group business remain with Nationwide Life and there is no reserve transfer between the two companies.

  Effective as of January 1, 1996, Nationwide Life also entered into a 100% modified coinsurance agreement with Nationwide Mutual. Under the agreement, Nationwide Life cedes to Nationwide Mutual, and Nationwide Mutual assumes, Nationwide Life's individual accident and health insurance business and any ceded or assumed reinsurance applicable to such business. For the nine months ended September 30, 1996, Nationwide Life ceded $74.1 million of premium to Nationwide Mutual.

Cost Sharing Agreement

  Pursuant to a cost sharing agreement among Nationwide Mutual and certain of its subsidiaries, including Nationwide Life, Nationwide Mutual provides certain operational and administrative services, such as sales, advertising, personnel and general management services, to its direct and indirect subsidiaries (including the Company). All such services are provided at cost, determined by procedures established in accordance with National Association of Insurance Commissioners' guidelines. Under such agreement, for the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company made payments to Nationwide Mutual totaling $263.7 million and $320.9 million, respectively.

Cash Management Agreements

  Nationwide Mutual has entered into separate Investment Agency Agreements with California Cash Management Company ("CCMC") and Nationwide Cash Management Company ("NCMC"), each an affiliate of the Company. Pursuant to the terms of such agreements, CCMC and NCMC make, hold and administer short-term investments (those maturing in one year or less) for Nationwide Mutual and certain of its affiliates, including Nationwide Life and certain of the Company's other subsidiaries. Under each agreement, expenses of CCMC or NCMC, as the case may be, are allocated pro rata among the participants based upon the participant's ownership percentage of total assets held by CCMC or NCMC. For the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company paid CCMC and NCMC fees and expenses totaling $374,694 and $476,615, respectively, under such agreements.

Benefit Plans

  The Company participates in the common employee benefit programs with Nationwide Mutual and its subsidiaries. Included in these programs are accident and health benefits, disability income benefits and life insurance benefits. The Company ultimately pays for all benefits provided to its employees under the benefit program plus an administrative processing fee, reduced by employee contributions. The administrative processing fee paid by the Company approximated $719,805 and $663,016 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.


  The Company also participates, along with Nationwide Mutual and its subsidiaries and affiliates, in life insurance and health care benefit plans for qualifying retirees. Such plans are funded in amounts determined at the discretion of management of the Company based on current and anticipated future costs. Contributions to the plan by the participating companies are primarily invested in group annuity contracts of Nationwide Life. Contributions by the Company approximated $1.2 million and $1.4 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

Repurchase Agreement

  Nationwide Life and certain of the Company's other subsidiaries are party to a master repurchase agreement pursuant to which securities or other financial instruments are transferred between parties against the transfer of funds by the transferee for a period of time ending on a specific date or upon the demand of the transferor.

NEW AGREEMENTS WITH THE NATIONWIDE INSURANCE ENTERPRISE

  Set forth below are descriptions of certain agreements between the Company and other members of the Nationwide Insurance Enterprise that will become effective upon the consummation of the Equity Offerings.

Tax Sharing Agreement

  The Company is, and after the Note Offering will continue to be, included in the consolidated United States federal income tax return for which Nationwide Mutual is the common parent and the Company's tax liability will be included in the consolidated federal income tax liability of Nationwide Mutual. The Company also may be included in certain state and local tax returns of Nationwide Mutual or its subsidiaries.

  The Company will enter into the Tax Sharing Agreement with Nationwide Mutual which will become effective for 1996 and subsequent years, as long as the Company is included in Nationwide Mutual's consolidated federal income tax return. It will also be effective for any year in which the Company is included in a consolidated or combined state or local tax return. Under the Tax Sharing Agreement, the Company will pay to Nationwide Corp. amounts equal to the taxes that the Company would otherwise have to pay if the Company were to file separate federal income tax return (including any amounts determined to be due as a result of a redetermination of the tax liability of the consolidated or combined group of which Nationwide Mutual is the common parent arising from any audit or otherwise) as if the Company were the common parent of an affiliated group filing a separate consolidated or combined return rather than being included in Nationwide Mutual's consolidated federal tax return or Nationwide Mutual's consolidated or combined state or local tax return. The Company will be responsible for all taxes, including assessments, if any, for prior years with respect to all other taxes payable by the Company or any of its subsidiaries, and for all other federal, state and local taxes that may be imposed upon the Company and that are not addressed in the Tax Sharing Agreement.

  By virtue of its control of the Company and the terms of the Tax Sharing Agreement, Nationwide Mutual effectively will control all of the Company's tax decisions. Under the Tax Sharing Agreement, Nationwide Mutual will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company and to determine the amount of the Company's liability to (or entitlement to payment from) Nationwide Corp. under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and Nationwide Mutual. For example, under the Tax Sharing Agreement, Nationwide Mutual may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant tax authority in a manner that may be beneficial to Nationwide Mutual and detrimental to the Company. Under the Tax Sharing Agreement, however, Nationwide Mutual is obligated to act in good faith with regard to all persons included in the applicable returns.

Intercompany Agreement

  The Company, Nationwide Mutual and Nationwide Corp. will enter into the Intercompany Agreement, certain provisions of which are summarized below. As used herein, "Nationwide Mutual" means Nationwide Mutual collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).


  Nationwide Mutual Consent to Certain Events. The Intercompany Agreement will provide that until Nationwide Mutual and its affiliates cease to control at least 50% of the combined voting power of the outstanding capital stock of the Company, the prior written consent of Nationwide Mutual will be required for:

(i) any consolidation or merger of the Company or any of its subsidiaries with any person (other than with a wholly owned subsidiary); (ii) any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions, involving consideration in excess of $250 million; (iii) any change in the authorized capital stock of the Company or the creation of any additional class or series of capital stock of the Company; (iv) any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase such equity securities, except (a) up
to    shares of Class A Common Stock pursuant to employee and director stock option, profit sharing and other benefit plans of the Company and its subsidiaries and any options exercisable therefor, (b) shares of Class A Common Stock issued upon the conversion of any Class B Common Stock, (c) the issuance of shares of capital stock of a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company and
(d) in the Equity Offerings; (v) the dissolution, liquidation or winding up of the Company; (vi) the amendment of the Certificate and certain provisions of the Bylaws affecting corporate governance; (vii) the election, removal or filling of a vacancy in the office of the Chairman or Chief Executive Officer or President of the Company; (viii) the declaration of dividends on any class or series of capital stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock;
(ix) capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months; (x) the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except the Note Offering and the Capital Securities Offering; and (xi) any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any committee thereof and the filling of newly created memberships and vacancies on the Board of Directors or any committee thereof.

  License to Use Nationwide Name and Service Marks. Pursuant to the Intercompany Agreement, Nationwide Mutual will grant to the Company and certain of its subsidiaries a non-exclusive, non-assignable, revocable license to use the "Nationwide" trade name and certain other service marks specifically identified in the Intercompany Agreement (collectively, the "Service Marks") solely for the purpose of identifying and advertising the Company's long-term savings and retirement business and activities related to such business. The Intercompany Agreement will provide, among other things, that, subject to Nationwide Mutual's ability to revoke such license in the circumstances described below, such license will remain in effect for at least five years following the Equity Offerings. Thereafter, the Intercompany Agreement provides that, subject to certain exceptions, Nationwide Mutual will only have the option to revoke such license on one year's notice if Nationwide Corp. and its affiliates no longer own at least 50% of the combined voting power of the outstanding capital stock of the Company. Upon revocation of such license, the Company and its subsidiaries will be required to discontinue use of the Service Marks and to change the Company's name to exclude the word "Nationwide." In addition, the Intercompany Agreement will provide that the Company and its subsidiaries will not, without the prior written consent of Nationwide Mutual, take any action with respect to (i) any litigation or proceeding involving the Service Marks, (ii) any change in the Company's names, logos and other identifications that might reasonably be expected to adversely affect the Service Marks or (iii) any advertising campaigns or strategies that use the Service Marks or that refer to any member of the Nationwide Insurance Enterprise that are inconsistent with Nationwide Mutual's guidelines and standards. Nationwide Mutual has the right to revoke the license under certain circumstances relating to advertising, promotion or use of the Service Marks in a manner contrary to Nationwide Mutual guidelines and standards. In addition, Nationwide Mutual can revoke any of the Company's subsidiaries' use of the Service Marks if there is a change of control of any such subsidiary of the Company that is licensed to use the Service Marks. A revocation by Nationwide Mutual of the license to use the Service Marks could have a material adverse effect on the Company.

  Equity Purchase Rights. The Company will agree that, to the extent permitted by the NYSE and so long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding capital stock of the Company, Nationwide Corp. may purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, divided reinvestment plans and other offerings other than for cash) (the "Equity Purchase Rights").

  Registration Rights. The Company will grant to Nationwide Corp. certain demand and "piggyback" registration rights with respect to shares of Common Stock owned by it. Nationwide Corp. has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corp. will also have the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in any registration of common equity securities of the Company initiated by the Company on its own behalf or on behalf of any other stockholders of the Company. These rights will be subject to certain "blackout" provisions. Such registration rights will be transferable by Nationwide Corp. The Company will agree to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the shares of Common Stock sold by Nationwide Corp. The Intercompany Agreement will contain customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by parties thereunder in connection with the registration of Common Stock on behalf of Nationwide Mutual.

  Indemnification. The Intercompany Agreement will provide that the Company will indemnify Nationwide Mutual and its respective officers, directors, employees and agents (collectively, the "Indemnities") against losses based on, arising out of or resulting from (i) the use of the Service Marks and (ii) any acts or omissions arising out of performances of the Intercompany Agreement by the Company and its subsidiaries. In addition, the Company will agree to indemnify the Indemnitees against certain civil liabilities, including liabilities under the Securities Act, relating to misstatements in or omissions from the Registration Statement of which this Prospectus forms a part and any other registration statement that the Company files under the Securities Act (other than misstatements or omissions made in reliance on information relating to and furnished by any member of Nationwide Mutual for use in the preparation thereof, against which Nationwide Mutual has agreed to indemnify the Company). Nationwide Mutual also will agree to indemnify the Company and its subsidiaries and each of their respective officers, directors, employees and agents against losses based on, arising out of or resulting from any breach by Nationwide Corp. or Nationwide Mutual of the Intercompany Agreement and certain other specifically identified matters.

  Nationwide Insurance Enterprise Insurance Agents. In the Intercompany Agreement, Nationwide Mutual will agree to allow the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Insurance Enterprise insurance agents. Such right is exclusive to the Company, subject to the limited right of certain other members of the Nationwide Insurance Enterprise to sell such products through the agency force, for at least five years following the Equity Offerings. Thereafter, the Intercompany Agreement provides that Nationwide Mutual will only have the option to terminate the Company's right to distribute products through Nationwide Insurance Enterprise insurance agents on one year's notice if Nationwide Corp. and its affiliates no longer own at least 50% of the combined voting power of the outstanding capital stock of the Company. The termination of such right could have an adverse effect on the Company's ability to distribute certain of its products. In 1995, 6.6% of the Company's statutory premiums and deposits were attributable to products sold by Nationwide Insurance Enterprise insurance agents.

Lease Agreement

  The Company will enter into a Lease Agreement with Nationwide Mutual which will provide that Nationwide Mutual will continue to lease to the Company the premises currently occupied by the Company on terms consistent with prior allocation practices. Under the agreement, the Company will determine the office space necessary to conduct its operations and will lease such space from Nationwide Mutual, subject to availability. See "--Existing Arrangements with the Nationwide Insurance Enterprise Lease."

FUTURE TRANSACTIONS WITH THE NATIONWIDE INSURANCE ENTERPRISE

  In the future, the Company may enter into agreements with members of the Nationwide Insurance Enterprise that will not be the result of arm's-length negotiations between independent parties. Conflicts of interest could arise in the future with respect to transactions involving members of the Nationwide Insurance Enterprise, on the one hand, and the Company, on the other hand. Any such transactions that are material to the Company will be subject to approval by a vote of disinterested members of the Company's Board of Directors. In addition, under the Ohio insurance holding company laws, future arrangements and agreements between the Company's insurance subsidiaries and other members of the Nationwide Insurance Enterprise must be fair and equitable and may be subject to the approval of the Superintendent of Insurance of the State of Ohio. The Credit Facility requires that any transaction between the Company and any of its affiliates be on an arm's-length basis on terms at least as favorable to the Company as could have been obtained from a third party which is not an affiliate. See "Business--Regulation."

                             DESCRIPTION OF NOTES

GENERAL

  The following description sets forth certain general terms and provisions of the Notes. The Notes are to be issued under an Indenture, dated as of
          , 1997 (the "Indenture"), between the Company and
                                      , as Trustee (the "Trustee"), the form
of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption are brief summaries of certain provisions of the Indenture and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Section and article references used under this caption are references to the Indenture. Whenever particular sections, articles or defined terms of the Indenture are referred to, it is intended that such sections, articles or defined terms shall be incorporated herein by reference. Capitalized terms used under this caption and not otherwise defined in this Prospectus shall have the respective meanings ascribed thereto in the Indenture.

PRINCIPAL AMOUNT, MATURITY AND INTEREST

  The Notes offered hereby will be limited to $300 million aggregate principal
amount and will mature on           , 2027. The Notes will bear interest at
the rate of      % per annum from           , or from the most recent Interest
Payment Date to which interest has been paid or duly provided for, payable
semiannually in arrears on            and         of each year, commencing
       , 1997, to the Persons in whose names the Notes (or any predecessor
Notes) are registered at the close of business on the         or        , as
the case may be, next preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal of and interest on the Notes will be payable, and the Notes will be exchangeable and transfers thereof will be registrable, at the office or
agency of          in the Borough of Manhattan, the City of New York, except
that, at the option of the Company, interest may be paid by mailing a check to the Person entitled thereto at the address for such Person as it appears in the Security Register. (Sections 301, 305 and 310).

  The Notes will be issued only in registered form, without coupons and in denominations of $1,000 and integral multiples thereof. (Section 302). No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
305). The Company has initially appointed the Trustee as the Security Registrar and paying agent for the Notes and has designated the offices of the Trustee in New York, New York as the office or agency where notices and demands to or upon the Company may be served.

RANKING

  The Notes will be senior unsecured obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Notes will be senior to all future unsecured subordinated obligations of the Company, if any. The Indenture does not preclude the Company or the Company's subsidiaries from issuing secured or unsecured indebtedness. Therefore, indebtedness issued by the Company's subsidiaries may be paid ahead of the Notes in the event of insolvency of the Company or its subsidiaries.

  As a holding company, the Company's principal source of liquidity to pay its obligations (including the Notes) is distributions from its subsidiaries. The rights of the Company to participate in any distribution of earnings or assets of any of its subsidiaries (and thus the ability of the Company to use earnings and assets of its subsidiaries to pay principal and interest on the Notes) are subject to state insurance regulatory and other statutory restrictions, including limitations on the amount of dividends that may be paid by the Company's insurance subsidiaries in any year without the prior approval of the state regulatory authorities, as more fully described above under "Business-- Regulation--Regulation of Dividends and Other Payments from Insurance Subsidiaries."

  Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Notes should look only to the assets of the Company for payments on the Notes.

OPTIONAL REDEMPTION

  The Notes are not subject to redemption by the Company prior to         ,
2007. Thereafter, the Notes will be redeemable in whole or in part, at the
option of the Company at any time on or after          , 2007 at the following
redemption prices (expressed as a percentage of the principal amount thereof)
if redeemed during the 12-month period ending         of the years indicated
below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2008...........................................................        %
      2009...........................................................
      2010...........................................................
      2011...........................................................
      2012...........................................................
      2013...........................................................
      2014...........................................................
      2015...........................................................
      2016...........................................................
      2017...........................................................

and, thereafter, at 100% of the principal amount thereof plus, in each case, accrued and unpaid interest thereon, if any, to the redemption date.

  Holders of Notes that are being redeemed by the Company will receive notice thereof by first-class mail sent to their registered address at least 20 and not more than 60 days prior to the date fixed for such redemption.

SINKING FUND

  There will be no sinking fund payments for the Notes.

GLOBAL NOTES: FORM, EXCHANGE AND TRANSFER

  The Notes will be represented by one or more permanent global notes (each, a "Global Note") deposited with, or on behalf of, the Depositary and registered in the name of the Depositary's nominee. Except as set forth below, (1) owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form except as provided below and will not be considered the owners or Holders thereof under the Indenture and (2) each Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Accordingly, beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. The laws of some states require certain purchasers of securities to take physical delivery thereof in definitive form. The depositary arrangements described above and such laws may preclude such purchasers from acquiring beneficial interests in a Global Note. Owners of beneficial interests in any Global Note will not be entitled to receive Notes in definitive form and will not be considered Holders of Notes unless (1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or any other applicable statute or regulation and a successor Depositary is not appointed by the Company within 90 days, (2) the Company determines that individual Notes issued in the form of one or more Global Notes will no longer be represented by such Global Note or Global Notes or (3) the Depositary surrenders a Global Note in exchange in whole or in part for individual Notes on such terms as are acceptable to the Company and the Depositary. In such circumstances, upon surrender by the Depositary or a successor depositary of any Global Note, Notes in definitive form will be issued to each person that the Depositary or a successor depositary identifies as the beneficial owner of the related Notes. Upon such issuance, the Trustee is required to register such Notes in the name of, and cause such Notes to be delivered to, such person or persons (or nominees thereof). Such Notes would be issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. (Sections 302 and 305).

  The Depositary has advised the Company and the Underwriters (as hereinafter defined) as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities for its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others ("Indirect Participants"), such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The Depositary agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

  Principal and interest payments on Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Note representing such Notes. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the Holders of such Notes for the purpose of receiving payment of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal of or interest on the Notes to owners of beneficial interests in any Global Note. The Depositary has advised the Company and the Trustee that its current practice is to credit the accounts of Participants with payments of principal or interest on the date payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in a Global Note as shown in the records of the Depositary, unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants and Indirect Participants to owners of beneficial interests in a Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the Participants and Indirect Participants.

  The Depositary has advised the Company that it will take any action permitted to be taken by an owner or Holder of Notes only at the direction of one or more Participants to whose account with the Depositary such Holder's Notes are credited. Additionally, the Depositary has advised the Company that it will take such actions with respect to any percentage of the beneficial interest of Holders who hold Notes through Participants only at the direction of and on behalf of Participants whose account Holders include undivided interests that satisfy any such percentage. The Depositary may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose account Holders include such undivided interests.

PAYMENT

  All payments of principal and interest will be made by the Company to the registered Holders of the Notes in immediately available funds. For information regarding the payment of principal of or interest on the Notes to owners of beneficial interests in any Global Note, see "--Global Notes: Form, Exchange and Transfer."

CERTAIN COVENANTS OF THE COMPANY

  The Indenture contains, among others, the following covenants:

    Limitation on Liens. The Company has agreed that it will not, and will not permit any Subsidiary to, incur, issue, assume or guaranty any indebtedness if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that the Notes (together with, if the Company shall so determine, any other indebtedness or obligations of the Company or any Subsidiary ranking equally with such Notes and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to (i) indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation if such pledge, lien or security interest is made or granted prior to or at the time such corporation becomes a Significant Subsidiary, (ii) liens or security interests securing indebtedness of a Significant Subsidiary to the Company or another Significant Subsidiary or (iii) the extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien or security interest referred to in the foregoing clauses (i) and
  (ii) but only if the principal amount of indebtedness secured by the liens or security interests immediately prior thereto is not increased and the lien or security interest is not extended to other property. (Section
  1009).

    Limitation on Mergers and Sales of Assets. The Company has agreed that it will not enter into a merger or consolidation with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless (i) either the Company is the continuing corporation, or the successor corporation (if other than the Company) expressly assumes by supplemental indenture the obligations evidenced by the Notes (in which case, except in the case of such a lease, the Company will be discharged therefrom) and (ii) immediately thereafter, the Company or the successor corporation (if other than the Company) would not be in default in the performance of any covenant or condition of the Indenture. (Sections 801 and 802).

    Under the laws of the State of New York, which govern the Indenture, there is no established meaning of the phrase "all or substantially all" with regard to a company's assets or property, and the interpretation of such phrase is very fact-intensive. Due to such uncertainty, it may be difficult for Holders of the Notes to ascertain whether a viable claim exists under the Indenture with respect to any given transaction.

    Limitations on Disposition of Stock of Significant Subsidiaries. The Indenture provides that the Company will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any shares of capital stock of any Significant Subsidiary (or of any Subsidiary having direct or indirect control of any Significant Subsidiary) except for, subject to the covenant relating to mergers and sales of assets described in the immediately preceding paragraph, (i) a sale, transfer or other disposition of any capital stock of any Significant Subsidiary (or of any Subsidiary having direct or indirect control of any Significant Subsidiary) to a wholly owned Subsidiary of the Company or (ii) a sale, transfer or other disposition of any capital stock of any Significant Subsidiary (or of any Subsidiary having direct or indirect control of any Significant Subsidiary) held by the Company and its Subsidiaries for at least fair value (as determined by the Board of Directors of the Company acting in good faith). (Section 1010).

  The Company is not required pursuant to the Indenture to repurchase the Notes, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any Subsidiary (or of any Subsidiary having direct or indirect control of any other Subsidiary). Furthermore, the Indenture does not provide for any restrictions on the Company's use of any such proceeds.

  The Indenture does not contain any provisions which will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Indenture does not contain any provision which would require that the Company repurchase or redeem or otherwise modify the terms of any of the Notes upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Notes.

Certain Definitions

  "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, which meets any of the following conditions (in each case determined in accordance with generally accepted accounting principles): (i) the Company's and its other Subsidiaries' investment in and advances to the Subsidiary exceed 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (ii) the Company's and its other Subsidiaries' proportion share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) the Company's and its other Subsidiaries' equity interest in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceed ten percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

  "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company, one or more Subsidiaries, or the Company and one or more Subsidiaries.

  "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation; provided that, for the purposes of such definition, capital stock which carries only the right to vote conditioned on the happening of an event shall not be considered voting stock whether or not such event shall have happened. (Section 101).

MODIFICATION AND WAIVERS

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, by executing supplemental indentures, to modify the rights of Holders of the Notes, amend or eliminate any of the provisions of the Indenture, provided that no such modification, amendment or elimination will, without the consent of the Holders of each outstanding Note affected thereby, (i) change the stated maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or the rate of interest on, or any premium payable upon redemption of, any Note, (iii) change the currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note on or after the stated maturity or redemption date in the case of redemption of any Note, (v) reduce the percentage of outstanding Notes necessary to modify or amend the Indenture or (vi) reduce the aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Sections 902 and 1009).

EVENTS OF DEFAULT

  The Indenture provides that events of default with respect to the Notes will be (i) default for 30 days in payment of interest upon any Note; (ii) default in payment of principal or premium, if any, on any Note; (iii) default in performance, or breach, of any other covenant or warranty in the Indenture for 90 days after notice; (iv) (A) failure by the Company or any Subsidiary to pay
indebtedness in an aggregate principal amount exceeding $   million at the
later of final maturity or upon expiration of any applicable period of grace with respect to such principal amount, or (B) acceleration of the maturity of
any indebtedness of the Company or any Subsidiary, in excess of $   million,
if such failure to pay is not discharged or such acceleration is not annulled within 10 days after due notice; and (v) certain events of bankruptcy or insolvency. (Section 501). If an event of default with respect to the Notes should occur and be continuing, either the Trustee or the Holders of at least

25% in the principal amount of outstanding Notes may declare each Note due and payable. (Section 502). The Company is required to file annually with the Trustee a statement of an officer as to the fulfillment by the Company of its obligations under the Indenture during the preceding year. (Section 1004).

  Holders of a majority in principal amount of the outstanding Notes will be entitled to control certain actions of the Trustee under the Indenture and to waive certain past defaults. (Sections 512 and 513). Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Holders of Notes, unless one or more of such Holders of Notes shall have offered to the Trustee reasonable security or indemnity. (Sections 601 and 603).

  If an event of default occurs and is continuing with respect to the Notes, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for its reasonable compensation and expenses incurred prior to any payments to Holders of the Notes. (Section 506).

  No Holder of any Note will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the Holders of not less than 25% in aggregate principal amount of the Notes at the time outstanding shall have made written request to the Trustee to institute proceedings as Trustee, (iii) such Holder or Holders shall have offered to the Trustee reasonable indemnity,
(iv) the Trustee shall have failed to institute such proceeding within 60 days thereafter and (iv) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes at the time outstanding a direction inconsistent with such request. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of and premium, if any, or interest on such Note or after the applicable due date specified in such Note. (Section
508).

DEFEASANCE AND DISCHARGE OF THE INDENTURE

  The Indenture provides that the Company (a) will be deemed to have been discharged from its obligations with respect to all outstanding Notes ("defeasance") or (b) will be released from its obligations (other than, among other things, to pay when due the principal of, premium, if any, and interest of such Notes) with respect to the Notes ("covenant defeasance"), at any time prior to maturity, when the Company has deposited with the Trustee, in trust for the benefit of the Holders, money and/or U.S. Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide money, in an amount sufficient to pay the principal of and premium, if any, and interest on the Notes on the dates such payments are due in accordance with the terms of the Notes. Such a trust may be established with respect to the Notes only upon the satisfaction of certain conditions specified in the Indenture. Upon defeasance and discharge, the Indenture will cease to be of further effect with respect to the Notes and the Holders of the Notes shall look only to the deposited funds or obligations for payment. Upon covenant defeasance, however, the Company will not be relieved of its obligation to pay when due principal of, premium, if any, and interest on the Notes if not otherwise paid from such deposited funds or obligations. Notwithstanding the foregoing, certain obligations and rights under the Indenture with respect to compensation, reimbursement and indemnification of the Trustee, optional redemption, registration of transfer and exchange of the Notes, replacement of mutilated, destroyed, lost or stolen Notes and certain other administrative provisions will survive defeasance and discharge and covenant defeasance. (Sections 1202 and 1203).

  Under current U.S. federal income tax law, there is a substantial risk that the defeasance and discharge contemplated in the preceding paragraph could be treated as a taxable exchange of the Notes for an interest in the trust. As a consequence, each Holder of the Notes would recognize gain or loss equal to the difference between the value of the Holder's interest in the trust and the Holder's tax basis for the securities deemed exchanged. Thereafter, each Holder would be required to include in income his share of any income, gain and loss recognized by the trust. Although a Holder could be subject to U.S. federal income tax on the deemed exchange of the defeased Notes for an interest in the trust, such Holder would not receive any cash until the maturity of the Notes. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than U.S. federal income tax law.

CONCERNING THE TRUSTEE

            is the Trustee under the Indenture. The Company has and may from time to time in the future have banking relationships with the Trustee in the ordinary course of business.

GOVERNING LAW

  The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of laws provisions thereof. (Section 112).

LISTING

  Application is being made for listing of the Notes on the NYSE.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The following statements are subject to and qualified in their entirety by reference to detailed provisions of the Company's Certificate and Bylaws (copies of which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part).

  The Company is currently authorized to issue    shares of Class A Common
Stock,    shares of Class B Common Stock and    shares of Preferred Stock. The
shares of Class A Common Stock and Class B Common Stock are identical in all respects except for voting rights and certain conversion rights and transfer restrictions regarding the shares of Class B Common Stock as described below.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

Voting

  All outstanding shares of Common Stock are fully paid and nonassessable. Except for the Equity Purchase Rights, holders of Common Stock do not have any preemptive rights to subscribe for or purchase any additional securities issued by the Company. No redemption or sinking fund provisions are associated with the Common Stock. Cumulative voting is not permitted by holders of Common Stock.

  The holders of Class B Common Stock are entitled to ten votes per share. The holders of Class A Common Stock are entitled to one vote per share. Proposals submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class. At all meetings of the stockholders of the Company, the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote, represented in person or in proxy, shall constitute a quorum for the transaction of business; and the affirmative vote of the holders of a majority of such common stock at a meeting at which a quorum is present shall be the act of the stockholders of the Company. The superior voting rights of the Class B Common Stock might discourage unsolicited merger proposals and unfriendly tender offers.

Transfer

  The Certificate does not contain any restrictions on the transfer of shares of Class A Common Stock. Upon transfer of shares of Class B Common Stock to any person except to a "Permitted Transferee" (as defined therein), such shares of Class B Common Stock will be converted into an equal number of shares of Class A Common Stock. Permitted Transferees include, among others, Nationwide Mutual and any of its affiliates.

Conversion

  Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. If at any time after the initial issuance of shares of Class A Common Stock the number of outstanding shares of Class B Common Stock falls below 5% of the aggregate number of issued and outstanding shares of Common Stock, then each outstanding share of Class B Common Stock shall automatically convert into one share of Class A Common Stock. In the event of a transfer of shares of Class B Common Stock to any person other than to a Permitted Transferee, each share of Class B Common Stock so transferred shall be automatically converted into one share of Class A Common Stock.

Dividends

  Holders of Common Stock are entitled to receive cash dividends pro rata on a per share basis if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor. In the case of any dividend paid other than in cash, holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividend pro rata on a per share basis. Dividends paid in Common Stock may be paid in shares of Class A Common Stock on the Class A Common Stock and in shares of Class B Common Stock on the Class B Common Stock.

Liquidation, Merger or Consolidation

  Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of the Common Stock in the event of liquidation or any payments made on the Common Stock in the event of a merger or consolidation of the Company.

PREFERRED STOCK

  Under the Certificate, the Company has authority to issue     shares of
Preferred Stock. Preferred Stock may be issued from time to time in one or more classes with such full, special, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions thereof, as shall be stated and expressed in the Certificate or any amendment thereof or in any resolution adopted by the Board of Directors of the Company establishing any class of Preferred Stock. The Board of Directors of the Company has the authority to issue shares of Preferred Stock without further action of the stockholders. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. No shares of Preferred Stock are outstanding.

CERTAIN CERTIFICATE AND BYLAW PROVISIONS

  Certain provisions of the Company's Certificate and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

Classified Board of Directors

  The Certificate provides for the Board of Directors of the Company to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Board of Directors believes that a classified board of directors will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Directors because continuity and stability in the composition of the Board of Directors and in the policies formulated by it will be enhanced by the staggered three-year terms.

  The classified board provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, the classified board provisions could delay stockholders who do not like the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Number of Directors; Removal; Filling Vacancies

  The Certificate provides that the Board of Directors will consist of three to fifteen members, the exact number to be fixed from time to time by resolution adopted by the directors of the Company. The Board of Directors currently consists of eleven directors. Further, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Certificate authorizes the Board of Directors to fill newly created directorships.

Accordingly, this provision could prevent a stockholder from obtaining majority representation on the Board of Directors by permitting the Board of Directors to enlarge the Board of Directors and fill the new directorships with its own nominees. A director so elected by the Board of Directors holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Certificate also provides that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting securities. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

Special Meetings of Stockholders

  The Bylaws provide that special meetings of stockholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer or the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors of the Company. Stockholders are not permitted to call special meetings of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

  The Company's Bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, not less than 60 days nor more than 90 days prior to the scheduled meeting (or, if a special meeting, not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which public disclosure of the date of the special stockholders' meeting was made). The Bylaws also specify certain requirements pertaining to the form and substance of a stockholder's notice. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

Class B Common Stock

  The superior voting rights of the Class B Common Stock might discourage unsolicited merger proposals and unfriendly tender offers.

No Action by Written Consent of the Stockholders

  The Certificate does not allow the stockholders of the Company to take action by written consent in lieu of a meeting.

Delaware Takeover Statute

  The Company is subject to the provisions of Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "DGCL"). Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder then owned at least 85% of the voting stock of the corporation, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset or stock sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

Limitation on Liability

  The Company's Certificate contains a provision that is designed to limit the directors' liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be held liable to the Company or its stockholders for an act or omission in such capacity as a director, except for liability as a result of (i) a breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the DGCL, or (iv) actions or omissions pursuant to which the director received an improper personal benefit. The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Company's Certificate does not eliminate its directors' duty of care. The inclusion of this provision in the Company's Certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

Indemnification

  The Company's Bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director or officer serves at the Company's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner in the Company's best interest.

Certificate Provisions Relating to Corporate Opportunities

  The Certificate provides that except as Nationwide Mutual may otherwise agree in writing and except as set forth in the Intercompany Agreement:

    (i) neither Nationwide Mutual nor any member of the Nationwide Insurance Enterprise (other than the Company) shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company; and

    (ii) neither Nationwide Mutual nor any Member of the Nationwide Insurance Enterprise (other than the Company), nor any officer or director of Nationwide Mutual (except as provided below), will be liable to the Company or to its stockholders for breach of any fiduciary duty by reason of any such activities or of such person's participation thereon.

  The Certificate also provides that if Nationwide Mutual or any member of the Nationwide Insurance Enterprise (other than the Company) acquires knowledge of a potential transaction or matter which may be a corporate opportunity both for Nationwide Mutual or such member and for the Company, neither Nationwide Mutual nor such member shall have a duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of fiduciary duty as a stockholder of the Company or controlling person of a stockholder by reason of the fact that Nationwide Mutual or such member pursues or acquires such opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.

  Further, the Certificate provides that in the event that a director, officer or agent of the Company who is also a director, officer or agent of Nationwide Mutual or any of its subsidiaries acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, Nationwide Mutual or other members of the Nationwide Insurance Enterprise (whether such potential transaction or matter is proposed by a third party or is conceived of by such director, officer or agent of the Company), such director, officer or agent shall be entitled to offer such corporate opportunity to the Company, Nationwide Mutual or such member as such director, officer or agent deems appropriate under the circumstances in his or her sole discretion, and no such director, officer or agent shall be liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that (i) such director, officer or agent offered such corporate opportunity to Nationwide Mutual or such member (rather than the Company) or did not communicate information regarding such corporate opportunity to the Company or (ii) Nationwide Mutual or such member pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company. The enforceability of the provisions discussed above under the DGCL has not been established and counsel to the Company has not delivered an opinion as to the enforceability of such provisions. These provisions of the Certificate may eliminate certain rights that might have been available to stockholders under the DGCL had such provisions not been included in the Certificate.

  The Company's Board of Directors currently consists of eleven members, seven of whom serve concurrently on the boards of directors of other companies within the Nationwide Insurance Enterprise. In addition, a significant number of officers of the Company will also be officers of Nationwide Mutual or other companies within the Nationwide Insurance Enterprise.

  The foregoing provisions of the Certificate shall expire on the date that Nationwide Mutual ceases to beneficially own Common Stock representing at least 50% of the voting power of the outstanding shares of Common Stock.

LISTINGS

  Application is being made for listing the Class A Common Stock on the NYSE under the symbol "NFS."

TRANSFER AGENT AND REGISTRAR

      will serve as transfer agent and registrar for the Class A Common Stock.

  THE EQUITY OFFERINGS, THE NOTE OFFERING AND THE CAPITAL SECURITIES OFFERING

  Prior to the Note Offering, the Company expects to consummate the public
offering of      shares of Class A Common Stock in the United States and
Canada and      shares of Class A Common Stock outside the United States and
Canada, and, concurrently with the Note Offering, an affiliate of the Company expects to consummate the public offering of Capital Securities with an aggregate liquidation amount of $100 million. The Capital Securities will be issued by the NFS Trust, all of whose common trust securities will be held by the Company. The principal asset of such trust will be the junior subordinated debentures to be issued by the Company. See "Capitalization."

  The consummation of the Note Offering is not conditioned on the completion of the Capital Securities Offering. There can be no assurance that the Capital Securities Offering will be consummated.

  The Equity Offerings and the Capital Securities Offering are being made pursuant to separate prospectuses.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement, dated    , 1997 (the "Underwriting Agreement"), the underwriters
named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective principal amount of the Notes:

                                                                    Principal
        Underwriter                                                   Amount
        -----------                                                ------------
   Credit Suisse First Boston Corporation......................... $
   Morgan Stanley & Co. Incorporated..............................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..........................................
                                                                   ------------
     Total........................................................ $300,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Notes, if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Representatives that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the
Representatives, to certain dealers at such price less a concession of   % of
the principal amount per Note, and the Underwriters and such dealers may allow
a discount of   % of such principal amount per Note on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  Application is being made for listing the Notes on the NYSE.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

  From time to time, Credit Suisse First Boston Corporation has provided investment banking services to the Company, Nationwide Life and other members of the Nationwide Insurance Enterprise, for which it has received customary compensation. It is expected that Credit Suisse First Boston Corporation will continue to provide such services in the future. The Representatives also are acting as representatives of the underwriters of the Equity Offerings and the Capital Securities Offering.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of Notes.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of the Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of the Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file within the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

  The validity of the issuance of the Notes offered hereby will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Certain other legal matters will be passed upon for the Company by W. Sidney Druen, Esq., Senior Vice President and General Counsel. Certain legal matters relating to the Note Offering will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of the Company and its subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 included herein and elsewhere in this Registration Statement have been included herein and elsewhere in this Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                     GLOSSARY OF SELECTED INSURANCE TERMS

ANNUITY..........................  A contract that provides for a fixed or variable periodic payment made from a
                                   stated or contingent date and continued for a specific period, such as for a number of years (certain period) or for life (life contingent), either immediately or after a stated accumulation period.

ASSET VALUATION RESERVE; AVR.....  The asset valuation reserve adopted by the
                                   NAIC in 1991. AVR appears as a liability on a life insurer's statutory financial statements. AVR establishes statutory reserves for debt securities, common stocks, preferred stocks, mortgage loans, equity real estate, joint ventures and other invested assets. AVR generally captures all realized and unrealized gains and losses on such assets, other than those resulting from changes in interest rates. AVR has no effect on financial statements prepared in conformity with GAAP.

CASH VALUE.......................  The amount of cash that may be realized by the owner of a life insurance policy or
                                   annuity contract with a life insurance
                                   company upon lapse or surrender of the
                                   policy or contract prior to its maturity.

CEDE, CEDING COMPANY.............  When a company reinsures all or a portion of its risk with another, it "cedes"
                                   business and is referred to as the "ceding company."

COINSURANCE......................  A form of reinsurance whereby the reinsurer assumes an agreed portion of risk insured by the ceding insurer and shares premium revenues and losses in proportion to the agreed portion.

CREDITING RATES..................  Interest rates applied to life insurance policies and annuity contracts, whether
                                   contractually guaranteed or currently
                                   declared for a specified period.

DEFERRED ANNUITY.................  An annuity that (i) can be paid either with a single premium or a series of
                                   installments and (ii) includes a schedule of periodic income benefit to commence after an accumulation period.

DEFERRED POLICY ACQUISITION        Commissions and other selling expenses that
COSTS............................  vary with and are directly related to the production of business. These acquisition costs are deferred and amortized in conformity with GAAP.

GENERAL ACCOUNT..................  All an insurer's assets other than those allocated to a separate account. The
                                   insurer bears the investment risk on the invested assets of the general account.

GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES; GAAP.................  United States generally accepted accounting principles as defined by the American
                                   Institute of Certified Public Accountants and the Financial Accounting Standards Board.

IMMEDIATE ANNUITY................
                                   An annuity that begins payment immediately after issuance.

IN FORCE.........................  The total face amount of insurance coverage under contracts that have not expired.

INSURANCE GUARANTY                 Associations created in all states, the
ASSOCIATIONS.....................  District of Columbia and Puerto Rico by
                                   law, to cover funding shortfalls in paying claims of insolvent life insurance companies. These associations obtain funds by post-insolvency assessments of life insurance companies operating in a particular state in proportion to their business written in that state.

INSURANCE PREMIUM................  The amount that a policyholder is charged, in reflecting the expectation of loss or risk. The insurance company assumes the risks of the insured (length of life, state of health or liability exposure) in exchange for a premium payment. Premiums are calculated by combining expectation of loss and expense and profit loadings.

INTEREST MAINTENANCE RESERVE;      The interest maintenance reserve adopted by
IMR..............................  the NAIC in 1991. IMR appears as a liability on a life insurer's statutory
                                   financial statements and applies to all
                                   types of fixed income investments (bonds, preferred stocks, mortgage-backed securities and mortgage loans). IMR captures the net gains or losses from changes in the overall level of interest rates that are realized upon the sale of investments prior to maturity and amortizes these net realized gains into income over the remaining life of each investment sold.
                                   IMR has no effect on financial statements prepared in conformity with GAAP.

MORBIDITY RATE...................  The relative incidence of disability due to disease or physical impairment.

MORTALITY RATE...................  The relative incidence of death of life insureds or annuitants.

NAIC.............................  The National Association of Insurance
                                   Commissioners, an association of the chief insurance supervisory officials of each state, territory and possession of the United States.

PERSISTENCY......................  Percentage of life insurance policies or annuity contracts remaining in force until completion of the term for which the policy or contract was written.

POLICY ACQUISITION COSTS.........  Agents' and brokers' commissions, premiums, taxes, marketing, underwriting and other direct expenses related to the production of business. Such costs that vary with and are directly related to the production of business are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in conformity with GAAP.

POLICY RESERVES; RESERVES........
                                   Liabilities established by insurers to
                                   reflect the present value of claims
                                   payments and the related expenses that the insurer will ultimately be required to pay in respect of insurance it has written.

REINSURANCE......................  The practice whereby one party, called the reinsurer or assuming company, in
                                   consideration of a premium paid to such
                                   party, agrees to indemnify another party, called the ceding company. Reinsurance provides a primary insurer with three major benefits: it reduces net liability on individual risks; it helps to protect against catastrophic losses; and it helps to maintain acceptable surplus and reserve ratios. Reinsurance provides a primary insurer with additional underwriting capacity in that the primary insurer can accept larger risks and can expand the volume of business it writes without increasing its capital base. Reinsurance may be on an assumption basis, which effectively transfers to the reinsurer all rights and obligations on the business reinsured. Reinsurance may be a coinsurance basis, which means that the reinsurer accepts a stated proportion of all policy risks. Reinsurance may be on an excess or stop loss basis, which means that the reinsurer is responsible for any benefits in excess of a stated amount.

RISK-BASED CAPITAL                 Regulatory and rating agency targeted
REQUIREMENTS.....................  surplus based on the relationship of statutory capital and surplus, with certain adjustments, to the sum of stated percentages of each element of a specified list of Company risk exposures.

SEPARATE ACCOUNTS................
                                   Investment accounts maintained by an
                                   insurer to which funds have been allocated for certain policies under provisions of relevant state insurance law. The investments in each separate account are maintained separately from those in other separate accounts and the general account. The investment results of the separate account assets are passed through directly to the separate account policyholders, so that an insurer derives management and other fees from, but bears no investment risk on, these assets, except the risk on a small number of products that returns on separate account assets will not meet the relatively low minimum rate guaranteed on these products.

SINGLE PREMIUM DEFERRED
ANNUITIES; SPDA'S................  Annuities that require a one-time lump sum payment of consideration upon the issuance of the contract with benefit payments commencing at some future date following an accumulation period.

STATUTORY ACCOUNTING PRACTICES...  Those accounting practices prescribed or permitted by an insurer's domiciliary state insurance regulator for purposes of financial reporting to regulators.

SURRENDERS AND WITHDRAWALS.......
                                   Surrenders of life insurance policies and annuity contracts for their entire net cash surrender values and withdrawals of a portion of such values.

TERM LIFE INSURANCE..............
                                   Life insurance offering protection during a certain number of years, but expiring without policy cash value if the insured survives the stated period. Most term policies provide for guaranteed continuation of coverage for life at increased premium rates.

UNIVERSAL LIFE INSURANCE.........  Life insurance under which (i) premiums are generally flexible, (ii) the level of death benefits may be adjusted and (iii) expenses and other charges are specifically disclosed to a purchaser. This policy is sometimes referred to as unbundled life insurance because its three basic elements (investment earnings, cost of protection and expense charges) are separately identified both in the policy and in an annual report to the policyholder.

VARIABLE ANNUITY.................  Annuity in which premium payments are used to purchase accumulation units. The value of a unit fluctuates in accordance with the investment experience of a separate account; variable annuity contracts typically include a general account guaranteed interest investment option. At the time of the payment of benefits to the annuitant, the annuitant can generally elect from a number of payment options which provide either fixed or variable benefit payments.

VARIABLE LIFE INSURANCE..........
                                   Life insurance under which the benefits
                                   payable upon death or surrender vary to
                                   reflect the investment experience of the separate account supporting such policies; variable life insurance policies typically include a general account guaranteed interest investment option.

WHOLE LIFE INSURANCE.............  Permanent life insurance offering guaranteed death benefits and guaranteed cash values.

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Independent Auditors' Report.............................................   F-2
Consolidated Balance Sheets at December 31, 1995 and 1994................   F-3
Consolidated Statements of Income for the Years Ended December 31, 1995,
 1994 and 1993...........................................................   F-4
Consolidated Statements of Shareholder's Equity for the Years Ended
 December 31, 1995, 1994 and 1993........................................   F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995, 1994 and 1993.....................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheet as of September 30, 1996......................  F-26
Consolidated Statements of Income for the Nine Months Ended September 30,
 1996 and 1995...........................................................  F-27
Consolidated Statements of Shareholder's Equity for the Nine Months Ended
 September 30, 1996 and 1995.............................................  F-28
Consolidated Statements of Cash Flows for the Nine Months Ended September
 30, 1996 and 1995.......................................................  F-29
Notes to Consolidated Financial Statements...............................  F-30

WHEN THE TRANSACTIONS REFERRED TO IN NOTE 1 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                                          KPMG Peat Marwick LLP

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Nationwide Financial Services, Inc.:

  We have audited the accompanying consolidated balance sheets of Nationwide Financial Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Financial Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in note 1 to the consolidated financial statements, the Company was formed in November 1996 as a holding company for Nationwide Life Insurance Company and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. The consolidated financial statements are presented as if these companies were consolidated for all periods presented.

  In 1994, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In 1993, the Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.



Columbus, Ohio
January  , 1997

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
                                (000'S OMITTED)

                                                            1995        1994
                                                         ----------- ----------
                         ASSETS
Investments (notes 5, 8 and 9):
  Securities available-for-sale, at fair value:
    Fixed maturity securities (cost $11,872,870 in 1995;
     $7,327,585 in 1994)................................ $12,495,878  7,074,261
    Equity securities (cost $31,234 in 1995; $23,053 in
     1994)..............................................      37,570     29,415
  Fixed maturity securities held-to-maturity, at
   amortized cost (fair value $5,989 in 1995; $3,233,408
   in 1994).............................................       5,720  3,309,034
  Mortgage loans on real estate, net....................   4,627,387  4,081,794
  Real estate, net......................................     229,442    242,243
  Policy loans..........................................     336,356    310,644
  Other long-term investments...........................      61,989     57,350
  Short-term investments (note 13)......................      42,671    134,330
                                                         ----------- ----------
                                                          17,837,013 15,239,071
                                                         ----------- ----------
Cash....................................................      10,055      4,610
Accrued investment income...............................     212,963    196,074
Deferred policy acquisition costs.......................   1,020,356    995,560
Other assets............................................      82,661    132,420
Assets held in Separate Accounts (note 8)...............  18,591,108 12,087,117
                                                         ----------- ----------
                                                         $37,754,156 28,654,852
                                                         =========== ==========
          LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits and claims (notes 6 and 8)....... $16,113,359 14,450,286
Policyholders' dividend accumulations...................     348,027    335,388
Other policyholder funds................................      65,297     63,763
Accrued Federal income tax (note 7):
  Current...............................................      36,980      4,401
  Deferred..............................................     237,247         79
                                                         ----------- ----------
                                                             274,227      4,480
                                                         ----------- ----------
Other liabilities.......................................     252,085    220,119
Liabilities related to Separate Accounts (note 8).......  18,591,108 12,087,117
                                                         ----------- ----------
                                                          35,644,103 27,161,153
                                                         ----------- ----------
Commitments and contingencies (notes 9 and 15)
Shareholder's equity (notes 2, 3, 4, 5, 12 and 13):
  Class A common shares, no par value. Authorized
   shares,
   no shares issued and outstanding.....................         --         --
  Class B common shares, no par value. Authorized
   shares,
   no shares issued and outstanding.....................         --         --
  Additional paid-in capital............................     602,468    602,468
  Retained earnings.....................................   1,188,804  1,003,057
  Unrealized gains (losses) on securities available-for-
   sale, net............................................     318,781   (111,826)
                                                         ----------- ----------
                                                           2,110,053  1,493,699
                                                         ----------- ----------
                                                         $37,754,156 28,654,852
                                                         =========== ==========

          See accompanying notes to consolidated financial statements.

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (000'S OMITTED)

                                                 1995       1994       1993
                                              ----------  ---------  ---------
Revenues (note 16):
  Investment product and universal life
   insurance product policy charges.......... $  286,534    217,245    165,454
  Traditional life insurance premiums........    199,106    176,658    188,385
  Net investment income (note 5).............  1,294,033  1,210,811  1,131,244
  Realized gains (losses) on investments
   (notes 5 and 13)..........................     (1,724)   (16,527)   106,190
  Other income...............................     59,089     45,897     48,053
                                              ----------  ---------  ---------
                                               1,837,038  1,634,084  1,639,326
                                              ----------  ---------  ---------
Benefits and expenses:
  Benefits and claims........................  1,115,493    992,667    982,158
  Provision for policyholders' dividends on
   participating policies
   (note 12).................................     39,937     38,754     43,025
  Amortization of deferred policy acquisition
   costs.....................................     82,695     85,568     70,220
  Other operating expenses...................    317,743    276,632    268,167
                                              ----------  ---------  ---------
                                               1,555,868  1,393,621  1,363,570
                                              ----------  ---------  ---------
    Income before Federal income tax expense
     and cumulative effect of changes in
     accounting principles...................    281,170    240,463    275,756
                                              ----------  ---------  ---------
Federal income tax expense (note 7):
  Current....................................     89,400     77,009     56,140
  Deferred...................................      6,914      5,507     40,537
                                              ----------  ---------  ---------
                                                  96,314     82,516     96,677
                                              ----------  ---------  ---------
    Income before cumulative effect of
     changes in accounting principles........    184,856    157,947    179,079
Cumulative effect of changes in accounting
 principles, net (note 4)....................        --         --         (98)
                                              ----------  ---------  ---------
    Net income............................... $  184,856    157,947    178,981
                                              ==========  =========  =========

          See accompanying notes to consolidated financial statements.

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (000'S OMITTED)

                                                                 UNREALIZED
                                                               GAINS (LOSSES)
                         CLASS A CLASS B ADDITIONAL            ON SECURITIES      TOTAL
                         COMMON  COMMON   PAID-IN   RETAINED   AVAILABLE-FOR- SHAREHOLDER'S
                         SHARES  SHARES   CAPITAL   EARNINGS     SALE, NET       EQUITY
                         ------- ------- ---------- ---------  -------------- -------------
1993:
  Balance, beginning of
   year.................  $--      --     307,468     826,060       88,238      1,221,766
  Capital
   contributions........   --      --     100,000         --           --         100,000
  Dividends paid to
   shareholder..........   --      --      (5,000)     (5,565)         --         (10,565)
  Net income............   --      --         --      178,981          --         178,981
  Unrealized losses on
   equity securities,
   net..................   --      --         --          --       (81,513)       (81,513)
  Other.................   --      --         --          398          --             398
                          ----     ---    -------   ---------     --------      ---------
  Balance, end of year..  $--      --     402,468     999,874        6,725      1,409,067
                          ====     ===    =======   =========     ========      =========
1994:
  Balance, beginning of
   year.................   --      --     402,468     999,874        6,725      1,409,067
  Capital contribution..   --      --     200,000         --           --         200,000
  Dividends paid to
   shareholder..........   --      --         --       (1,000)         --          (1,000)
  Net income............   --      --         --      157,947          --         157,947
  Adjustment for change
   in accounting for
   certain investments
   in debt and equity
   securities, net (note
   4)...................   --      --         --          --       212,553        212,553
  Unrealized losses on
   securities available-
   for-sale, net........   --      --         --          --      (331,104)      (331,104)
  Other (note 13).......   --      --         --     (153,764)         --        (153,764)
                          ----     ---    -------   ---------     --------      ---------
  Balance, end of year..  $--      --     602,468   1,003,057     (111,826)     1,493,699
                          ====     ===    =======   =========     ========      =========
1995:
  Balance, beginning of
   year.................   --      --     602,468   1,003,057     (111,826)     1,493,699
  Dividends paid to
   shareholder..........   --      --         --       (8,450)         --          (8,450)
  Net income............   --      --         --      184,856          --         184,856
  Unrealized gains on
   securities available-
   for-sale, net........   --      --         --          --       430,607        430,607
  Other.................   --      --         --        9,341          --           9,341
                          ----     ---    -------   ---------     --------      ---------
  Balance, end of year..  $--      --     602,468   1,188,804      318,781      2,110,053
                          ====     ===    =======   =========     ========      =========

          See accompanying notes to consolidated financial statements.

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (000'S OMITTED)

                                              1995         1994        1993
                                           -----------  ----------  ----------
Cash flows from operating activities:
  Net income.............................. $   184,856     157,947     178,981
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Capitalization of deferred policy
     acquisition costs....................    (321,327)   (242,431)   (180,977)
    Amortization of deferred policy
     acquisition costs....................      82,695      85,568      70,220
    Amortization and depreciation.........      13,189       5,383      12,080
    Realized losses (gains) on invested
     assets, net..........................       3,250      16,094    (106,259)
    Deferred Federal income tax expense...       5,305       6,190       7,676
    Increase in accrued investment
     income...............................     (16,889)    (12,918)     (4,626)
    Decrease (increase) in other assets...      47,801     (52,119)      2,912
    Increase in policy liabilities........     113,980      98,212      34,283
    Increase in policyholders' dividend
     accumulations........................      12,639      15,298      17,256
    Increase (decrease) in accrued Federal
     income tax payable...................      32,579      (3,927)     13,106
    Increase in other liabilities.........      31,966       6,856      21,729
    Other, net............................      (6,597)     (3,537)     (4,622)
                                           -----------  ----------  ----------
      Net cash provided by operating
       activities.........................     183,447      76,616      61,759
                                           -----------  ----------  ----------
Cash flows from investing activities:
  Proceeds from maturity of securities
   available-for-sale.....................     634,553     544,843         --
  Proceeds from sale of securities
   available-for-sale.....................     150,453     268,987     268,332
  Proceeds from maturity of fixed maturity
   securities held-to-maturity............     564,450     491,862   1,072,706
  Proceeds from sale of fixed maturity
   securities.............................         --          --       28,507
  Proceeds from repayments of mortgage
   loans on real estate...................     207,832     190,574     141,825
  Proceeds from sale of real estate.......      48,331      46,713      23,587
  Proceeds from repayments of policy loans
   and sale of other invested assets......      53,587     120,506      53,302
  Cost of securities available-for-sale
   acquired...............................  (1,998,165) (1,858,036)    (46,945)
  Cost of fixed maturity securities held-
   to-maturity acquired...................    (599,356)   (410,379) (1,865,566)
  Cost of mortgage loans on real estate
   acquired...............................    (796,026)   (497,349)   (467,886)
  Cost of real estate acquired............     (10,928)     (6,385)     (8,826)
  Policy loans issued and other invested
   assets acquired........................     (75,910)    (65,302)    (76,490)
                                           -----------  ----------  ----------
      Net cash used in investing
       activities.........................  (1,821,179) (1,173,966)   (877,454)
                                           -----------  ----------  ----------
Cash flows from financing activities:
  Proceeds from capital contributions.....         --      200,000     100,000
  Dividends paid to shareholder...........      (8,450)     (1,000)    (10,565)
  Proceeds from affiliated companies......       9,341       1,236         398
  Distributions to affiliated companies...         --     (155,000)        --
  Increase in investment product and
   universal life insurance product
   account balances.......................   2,809,385   3,547,976   2,130,791
  Decrease in investment product and
   universal life insurance product
   account balances.......................  (1,258,758) (2,412,595) (1,396,726)
                                           -----------  ----------  ----------
      Net cash provided by financing
       activities.........................   1,551,518   1,180,617     823,898
                                           -----------  ----------  ----------
Net (decrease) increase in cash and cash
 equivalents..............................     (86,214)     83,267       8,203
Cash and cash equivalents, beginning of
 year.....................................     138,940      55,673      47,470
                                           -----------  ----------  ----------
Cash and cash equivalents, end of year.... $    52,726     138,940      55,673
                                           ===========  ==========  ==========

          See accompanying notes to consolidated financial statements.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1994 AND 1993
                                (000'S OMITTED)

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

  Nationwide Financial Services, Inc. (NFS) is an insurance holding company which was formed in November 1996 and is a wholly owned subsidiary of Nationwide Corporation (Nationwide Corp.). The consolidated financial statements represent the results of Nationwide Life Insurance Company (NLIC) and subsidiaries (excluding certain subsidiaries and lines of business as discussed below) and three marketing and distribution companies as if they were consolidated with NFS for all periods presented. This presentation is based on Nationwide Corp.'s contribution of the common stock of those entities to NFS on January 1, 1997 in anticipation of the initial public offering of common stock of NFS described more fully in note 2 in exchange for all of the shares of Class B common stock of NFS. NFS had no operating activity and had no assets or liabilities as of December 31, 1995. NFS and the other companies whose results are included in the consolidated financial statements are collectively referred to as "the Company."

  Immediately preceding the contribution of NLIC's outstanding shares of common stock from Nationwide Corp. to NFS, NLIC will dividend the outstanding shares of common stock of West Coast Life Insurance Company, Employers Life Insurance Company of Wausau (ELICW) and National Casualty Company to Nationwide Corp. Accordingly, the accompanying consolidated financial statements do not reflect the assets, liabilities, results of operations and cash flows of those previously wholly owned subsidiaries of NLIC.

  During 1996, in anticipation of the restructuring described above, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to Nationwide Mutual Insurance Company (NMIC), an affiliate, and ELICW effective January 1, 1996. Accordingly, the accompanying consolidated financial statements present the results of operations as if these reinsurance agreements were in place for all periods presented. See note 13.

  In addition, as part of the restructuring described above, NLIC anticipates obtaining regulatory approval to make distributions to NFS which will then
make distributions to Nationwide Corp. in amounts approximating $      in
total.

  The three marketing and distribution companies to be contributed by Nationwide Corp. to NFS are: Public Employees Benefit Services Corporation (PEBSCO), NEA Valuebuilder Investor Services, Inc. (NEAVIS) and Nationwide Financial Institution Distributors Agency, Inc. (NFIDA).

  The Company is a leading provider of long-term savings and retirement products to retail and institutional customers and is subject to competition from other financial services providers throughout the United States. The Company is subject to regulation by the Insurance Departments of states in which it is licensed, and undergoes periodic examinations by those departments.

  The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

    Legal/Regulatory Risk is the risk that changes in the legal or regulatory environment in which an insurer operates will create additional expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives, new legal theories or insurance company insolvencies through guaranty fund assessments may create costs for the insurer beyond those currently recorded in the consolidated financial statements. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

    Credit Risk is the risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

    Interest Rate Risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

(2) INITIAL PUBLIC OFFERING

  The Company is currently planning an initial public offering of its Class A common stock (the Equity Offering) during the first quarter of 1997. After the Equity Offering, Nationwide Corp. will continue to own all of the shares of Class B common stock, which will represent approximately % of the voting stock of the Company.

  Shortly after the Equity Offering, the Company expects to consummate the public offering of $300,000 of senior notes due 2027. In addition, Nationwide Financial Services Capital Trust, an affiliate of the Company, expects to consummate the public offering of $100,000 of capital securities (collectively referred to as the Fixed Income Offerings).

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for NLIC and Nationwide Life and Annuity Insurance Company (NLAIC), filed with the Department of Insurance of the State of Ohio (the Department), are prepared on the basis of accounting practices prescribed or permitted by the Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has no material permitted statutory accounting practices.

  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

  The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments and the liability for future policy benefits and claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

 (a) Consolidation Policy

  The consolidated financial statements include the accounts of NFS and its wholly owned subsidiaries, NLIC, PEBSCO, NEAVIS and NFIDA. All significant intercompany balances and transactions have been eliminated.

 (b) Valuation of Investments and Related Gains and Losses

  The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred Federal income tax, reported as a separate component of shareholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The Company has no fixed maturity securities classified as trading as of December 31, 1995 or 1994.

  Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in interest income in the period received.

  Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances.

  Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

  In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The statement is effective for fiscal years beginning after December 15, 1995 and earlier application is permitted. Previously issued consolidated financial statements shall not be restated. The Company will adopt SFAS 121 in 1996 and the impact on the consolidated financial statements is not expected to be material.

 (c) Revenues and Benefits

  Investment Products and Universal Life Insurance Products: Investment products consist primarily of individual and group variable and fixed annuities, annuities without life contingencies and guaranteed investment contracts. Universal life insurance products include universal life insurance, variable universal life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of asset fees, cost of insurance, policy administration and surrender charges that have been

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

  Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

 (d) Deferred Policy Acquisition Costs

  The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable agency expenses have been deferred. For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 3(b).

 (e) Separate Accounts

  Separate Account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. The investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the Separate Accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

 (f) Future Policy Benefits

  Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.

  Future policy benefits for traditional life insurance policies have been calculated using a net level premium method based on estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities. See note 6.

 (g) Participating Business

  Participating business represents approximately 54% (55% in 1994 and 57% in 1993) of the Company's ordinary life insurance in force, 79% (79% in 1994 and 80% in 1993) of the number of ordinary life insurance policies in force, and 47% (51% in 1994 and 56% in 1993) of life insurance premiums. The provision for policyholder dividends is based on current dividend scales. Future dividends are provided for ratably in future policy benefits based on dividend scales in effect at the time the policies were issued.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

 (h) Federal Income Tax

  The Company files a consolidated Federal income tax return with NMIC, the majority shareholder of Nationwide Corp. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same Federal income tax liability as if separate tax returns were filed.

  In 1993, the Company adopted SFAS No. 109--Accounting for Income Taxes, which required a change from the deferred method of accounting for income tax of APB Opinion 11 to the asset and liability method of accounting for income tax. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

  The Company has reported the cumulative effect of the change in method of accounting for income tax in the 1993 consolidated statement of income. See note 4.

 (i) Reinsurance Ceded

  Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

 (j) Cash Equivalents

  For purposes of the consolidated statements of cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

(4) CHANGES IN ACCOUNTING PRINCIPLES

  Effective January 1, 1994, the Company changed its method of accounting for certain investments in debt and equity securities in connection with the issuance of SFAS No. 115--Accounting for Certain Investments in Debt and Equity Securities. As of January 1, 1994, the Company classified fixed maturity securities with amortized cost and fair value of $6,299,665 and $6,721,714, respectively, as available-for-sale and recorded the securities at fair value. Previously, these securities were recorded at amortized cost. The effect as of January 1, 1994 has been recorded as a direct credit to shareholder's equity as follows:

     Excess of fair value over amortized cost of fixed maturity securities
      available-for-sale............................................. $422,049
     Adjustment to deferred policy acquisition costs.................  (95,044)
     Deferred Federal income tax..................................... (114,452)
                                                                      --------
                                                                      $212,553
                                                                      ========

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

  During 1993, the Company adopted accounting principles in connection with the issuance of two accounting standards by the FASB. The effect as of January 1, 1993, the date of adoption, has been recognized in the 1993 consolidated statement of income as the cumulative effect of changes in accounting principles, as follows:

     Asset/liability method of recognizing income tax (note 3(h))..... $18,750
     Accrual method of recognizing postretirement benefits other than pensions
      (net of tax benefit of $10,149) (note 11)....................... (18,848)
                                                                       -------
                                                                       $   (98)
                                                                       =======

(5) INVESTMENTS

  The amortized cost and estimated fair value of securities available-for-sale were as follows as of December 31, 1995:

                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED ESTIMATED
                                      COST       GAINS      LOSSES   FAIR VALUE
                                   ----------- ---------- ---------- ----------
Fixed maturity securities:
  U.S. Treasury securities and
   obligations of U.S. government
   corporations and agencies...... $   320,500   12,764         (1)     333,263
  Obligations of states and
   political subdivisions.........       8,655    1,205         (1)       9,859
  Debt securities issued by
   foreign governments............     101,414    4,387        (66)     105,735
  Corporate securities............   7,888,440  473,681    (25,742)   8,336,379
  Mortgage-backed securities......   3,553,861  165,169     (8,388)   3,710,642
                                   -----------  -------    -------   ----------
    Total fixed maturity
     securities...................  11,872,870  657,206    (34,198)  12,495,878
Equity securities.................      31,234    6,382        (46)      37,570
                                   -----------  -------    -------   ----------
                                   $11,904,104  663,588    (34,244)  12,533,448
                                   ===========  =======    =======   ==========

  The amortized cost and estimated fair value of U.S. Treasury securities held-to-maturity as of December 31, 1995 are $5,720 and $5,989, respectively. Gross gains of $269 and no gross losses were unrealized on those securities.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

  The amortized cost and estimated fair value of securities available-for-sale and fixed maturity securities held-to-maturity were as follows as of December 31, 1994:

                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED ESTIMATED
                                       COST      GAINS      LOSSES   FAIR VALUE
                                    ---------- ---------- ---------- ----------
Securities available-for-sale
 Fixed maturity securities:
   U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies...... $  287,526    1,761     (15,684)   273,603
   Obligations of states and
    political subdivisions.........        273      --          (21)       252
   Debt securities issued by
    foreign governments............    121,305      872      (8,260)   113,917
   Corporate securities............  3,672,187   49,841    (117,704) 3,604,324
   Mortgage-backed securities......  3,246,294   17,853    (181,982) 3,082,165
                                    ----------   ------    --------  ---------
    Total fixed maturity
     securities....................  7,327,585   70,327    (323,651) 7,074,261
 Equity securities.................     23,053    6,636        (274)    29,415
                                    ----------   ------    --------  ---------
                                    $7,350,638   76,963    (323,925) 7,103,676
                                    ==========   ======    ========  =========
Fixed maturity securities held-to-
 maturity
 Obligations of states and
  political subdivisions........... $   11,614       91        (255)    11,450
 Debt securities issued by foreign
  governments......................     14,817        2         (39)    14,780
 Corporate securities..............  3,282,603   28,437    (103,862) 3,207,178
                                    ----------   ------    --------  ---------
                                    $3,309,034   28,530    (104,156) 3,233,408
                                    ==========   ======    ========  =========

  The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           AMORTIZED  ESTIMATED
                                                             COST     FAIR VALUE
                                                          ----------- ----------
Fixed maturity securities available-for-sale
  Due in one year or less................................ $   533,305    538,733
  Due after one year through five years..................   4,761,935  4,999,208
  Due after five years through ten years.................   2,195,367  2,314,017
  Due after ten years....................................     828,402    933,278
                                                          ----------- ----------
                                                            8,319,009  8,785,236
  Mortgage-backed securities.............................   3,553,861  3,710,642
                                                          ----------- ----------
                                                          $11,872,870 12,495,878
                                                          =========== ==========

  The components of unrealized gains (losses) on securities available-for-sale, net, were as follows as of December 31:

                                                              1995       1994
                                                            ---------  --------
   Gross unrealized gains (losses)......................... $ 629,344  (246,962)
   Adjustment to deferred policy acquisition costs.........  (138,914)   74,922
   Deferred Federal income tax.............................  (171,649)   60,214
                                                            ---------  --------
                                                            $ 318,781  (111,826)
                                                            =========  ========

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

  An analysis of the change in gross unrealized gains (losses) on securities available-for-sale and fixed maturity securities held-to-maturity follows for the years ended December 31:

                                1995       1994       1993
                              --------  ----------  --------
   Securities available-for-
    sale:
     Fixed maturity
      securities............. $876,332    (675,373)      --
     Equity securities.......      (26)     (1,927) (125,404)
   Fixed maturity securities
    held-to-maturity.........   75,895    (398,183)  221,423
                              --------  ----------  --------
                              $952,201  (1,075,483)   96,019
                              ========  ==========  ========

  Proceeds from the sale of fixed maturity securities available-for-sale during 1995 and 1994 were $107,345 and $228,308, respectively, while proceeds from sales of investments in fixed maturity securities during 1993 were $28,507. During 1995, gross gains of $4,838 ($3,045 and $2,266 in 1994 and
1993, respectively) and gross losses of $2,147 ($21,280 and $39 in 1994 and 1993, respectively) were realized on those sales.

  During 1995, the Company transferred fixed maturity securities classified as held-to-maturity with amortized cost of $25,429 to available-for-sale securities due to evidence of a significant deterioration in the issuer's creditworthiness. The transfer of those fixed maturity securities resulted in a gross unrealized loss of $3,535.

  As permitted by the FASB's Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, issued in November 1995, the Company transferred nearly all of its fixed maturity securities previously classified as held-to-maturity to available-for-sale. As of December 14, 1995, the date of transfer, the fixed maturity securities had amortized cost of $3,320,093, resulting in a gross unrealized gain of $155,940.

  Investments that were non-income producing for the twelve month period preceding December 31, 1995 amounted to $27,712 ($11,513 for 1994) and consisted of $6,982 (none in 1994) in fixed maturity securities, $14,740 ($11,111 in 1994) in real estate and $5,990 ($402 in 1994) in other long-term investments.

  Real estate is presented at cost less accumulated depreciation of $30,482 as of December 31, 1995 ($29,066 as of December 31, 1994) and valuation allowances of $25,819 as of December 31, 1995 ($27,330 as of December 31,
1994).

  As of December 31, 1995, the recorded investment of mortgage loans on real estate considered to be impaired (under SFAS No. 114--Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118--Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure) was $44,409, which includes $23,975 of impaired mortgage loans on real estate for which the related valuation allowance was $5,276 and $20,434 of impaired mortgage loans on real estate for which there was no valuation allowance. During 1995, the average recorded investment in impaired mortgage loans on real estate was approximately $22,181 and interest income recognized on those loans was $387, which is equal to interest income recognized using a cash-basis method of income recognition.

  Activity in the valuation allowance account for mortgage loans on real estate is summarized for the year ended December 31, 1995:

                                                                         1995
                                                                        -------
     Allowance, beginning year......................................... $46,381
       Additions charged to operations.................................   7,433
       Direct write-downs charged against the allowance................  (4,686)
                                                                        -------
     Allowance, end of year............................................ $49,128
                                                                        =======

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

  An analysis of investment income by investment type follows for the years ended December 31:

                                                  1995      1994      1993
                                               ---------- --------- ---------
   Gross investment income:
    Securities available-for-sale:
     Fixed maturity securities................ $  685,787   647,927       --
     Equity securities........................      1,330       509     6,629
    Fixed maturity securities held-to-
     maturity.................................    201,808   185,938   767,451
    Mortgage loans on real estate.............    395,478   372,734   361,102
    Real estate...............................     38,344    40,170    39,623
    Short-term investments....................     10,576     6,141     4,312
    Other.....................................      7,239     2,121    (1,909)
                                               ---------- --------- ---------
       Total investment income................  1,340,562 1,255,540 1,177,208
   Less investment expenses...................     46,529    44,729    45,964
                                               ---------- --------- ---------
       Net investment income.................. $1,294,033 1,210,811 1,131,244
                                               ========== ========= =========

  An analysis of realized gains (losses) on investments, net of valuation allowances, by investment type follows for the years ended December 31:

                                                       1995     1994     1993
                                                      -------  -------  -------
   Securities available-for-sale:
     Fixed maturity securities....................... $ 4,213   (7,296)     --
     Equity securities...............................   3,386    1,422  125,582
   Fixed maturity securities.........................     --       --    16,888
   Mortgage loans on real estate.....................  (7,091) (20,446) (28,187)
   Real estate and other.............................  (2,232)   9,793   (8,093)
                                                      -------  -------  -------
                                                      $(1,724) (16,527) 106,190
                                                      =======  =======  =======

  Fixed maturity securities with an amortized cost of $5,592 and $4,646 as of December 31, 1995 and 1994, respectively, were on deposit with various regulatory agencies as required by law.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(6) FUTURE POLICY BENEFITS AND CLAIMS

  The liability for future policy benefits for investment contracts represents approximately 87% and 86% of the total liability for future policy benefits as of December 31, 1995 and 1994, respectively. The average interest rate credited on investment product policies was approximately 6.5%, 6.5% and 7.0% for the years ended December 31, 1995, 1994 and 1993, respectively.

  The liability for future policy benefits for traditional life insurance policies has been established based upon the following assumptions:

    Interest rates: Interest rates vary as follows:

        YEAR OF ISSUE                     INTEREST RATES
        -------------                     --------------
       1995............ 7.6%, not graded--permanent contracts with loan provisions
                        7.7%, not graded--all other contracts
       1984-1994....... 6.0% to 10.5%, not graded
       1966-1983....... 6.0% to 8.1%, graded over 20 years to 4.0% to 6.6%
       1965 and prior.. generally lower than post 1965 issues

    Withdrawals: Rates, which vary by issue age, type of coverage and policy duration, are based on Company experience.

    Mortality: Mortality and morbidity rates are based on published tables, modified for the Company's actual experience.

(7) FEDERAL INCOME TAX

  The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 1995 and 1994 are as follows:

                                                                1995     1994
                                                              --------  -------
   Deferred tax assets:
     Future policy benefits.................................. $149,192  132,726
     Liabilities in Separate Accounts........................  129,120   94,783
     Fixed maturity securities...............................      --    75,489
     Mortgage loans on real estate and real estate...........   25,165   24,999
     Other policyholder funds................................    7,424    6,949
     Other assets and other liabilities......................   52,003   44,017
                                                              --------  -------
       Total gross deferred tax assets.......................  362,904  378,963
       Less valuation allowance..............................   (7,776)  (8,532)
                                                              --------  -------
       Net deferred tax assets...............................  355,128  370,431
                                                              --------  -------
   Deferred tax liabilities:
     Deferred policy acquisition costs.......................  299,579  303,946
     Fixed maturity securities...............................  227,345      --
     Deferred tax on realized investment gains...............   40,634   41,728
     Equity securities and other long-term investments.......    3,780    3,980
     Other...................................................   21,037   20,856
                                                              --------  -------
       Total gross deferred tax liabilities..................  592,375  370,510
                                                              --------  -------
                                                              $237,247       79
                                                              ========  =======

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Nearly all future deductible amounts can be offset by future taxable amounts or recovery of Federal income tax paid within the statutory carryback period. In addition, for future deductible amounts for securities available-for-sale, affiliates of the Company which are included in the same consolidated Federal income tax return hold investments that could be sold for capital gains that could offset capital losses realized by the Company should securities available-for-sale be sold at a loss.

  Total Federal income tax expense for the years ended December 31, 1995, 1994 and 1993 differs from the amount computed by applying the U.S. Federal income tax rate to income before tax as follows:

                                       1995           1994           1993
                                   -------------  -------------  -------------
                                   AMOUNT    %    AMOUNT    %    AMOUNT    %
                                   -------  ----  -------  ----  -------  ----
Computed (expected) tax expense..  $98,410  35.0  $84,162  35.0  $96,515  35.0
Tax exempt interest and dividends
 received deduction..............      (18)  0.0     (130) (0.1)  (1,951) (0.7)
Current year increase in U.S.
 Federal income tax rate.........      --    --       --    --     1,811   0.7
Other, net.......................   (2,078) (0.7)  (1,516) (0.6)     302   0.1
                                   -------  ----  -------  ----  -------  ----
Total (effective rate of each
 year)...........................  $96,314  34.3  $82,516  34.3  $96,677  35.1
                                   =======  ====  =======  ====  =======  ====

  Total Federal income tax paid was $58,112, $84,903 and $54,449 during the years ended December 31, 1995, 1994 and 1993, respectively.

(8) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107--Disclosures about Fair Value of Financial Instruments (SFAS
107) requires disclosure of fair value information about existing on and off-balance sheet financial instruments. SFAS 107 defines the fair value of a financial instrument as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

  These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments. SFAS 107 excludes certain assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from SFAS 107 disclosures, estimated fair value of policy reserves on life insurance contracts are provided to make the fair value disclosures more meaningful.

  The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures:

    Cash, short-term investments and policy loans: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

    Fixed maturity and equity securities: Fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices.

    Separate Account assets and liabilities: The fair value of assets held in Separate Accounts is based on quoted market prices. The fair value of liabilities related to Separate Accounts is the amount payable on demand.

    Mortgage loans on real estate: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for mortgages in default is the estimated fair value of the underlying collateral.

    Investment contracts: Fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

    Policy reserves on life insurance contracts: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

    Policyholders' dividend accumulations and other policyholder funds: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

  Carrying amount and estimated fair value of financial instruments subject to SFAS 107 and policy reserves on life insurance contracts were as follow as of December 31, 1995 and 1994:

                                            1995                  1994
                                   ---------------------- ---------------------
                                    CARRYING   ESTIMATED   CARRYING  ESTIMATED
                                     AMOUNT    FAIR VALUE   AMOUNT   FAIR VALUE
                                   ----------- ---------- ---------- ----------
Assets
Investments:
 Securities available-for-sale:
  Fixed maturity securities......  $12,495,878 12,495,878  7,074,261  7,074,261
  Equity securities..............       37,570     37,570     29,415     29,415
 Fixed maturity securities held-
  to-maturity....................        5,720      5,989  3,309,034  3,223,408
 Mortgage loans on real estate,
  net............................    4,627,387  4,987,569  4,081,794  4,032,047
 Policy loans....................      336,356    336,356    310,644    310,644
 Short-term investments..........       42,671     42,671    134,330    134,330
Cash.............................       10,055     10,055      4,610      4,610
Assets held in Separate
 Accounts........................   18,591,108 18,591,108 12,087,117 12,087,117
Liabilities
Investment contracts.............   12,984,105 12,631,543 11,390,901 10,858,564
Policy reserves on life insurance
 contracts.......................    2,836,323  2,733,486  2,699,605  2,463,904
Policyholders' dividend
 accumulations...................      348,027    348,027    335,388    335,388
Other policyholder funds.........       65,297     65,297     63,763     63,763
Liabilities related to Separate
 Accounts........................   18,591,108 18,052,362 12,087,117 11,671,987

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(9) ADDITIONAL FINANCIAL INSTRUMENTS DISCLOSURES

  Financial Instruments with Off-Balance-Sheet Risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

  Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $328,158 extending into 1996 were outstanding as of December 31, 1995.

  Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 20% (22% in 1994) in any geographic area and no more than 2% (2% in 1994) with any one borrower.

  The summary below depicts loans by remaining principal balance as of December 31, 1995:

                                                           APARTMENT
                               OFFICE  WAREHOUSE  RETAIL    & OTHER    TOTAL
                              -------- --------- --------- --------- ----------
1995:
  East North Central......... $138,965  101,925    514,995   175,213    931,098
  East South Central.........   28,642   15,266    180,858    82,383    307,149
  Mountain...................      --    17,219    141,537    45,274    204,030
  Middle Atlantic............  116,187   64,813    158,252    10,793    350,045
  New England................    9,559   39,525    148,449         1    197,534
  Pacific....................  183,206  241,857    378,024   105,419    908,506
  South Atlantic.............  106,246   73,541    446,800   278,265    904,852
  West North Central.........  133,899   14,205     78,065    36,651    262,820
  West South Central.........   69,140   92,594    190,299   267,268    619,301
                              --------  -------  --------- --------- ----------
                              $785,844  660,945  2,237,279 1,001,267  4,685,335
                              ========  =======  ========= =========
  Less valuation allowances
   and unamortized discount..                                            57,948
                                                                     ----------
    Total mortgage loans on
     real estate, net........                                        $4,627,387
                                                                     ==========

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

  The summary below depicts loans by remaining principal balance as of December 31, 1994:

                                                           APARTMENT
                               OFFICE  WAREHOUSE  RETAIL    & OTHER    TOTAL
                              -------- --------- --------- --------- ----------
1994:
  East North Central......... $107,852   98,778    520,407  183,812     910,849
  East South Central.........   29,352    8,864    124,973   76,186     239,375
  Mountain...................    3,150   13,028    141,068   37,695     194,941
  Middle Atlantic............   59,197   49,677    132,155   26,151     267,180
  New England................   10,536   43,282    134,894        4     188,716
  Pacific....................  188,878  214,013    379,919   68,029     850,839
  South Atlantic.............   84,860   76,420    399,170  203,233     763,683
  West North Central.........  126,779   11,766     77,370    3,803     219,718
  West South Central.........   51,013   78,551    180,460  189,612     499,636
                              --------  -------  ---------  -------  ----------
                              $661,617  594,379  2,090,416  788,525   4,134,937
                              ========  =======  =========  =======
    Less valuation allowances
     and unamortized
     discount................                                            53,143
                                                                     ----------
    Total mortgage loans on
     real estate, net........                                        $4,081,794
                                                                     ==========

(10) PENSION PLAN

  The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one thousand hours of service within a twelve-month period and who have met certain age requirements. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

  Effective January 1, 1995, the plan was amended to provide enhanced benefits for participants who met certain eligibility requirements and elected early retirement no later than March 15, 1995. The entire cost of the enhanced benefit was borne by NMIC and certain of its property and casualty insurance company affiliates.

  Effective December 31, 1995, the Nationwide Insurance Companies and Affiliates Retirement Plan was merged with the Farmland Mutual Insurance Company Employees' Retirement Plan and the Wausau Insurance Companies Pension Plan to form the Nationwide Insurance Enterprise Retirement Plan. Immediately prior to the merger, the plans were amended to provide consistent benefits for service after January 1, 1996. These amendments had no significant impact on the accumulated benefit obligation or projected benefit obligation as of December 31, 1995.

  Pension costs charged to operations by the Company during the years ended December 31, 1995, 1994 and 1993 were $11,383, $11,113 and $7,069, respectively.

  The Company's net accrued pension expense as of December 31, 1995 and 1994 was $1,392 and $1,853, respectively.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

  The net periodic pension cost for the Nationwide Insurance Companies and Affiliates Retirement Plan as a whole for the years ended December 31, 1995, 1994 and 1993 follows:

                                                  1995      1994      1993
                                                ---------  -------  --------
   Service cost (benefits earned during the
    period).................................... $  64,524   64,740    47,694
   Interest cost on projected benefit
    obligation.................................    95,283   73,951    70,543
   Actual return on plan assets................  (249,294) (21,495) (105,002)
   Net amortization and deferral...............   143,353  (62,150)   20,832
                                                ---------  -------  --------
                                                $  53,866   55,046    34,067
                                                =========  =======  ========

  Basis for measurements, net periodic pension cost:

                                                               1995  1994  1993
                                                               ----- ----- -----
   Weighted average discount rate............................. 7.50% 5.75% 6.75%
   Rate of increase in future compensation levels............. 6.25% 4.50% 4.75%
   Expected long-term rate of return on plan assets........... 8.75% 7.00% 7.50%

  Information regarding the funded status of the Nationwide Insurance Enterprise Retirement Plan as a whole as of December 31, 1995 (post-merger) and the Nationwide Insurance Companies and Affiliates Retirement Plan as of December 31, 1995 (pre-merger) and 1994 follows:

                                               POST-       PRE-
                                               MERGER     MERGER
                                                1995       1995       1994
                                             ----------  ---------  ---------
   Accumulated benefit obligation:
     Vested................................. $1,236,730  1,002,079    914,850
     Nonvested..............................     26,503      8,998      7,570
                                             ----------  ---------  ---------
                                             $1,263,233  1,011,077    922,420
                                             ==========  =========  =========
   Net accrued pension expense:
     Projected benefit obligation for
      services rendered to date............. $1,780,616  1,447,522  1,305,547
     Plan assets at fair value..............  1,738,004  1,508,781  1,241,771
                                             ----------  ---------  ---------
     Plan assets (less than) in excess of
      projected benefit obligation..........    (42,612)    61,259    (63,776)
     Unrecognized prior service cost........     42,845     42,850     46,201
     Unrecognized net (gains) losses........    (63,130)   (86,195)    39,408
     Unrecognized net obligation (asset) at
      transition............................     41,305    (19,841)   (21,994)
                                             ----------  ---------  ---------
                                             $  (21,592)    (1,927)      (161)
                                             ==========  =========  =========

  Basis for measurements, funded status of plan:

                                                  POST-MERGER PRE-MERGER
                                                     1995        1995    1994
                                                  ----------- ---------- -----
   Weighted average discount rate................    6.00%      6.00%    7.50%
   Rate of increase in future compensation
    levels.......................................    4.25%      4.25%    6.25%

  Assets of the Nationwide Insurance Enterprise Retirement Plan are invested in group annuity contracts of NLIC and ELICW. Prior to the merger, the assets of the Nationwide Insurance Companies and Affiliates Retirement Plan were invested in a group annuity contract of NLIC.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(11) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

  Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106--Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS 106), which requires the accrual method of accounting for postretirement life and health care insurance benefits based on actuarially determined costs to be recognized over the period from the date of hire to the full eligibility date of employees who are expected to qualify for such benefits.

  The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation as of January 1, 1993. Accordingly, a noncash charge of $28,997 ($18,848 net of related income tax benefit) was recorded in the 1993 consolidated statement of income as a cumulative effect of a change in accounting principle. See note 4. The adoption of SFAS 106, including the cumulative effect of the change in accounting principle, increased the expense for postretirement benefits by $32,143 to $33,115 in 1993. Certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

  The Company's accrued postretirement benefit expense as of December 31, 1995 and 1994 was $33,539 and $31,752, respectively, and the net periodic postretirement benefit cost (NPPBC) for 1995 and 1994 was $3,221 and $4,524, respectively.

  The amount of NPPBC for the plan as a whole for the years ended December 31, 1995, 1994 and 1993 was as follows:

                                                        1995     1994    1993
                                                       -------  ------  ------
   Service cost (benefits attributed to employee
    service during the year).........................  $ 6,235   8,586   7,090
   Interest cost on accumulated postretirement
    benefit obligation...............................   14,151  14,011  13,928
   Actual return on plan assets......................   (2,657) (1,622)    --
   Amortization of unrecognized transition obligation
    of affiliates....................................    2,966     568     568
   Net amortization and deferral.....................   (1,619)  1,622     --
                                                       -------  ------  ------
                                                       $19,076  23,165  21,586
                                                       =======  ======  ======

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

  Information regarding the funded status of the plan as a whole as of December 31, 1995 and 1994 follows:

                                                            1995       1994
                                                          ---------  --------
   Accrued postretirement benefit expense:
     Retirees............................................ $  88,680    76,677
     Fully eligible, active plan participants............    28,793    22,013
     Other active plan participants......................    90,375    59,089
                                                          ---------  --------
     Accumulated postretirement benefit obligation
      (APBO).............................................   207,848   157,779
     Plan assets at fair value...........................    54,325    49,012
                                                          ---------  --------
     Plan assets less than accumulated postretirement
      benefit obligation.................................  (153,523) (108,767)
     Unrecognized transition obligation of affiliates....     1,827     6,577
     Unrecognized net gains..............................    (1,038)  (41,497)
                                                          ---------  --------
                                                          $(152,734) (143,687)
                                                          =========  ========

  Actuarial assumptions used for the measurement of the APBO as of December 31, 1995 and 1994 and the NPPBC for 1995, 1994 and 1993 were as follows:

                                    1995     1995     1994     1994     1993
                                    APBO    NPPBC     APBO    NPPBC    NPPBC
                                  -------- -------- -------- -------- --------
Discount rate....................    6.75%       8%       8%       7%       8%
Assumed health care cost trend
 rate:
  Initial rate...................      11%      10%      11%      12%      14%
  Ultimate rate..................       6%       6%       6%       6%       6%
  Uniform declining period....... 12 Years 12 Years 12 Years 12 Years 12 Years

  The health care cost trend rate assumption has an effect on the amounts reported. For the plan as a whole, a one percentage point increase in the assumed health care cost trend rate would increase the APBO as of December 31, 1995 by $641 and the NPPBC for the year ended December 31, 1995 by $107.

(12) REGULATORY RISK-BASED CAPITAL, RETAINED EARNINGS AND DIVIDEND
RESTRICTIONS

  Each insurance company's state of domicile imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceed the minimum risk-based capital requirements.

  The combined statutory capital and surplus of NLIC and NLAIC, as adjusted for the reorganization described in note 1, as of December 31, 1995, 1994 and 1993 was $959,346, $902,469 and $817,739, respectively. The combined statutory net income of NLIC and NLAIC, as adjusted for the reorganization described in note 1, for the years ended December 31, 1995, 1994 and 1993 was $85,623, $72,537 and $179,287, respectively.

  The Company's insurance company subsidiaries are limited in their payment of dividends by the Department. As of December 31, 1995, the maximum amount available for dividend payment to NFS in 1996 by NLIC without prior approval is $88,485.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

  In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its stockholders.

  The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and stockholder dividends in the future.

(13) TRANSACTIONS WITH AFFILIATES

  The Company has inter-company agreements with affiliates that provide for the sharing of home office and other facilities, equipment and common management and administrative services.

  The Company participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or a stated period, the securities will be repurchased by the seller at the original sales price plus a price differential. Transactions under the agreements during 1995 and 1994 were not material.

  During 1993, the Company sold equity securities with a market value $190,013 to NMIC, resulting in a realized gain of $120,888. With the proceeds, the Company purchased securities with a market value of $189,719 and cash of $294 from NMIC.

  Intercompany reinsurance contracts exist between NLIC and NMIC and ELICW. Total premiums ceded to NMIC and ELICW, including premiums ceded under the reinsurance agreements discussed in note 1, were $332,454, $340,309 and $330,377 during 1995, 1994 and 1993, respectively.

  As discussed in note 1, the consolidated financial statements exclude certain subsidiaries of NLIC which NLIC will dividend to Nationwide Corp. on January 1, 1997. One of the excluded subsidiaries, ELICW, was purchased by NLIC effective December 31, 1994 in exchange for fixed maturity securities and cash with a fair value of $155,000. Because ELICW is excluded from the consolidated financial statements, the $155,000 purchase price is included in other charges to retained earnings in 1994.

  The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC) and California Cash Management Company (CCMC), both affiliates, under which NCMC and CCMC act as common agents in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC and CCMC were $18,602 and $95,218 as of December 31, 1995 and 1994, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

(14) BANK LINES OF CREDIT

  As of December 31, 1995 and 1994, NLIC had $120,000 of confirmed but unused bank lines of credit which support a $100,000 commercial paper borrowing authorization.

  In August 1996, NLIC, along with NMIC, entered into a $600,000 revolving credit facility which provides for a $600,000 loan over a five year term on a fully revolving basis with a group of national financial institutions. The credit facility provides for several and not joint liability with respect to any amount drawn by either NLIC or NMIC. NLIC and NMIC pay facility and usage fees to the financial institutions to maintain the revolving credit facility. All previously existing line of credit agreements were canceled.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(15) CONTINGENCIES

  The Company is a defendant in various lawsuits. In the opinion of management, the effects, if any, of such lawsuits are not expected to be material to the Company's financial position or results of operations.

(16) SEGMENT INFORMATION

  The Company has three primary segments: Variable Annuities, Fixed Annuities and Life Insurance. The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by the Company and independent investment managers, with the investment returns accumulating on a tax-deferred basis. The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. The Life Insurance segment consists of insurance products that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis. In addition, the Company reports corporate expenses and investments, and the related investment income supporting capital not specifically allocated to its product segments in a Corporate and Other segment. In addition, all realized gains and losses, investment management fees and other revenue earned from mutual funds other than the portion allocated to the variable annuity segment, and commissions and other income earned by the marketing and distribution companies are reported in the Corporate and Other segment.

  The following table summarizes the revenues and income before Federal income tax expense and cumulative effect of changes in accounting principles for the years ended December 31, 1995, 1994 and 1993 and assets as of December 31, 1995, 1994 and 1993, by business segment.

                                                 1995        1994       1993
                                              ----------- ---------- ----------
Revenues:
  Variable Annuities........................  $   189,071    132,687     94,831
  Fixed Annuities...........................    1,051,970    939,868    922,784
  Life Insurance............................      409,135    383,150    371,097
  Corporate and Other.......................      186,862    178,379    250,614
                                              ----------- ---------- ----------
                                              $ 1,837,038  1,634,084  1,639,326
                                              =========== ========== ==========
Income before Federal income tax expense and
 cumulative effect of changes in accounting
 principles:
  Variable Annuities........................       50,837     24,574     10,345
  Fixed Annuities...........................      137,000    138,950    105,926
  Life Insurance............................       67,590     53,046     49,667
  Corporate and Other.......................       25,743     23,893    109,818
                                              ----------- ---------- ----------
                                              $   281,170    240,463    275,756
                                              =========== ========== ==========
Assets:
  Variable Annuities........................   17,333,039 11,146,465  8,125,177
  Fixed Annuities...........................   13,005,104 11,445,675 10,343,551
  Life Insurance............................    3,027,420  3,752,283  2,554,076
  Corporate and Other.......................    4,388,593  3,310,429  3,270,455
                                              ----------- ---------- ----------
                                              $37,754,156 28,654,852 24,293,259
                                              =========== ========== ==========

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                               SEPTEMBER 30, 1996
                                (000'S OMITTED)


                              ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities (cost $11,766,599)................... $11,963,214
    Equity securities (cost $46,251)...............................      52,941
  Fixed maturity securities held-to-maturity, at amortized cost
   (fair value $5,983).............................................       5,854
  Mortgage loans on real estate, net...............................   5,140,401
  Real estate, net.................................................     235,525
  Policy loans.....................................................     364,131
  Other long-term investments......................................      59,742
  Short-term investments ..........................................      98,105
                                                                    -----------
                                                                     17,919,913
                                                                    -----------
Cash...............................................................      87,929
Accrued investment income..........................................     215,452
Deferred policy acquisition costs..................................   1,349,450
Other assets.......................................................     116,516
Assets held in Separate Accounts...................................  24,673,451
                                                                    -----------
                                                                    $44,362,711
                                                                    ===========
               LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits and claims.................................. $16,601,996
Policyholders' dividend accumulations..............................     358,003
Other policyholder funds...........................................      65,686
Accrued Federal income tax:
  Current..........................................................      36,868
  Deferred.........................................................     122,996
                                                                    -----------
                                                                        159,864
                                                                    -----------
Other liabilities..................................................     429,157
Liabilities related to Separate Accounts...........................  24,673,451
                                                                    -----------
                                                                     42,288,157
                                                                    -----------
Shareholder's equity:
  Class A common shares, no par value. Authorized     shares,
   no shares issued and outstanding................................         --
  Class B common shares, no par value. Authorized     shares,
   no shares issued and outstanding................................         --
  Additional paid-in capital.......................................     602,468
  Retained earnings................................................   1,357,571
  Unrealized gains on securities available-for-sale, net...........     114,515
                                                                    -----------
                                                                      2,074,554
                                                                    -----------
                                                                    $44,362,711
                                                                    ===========

     See accompanying notes to unaudited consolidated financial statements.

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                (000'S OMITTED)

                                                             1996       1995
                                                           ---------  ---------
Revenues:
  Investment product and universal life insurance product
   policy charges......................................... $ 283,274    208,142
  Traditional life insurance premiums.....................   151,057    151,408
  Net investment income................................... 1,009,618    954,457
  Realized gains on investments...........................     4,300      6,476
  Other income............................................    52,960     43,818
                                                           ---------  ---------
                                                           1,500,939  1,364,301
                                                           ---------  ---------
Benefits and expenses:
  Benefits and claims.....................................   867,652    827,926
  Provision for policyholders' dividends on participating
   policies...............................................    31,416     29,383
  Amortization of deferred policy acquisition costs.......    96,782     63,070
  Other operating expenses................................   252,229    221,799
                                                           ---------  ---------
                                                           1,248,079  1,142,228
                                                           ---------  ---------
    Income before Federal income tax expense..............   252,860    222,073
                                                           ---------  ---------
Federal income tax expense (benefit):
  Current.................................................    98,087     65,604
  Deferred................................................    (9,402)    11,477
                                                           ---------  ---------
                                                              88,685     77,081
                                                           ---------  ---------
    Net income............................................ $ 164,175    144,992
                                                           =========  =========

     See accompanying notes to unaudited consolidated financial statements.

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                  (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                (000'S OMITTED)

                                                                 UNREALIZED
                                                               GAINS (LOSSES)
                         CLASS A CLASS B ADDITIONAL            ON SECURITIES      TOTAL
                         COMMON  COMMON   PAID-IN   RETAINED   AVAILABLE-FOR- SHAREHOLDER'S
                         SHARES  SHARES   CAPITAL   EARNINGS     SALE, NET       EQUITY
                         ------- ------- ---------- ---------  -------------- -------------
1995:
  Balance, January 1,
   1995.................  $ --     --     602,468   1,003,057     (111,826)     1,493,699
  Dividends paid to
   shareholder..........    --     --         --       (8,450)         --          (8,450)
  Net income............    --     --         --      144,992          --         144,992
  Unrealized gains on
   securities available-
   for-sale, net........    --     --         --          --       249,296        249,296
  Other.................    --     --         --        8,692          --           8,692
                          -----    ---    -------   ---------     --------      ---------
  Balance, September 30,
   1995.................  $ --     --     602,468   1,148,291      137,470      1,888,229
                          =====    ===    =======   =========     ========      =========
1996:
  Balance, January 1,
   1996.................  $ --     --     602,468   1,188,804      318,781      2,110,053
  Dividends paid to
   shareholder..........    --     --         --       (2,000)         --          (2,000)
  Net income............    --     --         --      164,175          --         164,175
  Unrealized losses on
   securities available-
   for-sale, net........    --     --         --          --      (204,266)      (204,266)
  Other.................    --     --         --        6,592          --           6,592
                          -----    ---    -------   ---------     --------      ---------
  Balance, September 30,
   1996.................  $ --     --     602,468   1,357,571      114,515      2,074,554
                          =====    ===    =======   =========     ========      =========


     See accompanying notes to unaudited consolidated financial statements.

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                (000'S OMITTED)

                                                           1996         1995
                                                        -----------  ----------
Cash flows from operating activities:
  Net income..........................................  $   164,175     144,992
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Capitalization of deferred policy acquisition
     costs............................................     (313,703)   (220,916)
    Amortization of deferred policy acquisition
     costs............................................       96,782      63,070
    Amortization and depreciation.....................        6,317      15,790
    Realized gains on invested assets, net............       (4,861)     (6,775)
    Deferred Federal income tax (benefit) expense.....       (4,262)     11,897
    Increase in accrued investment income.............       (2,489)    (27,147)
    (Increase) decrease in other assets...............      (34,386)     20,266
    Increase in policy liabilities ...................      234,682      82,287
    Increase in policyholders' dividend
     accumulations....................................        9,976       9,169
    (Decrease) increase in accrued Federal income tax
     payable..........................................         (112)      3,950
    Increase in other liabilities.....................      177,072      39,624
    Other, net........................................       (3,888)     (3,125)
                                                        -----------  ----------
      Net cash provided by operating activities.......      325,303     133,082
                                                        -----------  ----------
Cash flows from investing activities:
  Proceeds from maturity of securities available-for-
   sale...............................................      917,365     385,741
  Proceeds from sale of securities available-for-
   sale...............................................      195,429      92,514
  Proceeds from maturity of fixed maturity securities
   held-to-maturity...................................          --      421,691
  Proceeds from repayments of mortgage loans on real
   estate.............................................      191,144     131,467
  Proceeds from sale of real estate...................       16,106      39,688
  Proceeds from repayments of policy loans and sale of
   other invested assets..............................       18,564      41,271
  Cost of securities available-for-sale acquired......   (1,020,036) (1,493,374)
  Cost of fixed maturity securities held-to-maturity
   acquired...........................................          --     (459,056)
  Cost of mortgage loans on real estate acquired......     (721,651)   (468,285)
  Cost of real estate acquired........................       (4,788)    (10,627)
  Policy loans issued and other invested assets
   acquired...........................................      (43,062)    (57,815)
                                                        -----------  ----------
      Net cash used in investing activities...........     (450,929) (1,376,785)
                                                        -----------  ----------
Cash flows from financing activities:
  Dividends paid to shareholder.......................       (2,000)     (8,450)
  Proceeds from affiliated companies..................        6,590       8,690
  Increase in investment product and universal life
   insurance product account balances.................    1,597,731   1,596,502
  Decrease in investment product and universal life
   insurance product account balances.................   (1,343,387)   (400,552)
                                                        -----------  ----------
      Net cash provided by financing activities.......      258,934   1,196,190
                                                        -----------  ----------
Net increase (decrease) in cash and cash equivalents..      133,308     (47,513)
Cash and cash equivalents, beginning of period........       52,726     138,940
                                                        -----------  ----------
Cash and cash equivalents, end of period..............  $   186,034      91,427
                                                        ===========  ==========

     See accompanying notes to unaudited consolidated financial statements.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                (000'S OMITTED)

(1) BASIS OF PRESENTATION

  Nationwide Financial Services, Inc. (NFS) is an insurance holding company which was formed in November 1996 and is a wholly owned subsidiary of Nationwide Corporation (Nationwide Corp.). The consolidated financial statements represent the results of Nationwide Life Insurance Company (NLIC) and subsidiaries (excluding certain subsidiaries and lines of business as discussed below) and three marketing and distribution companies as if they were consolidated with NFS for all periods presented. This presentation is based on Nationwide Corp.'s contribution of the common stock of those entities to NFS on January 1, 1997 in anticipation of the initial public offering of common stock of NFS described more fully in note 2 in exchange for all of the shares of Class B common stock of NFS. NFS had no operating activity and had no assets or liabilities as of September 30, 1996. NFS and the other companies whose results are included in the consolidated financial statements are collectively referred to as "the Company."

  Immediately preceding the contribution of NLIC's outstanding shares of common stock from Nationwide Corp. to NFS, NLIC will dividend the outstanding shares of common stock of West Coast Life Insurance Company, Employers Life Insurance Company of Wausau (ELICW) and National Casualty Company to Nationwide Corp. Accordingly, the accompanying unaudited consolidated financial statements do not reflect the assets, liabilities, results of operations and cash flows of those previously wholly owned subsidiaries of NLIC.

  During 1996, in anticipation of the restructuring described above, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to Nationwide Mutual Insurance Company, an affiliate, and ELICW effective January 1, 1996. Accordingly, the accompanying unaudited consolidated financial statements present the results of operations as if these reinsurance agreements were in place for all periods presented.

  In addition as part of the restructuring described above, NLIC anticipates obtaining regulatory approval to make distributions to NFS which will then
make distributions to Nationwide Corp. in amounts approximating $      in
total.

  The three marketing and distribution companies to be contributed by Nationwide Corp. to NFS are: Public Employees Benefit Services Corporation, NEA Valuebuilder Investor Services, Inc. and Nationwide Financial Institution Distributors Agency, Inc.

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited consolidated financial statements should be read in conjunction with the December 31, 1995 audited consolidated financial statements of NFS contained on pages F-3 through F-25 herein.

  The financial information included herein reflects all adjustments (all of which are normal and recurring in nature) which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations.

(2) INITIAL PUBLIC OFFERING

  The Company is currently planning an initial public offering of its Class A common stock (the Equity Offering) during the first quarter of 1997. After the Equity Offering, Nationwide Corp. will continue to own all of the shares of Class B common stock, which will represent approximately % of the voting stock of the Company.

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

  Shortly after the Equity Offering, the Company expects to consummate the public offering of $300,000 of senior notes due 2027. In addition, Nationwide Financial Services Capital Trust, an affiliate of the Company, expects to consummate the public offering of $100,000 of capital securities (collectively referred to as the Fixed Income Offerings).

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information....................................................    2
Prospectus Summary.......................................................    3
Risk Factors.............................................................   12
Use of Proceeds..........................................................   17
Recent History...........................................................   17
Capitalization...........................................................   18
Selected Consolidated Financial Data.....................................   19
Pro Forma Consolidated Financial Data....................................   21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   23
Business.................................................................   32
Management...............................................................   61
Ownership of Capital Stock...............................................   72
Certain Relationships and Related Transactions...........................   73
Description of Notes.....................................................   79
Description of Capital Stock.............................................   86
The Equity Offerings, the Note Offering and the Capital Securities Offer-
 ing.....................................................................   90
Underwriting.............................................................   91
Notice to Canadian Residents.............................................   92
Legal Matters............................................................   92
Experts..................................................................   93
Glossary of Selected Insurance Terms.....................................   94
Index to Consolidated Financial Statements...............................  F-1

                                 ------------

 UNTIL       , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                    [LOGO]

                             Nationwide Financial
                                Services, Inc.

                                 $300,000,000

                                 % Senior Notes
                                   Due 2027

                                  PROSPECTUS

                          Credit Suisse First Boston

                             Morgan Stanley & Co.
                                 Incorporated

                              Merrill Lynch & Co.


-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the offering of Notes pursuant to this Registration Statement that will be paid fully by the Registrant. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fee.

   Securities and Exchange Commission registration fee.............. $90,909.09
   NASD filing fee..................................................  30,500.00
   New York Stock Exchange listing fee..............................         *
   Blue Sky fees and expenses.......................................         *
   Legal fees and expenses..........................................         *
   Accounting fees and expenses.....................................         *
   Trustee fees and expenses........................................         *
   Printing, engraving and postage expenses.........................         *
   Miscellaneous....................................................         *
                                                                     ----------
     Total.......................................................... $       *
                                                                     ==========

--------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Directors and officers of the Company may be indemnified against liabilities, fines, penalties, and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law and the Company's Articles of Incorporation. Such indemnification covers all costs and expenses incurred by a director or officer. The Board of Directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and the Company's Certificate may under certain circumstances eliminate the liability of directors and officers in a stockholder or derivative proceeding.

  If the person involved is not a director or officer of the Company, the Board of Directors may cause the Company to indemnify to the same extent allowed for directors and officers of the Company such person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

  The Company has in force and effect a policy insuring the directors and officers of the Company against losses which they or any of them shall become legally obligated to pay for by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers, such coverage being limited by the specific terms and provisions of the insurance policy.

  Pursuant to the Underwriting Agreement, in the form filed as an exhibit to the Registration Statement, any Underwriters under the Underwriting Agreement will agree to indemnify the registrant's directors and officers and persons controlling the registrant within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities that might arise out of or based upon certain information furnished to the registrant by any such indemnifying party.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On December 11, 1996, the Registrant issued 1,000 shares of common stock to Nationwide Corporation in exchange for $1,000. This exchange is exempt from registration under the Securities Act pursuant to Section 4(2) thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

      *1.1  --Form of Underwriting Agreement
      *3.1  --Amended and Restated Certificate of Incorporation of Nationwide
             Financial Services, Inc.
      *3.2  --Amended and Restated Bylaws of Nationwide Financial Services,
             Inc.
      *4.1  --Form of Indenture
      *5.1  --Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
     *10.1  --Form of Intercompany Agreement among Nationwide Mutual Insurance
             Company, Nationwide Corporation and Nationwide Financial Services,
             Inc.
     *10.2  --Form of Tax Sharing Agreement among Nationwide Mutual Insurance
             Company, Nationwide Corporation and any corporation that may hereafter be a subsidiary of Nationwide Corporation
     *10.3  --Cost Sharing Agreement among the parties named therein
      10.4  --Modified Coinsurance Agreement between Nationwide Life Insurance
             Company and Nationwide Mutual Insurance Company
      10.5  --Modified Coinsurance Agreement between Employers Life Insurance
             Company of Wausau and Nationwide Life Insurance Company
     *10.6  --Revolving Credit Facility, dated August 12, 1996, among
             Nationwide Life Insurance Company, Nationwide Mutual Insurance
             Company, the banks named therein and Morgan Guaranty Trust Company of New York, the administrative agent
     *10.7  --Form of Lease Agreement between Nationwide Life Insurance Company and Nationwide Mutual Insurance Company
     *10.8  --Form of Nationwide Financial Services, Inc. Long-Term Equity
             Compensation Plan
     *10.9  --Executive Incentive Plan
     *10.10 --Management Incentive Plan
     *10.11 --Excess Benefit Plan of Nationwide Mutual Insurance Company
     *10.12 --Supplemental Benefit Plan of Nationwide Mutual Insurance Company
     *10.13 --Nationwide Salaried Employees Severance Pay Plan
     *10.14 --Deferred Compensation Program
     *10.15 --Directors Deferred Compensation Plan
      12.1  --Statements Regarding Computation of Ratios
      21.1  --List of Subsidiaries
      23.1  --Consent of KPMG Peat Marwick LLP
     *23.2  --Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (contained in
             Exhibit 5.1)
      24.1 --Power of Attorney (included with the signatures in Part II of this Registration Statement)
     *25.1  --Statement of Eligibility of Trustee
     *27.1  --Financial Data Schedule

 (b) Financial Statement Schedules
       Schedule I --Consolidated Summary of Investments--Other than Investments in Related Parties
     Schedule III --Supplementary Insurance Information
      Schedule IV --Reinsurance
       Schedule V --Valuation and Qualifying Accounts

--------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

  (c) The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS, STATE OF OHIO, ON DECEMBER 23, 1996.

                                          Nationwide Financial Services, Inc.

                                                  /s/ D. Richard McFerson
                                          By: _________________________________
                                                    D. RICHARD MCFERSON
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                         OFFICER--
                                              NATIONWIDE INSURANCE ENTERPRISE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON DECEMBER 23, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS AND CONSTITUTES JOSEPH J. GASPER, W. SIDNEY DRUEN AND MARK B. KOOGLER, AND EACH OF THEM, AS HIS OR HER ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, FOR HIM OR HER IN ANY AND ALL CAPACITIES, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON ANY AMENDMENT TO THIS REGISTRATION STATEMENT (INCLUDING ANY POST-EFFECTIVE AMENDMENT) AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, MAKING SUCH CHANGES IN THIS REGISTRATION STATEMENT AS THE PERSON SO ACTING DEEMS APPROPRIATE, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT, OR HIS OR HER SUBSTITUTE MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

              SIGNATURE                        TITLE

    /s/ D. Richard McFerson            Chairman and Chief Executive
-------------------------------------   Officer--Nationwide Insurance
      D. RICHARD MCFERSON               Enterprise and Director (Principal
                                        Executive Officer)

    /s/ Joseph J. Gasper               President and Chief Operating
-------------------------------------   Officer and Director
      JOSEPH J. GASPER

    /s/ Robert A. Oakley               Executive Vice President--Chief
-------------------------------------   Financial Officer (Principal
      ROBERT A. OAKLEY                  Financial Officer and Principal
                                        Accounting Officer)

    /s/ Arden L. Shisler               Director
-------------------------------------
      ARDEN L. SHISLER

    /s/ Henry S. Holloway              Director
-------------------------------------
      HENRY S. HOLLOWAY

    /s/ James F. Patterson             Director
-------------------------------------
      JAMES F. PATTERSON

    /s/ David O. Miller                Director
-------------------------------------
      DAVID O. MILLER

    /s/ Charles L. Fuellgraf, Jr.      Director
-------------------------------------
      CHARLES L. FUELLGRAF, JR.

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                           PAGE
                                                                           ----
 Independent Auditors' Report on Financial Statement Schedules...........  S-2
 Schedule I   Consolidated Summary of Investments--Other Than
              Investments In Related Parties as of December 31, 1995....   S-3
 Schedule III Supplementary Insurance Information for the years ended
              December 31, 1995, 1994 and 1993..........................   S-4
 Schedule IV  Reinsurance as of December 31, 1995, 1994 and 1993 and for
              each of the years then ended..............................   S-5
 Schedule V   Valuation and Qualifying Accounts for the years ended
              December 31, 1995, 1994
              and 1993..................................................   S-6

  All other schedules are omitted because they are not applicable, or not required, or because the required information has been included in the consolidated financial statements of notes thereto.

  WHEN THE TRANSACTIONS REFERRED TO IN NOTE 1 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                                          KPMG Peat Marwick LLP

                         INDEPENDENT AUDITORS' REPORT
                       ON FINANCIAL STATEMENT SCHEDULES

The Board of Directors
Nationwide Financial Services, Inc. :

  Under date of January   , 1997, we reported on the consolidated balance
sheets of Nationwide Financial Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995, which are included in the prospectus.

  As discussed in note 1 to the consolidated financial statements, the Company was formed in November 1996 as a holding company for Nationwide Life Insurance Company and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. The consolidated financial statements are presented as if these companies were consolidated for all periods presented.

  In 1994, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In 1993, the Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

  In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules included in the registration statement. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

  In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Columbus, Ohio
January   , 1997

                                                                     SCHEDULE I

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED SUMMARY OF INVESTMENTS--
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                                (IN THOUSANDS)

                            AS OF DECEMBER 31, 1995

               COLUMN A                 COLUMN B    COLUMN C      COLUMN D
               --------                ----------- ----------- ---------------
                                                               AMOUNT AT WHICH
                                                                SHOWN IN THE
                                                                CONSOLIDATED
          TYPE OF INVESTMENT              COST        VALUE     BALANCE SHEET
          ------------------           ----------- ----------- ---------------
Fixed maturity securities available-
 for-sale:
  Bonds:
    United States government and
     government agencies and
     authorities...................... $ 3,673,177 $ 3,846,921   $ 3,846,921
    States, municipalities and
     political subdivisions...........       8,655       9,859         9,859
    Foreign governments...............     101,414     105,734       105,734
    Public utilities..................   1,818,074   1,900,831     1,900,831
    All other corporate bonds.........   6,271,550   6,632,533     6,632,533
                                       ----------- -----------   -----------
      Total fixed maturity securities
       available-for-sale............. $11,872,870 $12,495,878   $12,495,878
                                       ----------- -----------   -----------
Equity securities available-for-sale:
  Common stocks:
    Industrial, miscellaneous and all
     other............................ $    30,845 $    37,223   $    37,223
  Nonredeemable preferred stock.......         389         347           347
                                       ----------- -----------   -----------
      Total equity securities
       available-for-sale............. $    31,234 $    37,570   $    37,570
                                       ----------- -----------   -----------
Fixed maturity securities held-to-ma-
 turity:
  Bonds:
    United States government and gov-
     ernment agencies and authori-
     ties............................. $     5,720 $     5,989   $     5,720
                                       ----------- -----------   -----------
      Total fixed maturity securities
       held-to-maturity............... $     5,720 $     5,989   $     5,720
                                       ----------- -----------   -----------
Mortgage loans on real estate, net.... $ 4,678,891               $ 4,627,387(1)
Real estate, net:
  Investment properties...............     208,961                   167,753(1)
  Acquired in satisfaction of debt....      76,782                    61,689(1)
Policy loans..........................     336,356                   336,356
Other long-term investments...........      66,421                    61,989(2)
Short-term investments................      42,671                    42,671
                                       -----------               -----------
      Total investments............... $17,319,906               $17,837,013
                                       ===========               ===========

--------
See accompanying independent auditors' report.
(1) Difference from Column B is primarily due to accumulated depreciation and valuation allowances due to impairments on real estate and valuation allowances due to impairments on mortgage loans on real estate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 5 to the consolidated financial statements.
(2) Difference from Column B is primarily due to operating losses of investments in limited partnerships.

                                                                   SCHEDULE III

             NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                      SUPPLEMENTARY INSURANCE INFORMATION
                                (IN THOUSANDS)
  AS OF DECEMBER 31, 1995, 1994 AND 1993 AND FOR EACH OF THE YEARS THEN ENDED

     COLUMN A       COLUMN B        COLUMN C     COLUMN D  COLUMN E  COLUMN F  COLUMN G    COLUMN H    COLUMN I   COLUMN J
     --------      -----------  ---------------- -------- ---------- -------- ----------  ---------- ------------ ---------
                                     FUTURE                 OTHER
                                POLICY BENEFITS,            POLICY                        BENEFITS,  AMORTIZATION
                    DEFERRED        LOSSES,               CLAIMS AND             NET        CLAIMS   OF DEFERRED    OTHER
                     POLICY        CLAIMS AND    UNEARNED  BENEFITS           INVESTMENT  LOSSES AND    POLICY    OPERATING
                   ACQUISITION        LOSS       PREMIUMS  PAYABLE   PREMIUM    INCOME    SETTLEMENT ACQUISITION  EXPENSES
     SEGMENT          COSTS         EXPENSES       (1)       (2)     REVENUE     (3)       EXPENSES     COSTS        (3)
     -------       -----------  ---------------- -------- ---------- -------- ----------  ---------- ------------ ---------
1995:
Variable
Annuities........  $  571,283     $       --               $    --   $    --  $  (19,886) $    2,881   $26,264    $109,089
Fixed Annuities..     221,111      13,976,367                   455    32,774    934,266     804,980    29,499      80,260
Life Insurance...     366,876       1,898,641               383,983   166,332    158,299     201,986    31,021      68,832
Corporate and
Other ...........    (138,914)        238,351                28,886       --     221,354     105,646    (4,089)     59,562
                   ----------     -----------              --------  -------- ----------  ----------   -------    --------
 Total...........  $1,020,356     $16,113,359              $413,324  $199,106 $1,294,033  $1,115,493   $82,695    $317,743
                   ==========     ===========              ========  ======== ==========  ==========   =======    ========
1994:
Variable
Annuities........     395,397             --                    --        --     (14,982)      2,277    22,135      83,701
Fixed Annuities..     198,639      12,409,955                   240    20,134    839,293     702,082    29,849      69,975
Life Insurance...     327,079       1,806,762               371,984   156,524    153,393     191,006    29,495      69,861
Corporate and
Other............      74,445         233,569                26,927       --     233,107      97,302     4,089      53,095
                   ----------     -----------              --------  -------- ----------  ----------   -------    --------
 Total...........  $  995,560     $14,450,286              $399,151  $176,658 $1,210,811  $  992,667   $85,568    $276,632
                   ==========     ===========              ========  ======== ==========  ==========   =======    ========
1993:
Variable
Annuities........     270,369             --                    --        --      (8,411)      1,405    15,015      68,066
Fixed Annuities..     189,449      11,296,014                 1,752    35,341    807,434     712,288    28,276      75,987
Life Insurance...     299,121       1,703,700               359,880   153,044    152,428     184,018    26,929      67,765
Corporate and
Other............       4,836         212,739                26,461       --     179,793      84,447       --       56,349
                   ----------     -----------              --------  -------- ----------  ----------   -------    --------
 Total...........  $  763,775     $13,212,453              $388,093  $188,385 $1,131,244  $  982,158   $70,220    $268,167
                   ==========     ===========              ========  ======== ==========  ==========   =======    ========
     COLUMN A      COLUMN K
     --------      --------
                   PREMIUMS
     SEGMENT       WRITTEN
     -------       --------
1995:
Variable
Annuities........
Fixed Annuities..
Life Insurance...
Corporate and
Other ...........
 Total...........
1994:
Variable
Annuities........
Fixed Annuities..
Life Insurance...
Corporate and
Other............
 Total...........
1993:
Variable
Annuities........
Fixed Annuities..
Life Insurance...
Corporate and
Other............
 Total...........

----
See accompanying independent auditors' report.
(1) Unearned premiums are included in Column C amounts.
(2) Column E agrees to the sum of Balance Sheet captions, "Policyholders' dividend accumulations" and "Other policyholder funds."
(3) Allocations of net investment income and certain general expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

                                                                     SCHEDULE IV

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  REINSURANCE
                                 (IN THOUSANDS)

                     AS OF DECEMBER 31, 1995, 1994 AND 1993
                      AND FOR EACH OF THE YEARS THEN ENDED

        COLUMN A           COLUMN B   COLUMN C   COLUMN D   COLUMN E    COLUMN F
        --------         ------------ --------- ---------- ---------- -------------
                                                                      PERCENTAGE OF
                                      CEDED TO   ASSUMED                 AMOUNT
                                        OTHER   FROM OTHER               ASSUMED
                         GROSS AMOUNT COMPANIES COMPANIES  NET AMOUNT    TO NET
                         ------------ --------- ---------- ---------- -------------
As of December 31, 1995
  Life insurance in
   force................ $41,087,025  8,935,743  391,174   32,542,456      1.2%
                         ===========  =========  =======   ==========     =====
Year end December 31,
1995
Insurance Premiums
  Life insurance........ $   238,296     24,228    2,209      216,277      1.0%
  Accident and health
   insurance............     298,058    313,036   14,978          --        N/A
                         -----------  ---------  -------   ----------     -----
    Total insurance
     premiums........... $   536,354    337,264   17,187      216,277      7.9%
                         ===========  =========  =======   ==========     =====
As of December 31, 1994
  Life insurance in
   force................ $35,926,633  7,550,623  829,742   29,205,752      2.8%
                         ===========  =========  =======   ==========     =====
Year ended December 31,
 1994
Insurance premiums
  Life insurance........ $   214,348     21,923    2,865      195,290      1.5%
  Accident and health
   insurance............     303,435    321,696   18,261          --        N/A
                         -----------  ---------  -------   ----------     -----
    Total insurance
     premiums........... $   517,783    343,619   21,126      195,290     10.8%
                         ===========  =========  =======   ==========     =====
As of December 31, 1993
  Life insurance in
   force................ $31,786,704  6,795,712  884,709   25,875,701      3.4%
                         ===========  =========  =======   ==========     =====
Year ended December 31,
 1993
Insurance premiums
  Life insurance........ $   223,811     20,090    2,609      206,330      1.3%
  Accident and health
   insurance............     274,793    281,786    6,993          --        N/A
                         -----------  ---------  -------   ----------     -----
    Total insurance
     premiums........... $   498,604    301,876    9,602      206,330      4.7%
                         ===========  =========  =======   ==========     =====

--------
See accompanying independent auditors' report.
Note: The life insurance caption represents principally premiums for traditional life, group life and limited payment products and excludes deposits on universal life products and investment contracts.

                                                                      SCHEDULE V

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                (000'S OMITTED)

        COLUMN A         COLUMN B       COLUMN C         COLUMN D      COLUMN E
        --------         --------- ------------------- ------------- -------------
                          BALANCE
                            AT     CHARGED TO CHARGED
                         BEGINNING COSTS AND  TO OTHER                BALANCE AT
DESCRIPTION              OF PERIOD  EXPENSES  ACCOUNTS DEDUCTIONS(1) END OF PERIOD
-----------              --------- ---------- -------- ------------- -------------
1995:
Valuation allowances--
 fixed maturity
 securities.............  $   --    $ 8,908     $--       $ 8,908       $   --
Valuation allowances--
 mortgage loans on real
 estate.................   46,381     7,433      --         4,686        49,128
Valuation allowances--
 real estate............   27,330    (1,511)     --           --         25,819
1994:
Valuation allowances--
 fixed maturity
 securities.............    4,800    (4,800)     --           --            --
Valuation allowances--
 mortgage loans on real
 estate.................   42,150    20,445      --        16,214        46,381
Valuation allowances--
 real estate............   31,357    (4,027)     --           --         27,330
1993:
Valuation allowances--
 fixed maturity
 securities.............    3,800     1,000      --           --          4,800
Valuation allowances--
 mortgage loans on real
 estate.................   31,872    28,187      --        17,909        42,150
Valuation allowances--
 real estate............   35,471    (4,114)     --           --         31,357
Valuation allowances--
 other long-term
 investments............      700      (700)     --           --            --

--------
See accompanying independent auditors' report.
(1) Amounts represent direct write-downs charged against the valuation allowance.

                                 EXHIBIT INDEX

 EXHIBITS
 --------
   *1.1   --Form of Underwriting Agreement
   *3.1   --Amended and Restated Certificate of Incorporation of Nationwide
           Financial Services, Inc.
   *3.2   --Amended and Restated Bylaws of Nationwide Financial Services, Inc.
   *4.1   --Form of Indenture
   *5.1   --Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
  *10.1   --Form of Intercompany Agreement among Nationwide Mutual Insurance
           Company, Nationwide Corporation and Nationwide Financial Services,
           Inc.
  *10.2   --Form of Tax Sharing Agreement among Nationwide Mutual Insurance
           Company, Nationwide Corporation and any corporation that may hereafter be a subsidiary of Nationwide Corporation
  *10.3   --Cost Sharing Agreement among the parties named therein
   10.4   --Modified Coinsurance Agreement between Nationwide Life Insurance
           Company and Nationwide Mutual Insurance Company
   10.5   --Modified Coinsurance Agreement between Employers Life Insurance
           Company of Wausau and Nationwide Life Insurance Company
  *10.6   --Revolving Credit Facility, dated August 12, 1996, among Nationwide
           Life Insurance Company, Nationwide Mutual Insurance Company, the
           banks named therein and Morgan Guaranty Trust Company of New York, the adminstrative agent
  *10.7   --Form of Lease Agreement between Nationwide Life Insurance Company and Nationwide Mutual Insurance Company
  *10.8   --Form of Nationwide Financial Services, Inc. Long-Term Equity
           Compensation Plan
  *10.9   --Executive Incentive Plan
  *10.10  --Management Incentive Plan
  *10.11  --Excess Benefit Plan of Nationwide Mutual Insurance Company
  *10.12  --Supplemental Benefit Plan of Nationwide Mutual Insurance Company
  *10.13  --Nationwide Salaried Employees Severance Pay Plan
  *10.14  --Deferred Compensation Program
  *10.15  --Directors Deferred Compensation Plan
   12.1   --Statements Regarding Computation of Ratios
   21.1   --List of Subsidiaries
   23.1   --Consent of KPMG Peat Marwick LLP
  *23.2   --Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (contained in
           Exhibit 5.1)
   24.1   --Power of Attorney (included with the signatures in Part II of this
           Registration Statement)
  *25.1   --Statement of Eligibility of Trustee
  *27.1   --Financial Data Schedule

--------
* To be filed by amendment